Post Qualification Offering Circular Amendment No. 2

File No. 024-12158

As filed with the Securities and Exchange Commission on December 6, 2023

PART II AND III

EXPLANATORY NOTE

This is a post-qualification amendment to an offering statement on Form 1-A filed by Infinity Bancorp (the “Offering Statement”). The Offering Statement was initially qualified by the United States Securities and Exchange Commission on May 2, 2023. Post-Qualification Amendment No. 1 disclosed the extension of the Offering to April 30, 2024. This Post-Qualification Amendment No. 2 is filed for the purpose of updating the Offering Statement to reflect the results of a stock buy-back which closed on October 31, 2023 and to include audited financial statements as of December 31, 2022 and unaudited financial statements as of September 30, 2023. The effect of the stock buy-back is shown on page 9, “Stock Buy-Back” as well as the Pro Forma Capitalization and Capital Ratios sections on pages 30 and 31. Accordingly, this Post-Qualification Amendment No. 2 consists of an updated Part I, this Explanatory Note, Part II (amending and restating the Offering Statement), and Part III (updated Subscription Agreement [Exhibit 4], updated Employment Agreements (Exhibits 6.3 and 6.4], adding Change of Control Severance Agreements [Exhibits 6.7, 6.8, and 6.9], updated Consent of Independent Auditor [Exhibit 11.1], and updated Attorney Opinion [Exhibit 12].

PART II - INFORMATION REQUIRED IN OFFERING CIRCULAR

Post Qualification Offering Amendment No. 2 dated December 6, 2023

An offering statement pursuant to Regulation A+ relating to these securities has been filed with the United States Securities and Exchange Commission (the “SEC”). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. Infinity Bancorp may elect to satisfy its obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of the Bancorp’s sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Post Qualification Offering Circular Amendment No. 2

File No. 024-12158

EXPLANATORY NOTE

This is a post-qualification amendment to an offering statement on Form 1-A filed by Infinity Bancorp (the “Offering Statement”). The Offering Statement was initially qualified by the United States Securities and Exchange Commission on May 2, 2023. Post-Qualification Amendment No. 1 disclosed the extension of the Offering to April 30, 2024. This Post-Qualification Amendment No. 2 is filed for the purpose of updating the Offering Statement to reflect the results of a stock buy-back which closed on October 31, 2023 and to include audited financial statements as of December 31, 2022 and unaudited financial statements as of September 30, 2023. The effect of the stock buy-back is shown on page 9, “Stock Buy-Back” as well as the Pro Forma Capitalization and Capital Ratios sections on pages 30 and 31. Accordingly, this Post-Qualification Amendment No. 2 consists of an updated Part I, this Explanatory Note, Part II (amending and restating the Offering Statement), and Part III (updated Subscription Agreement [Exhibit 4], updated Employment Agreements (Exhibits 6.3 and 6.4], adding Change of Control Severance Agreements [Exhibits 6.7, 6.8, and 6.9], updated Consent of Independent Auditor [Exhibit 11.1], and updated Attorney Opinion [Exhibit 12].

Part II – Offering Circular

INFINITY BANCORP

6 Hutton Centre Drive, Suite 100

Santa Ana, California 92707

OFFERING CIRCULAR

December 6, 2023

Offering under Tier 1 of Regulation A+ of the Securities and Exchange Commission

800,000 Shares of Common Stock, No Par Value, $12.50 per Share

Offering Amount: Up to $10,000,000

Sales will be made to Accredited Investors Only

This Post-Qualification Offering Circular Amendment No. 2 (“Offering Circular Amendment No. 2”) amends the offering circular of Infinity Bancorp dated July 6, 2023, as qualified on May 2, 2023, and as may be amended and supplemented from time to time (“Offering Circular”), to add, update and/or replace information contained in the Offering Circular. Unless otherwise defined below, capitalized terms used herein shall have the same meanings as set forth in the Offering Circular. See “Incorporation by Reference of Offering Circular” below.

The “Company”, “we”, “us” or “our” in this Offering Circular refer to Infinity Bancorp unless the context indicates otherwise.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Please note that any statement that we make in this Offering Circular Amendment No. 2 (or have made in the Offering Circular) will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement or post-qualification amendment.

The Offering Circular is amended and restated to read as follows:

1

OFFERING CIRCULAR	ACCREDITED INVESTORS ONLY

INFINITY BANCORP

6 Hutton Centre Drive, Suite 100

Santa Ana, California 92707

(657) 223-1000

Offering under Tier I of Regulation A+ of the Securities and Exchange Commission

800,000 Shares of Common Stock, No Par Value, $12.50 per Share

Offering Amount: Up to $10,000,000

Minimum Purchase Amount: 20,000 Shares for $250,000

Sales will be made to Accredited Investors Only

Infinity Bancorp, a California corporation (the “Bancorp”) and holding company for Infinity Bank, its wholly owned subsidiary (the “Bank”), is hereby offering for sale in an offering (the “Offering”) to accredited investors only under Tier I of Regulation A+ of the U.S. Securities and Exchange Commission (the “SEC”), up to 800,000 shares of the Bancorp’s common stock, no par value (the “Shares”) for a fixed purchase price of $12.50 per Share , for a total offering amount of up to $10,000,000. There is no minimum required sale amount for the Offering.

The Bancorp is offering the Shares to accredited investors only under an exemption from registration under Regulation A+ under the Securities Act of 1933 (the “Securities Act”) and the Limited Offering Exemption Notice pursuant to Section 25102(f) of the California Corporations Code. For the definition of “accredited investors,” and the requirements of Section 25102(f) of the California Corporations Code, see “WHO MAY INVEST IN THE OFFERING” beginning on page 24.

THE SEC DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THE SHARES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC. HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SHARES ARE EXEMPT FROM REGISTRATION.

This Offering is made pursuant to Tier I of Regulation A+ of the SEC and Section 25102(f) of the California Corporations Code.

Investing in the Shares involves certain risks. Possible subscribers should read the section entitled “RISK FACTORS” beginning on page 14 of this Offering Circular (this “Offering Circular”), and the rest of the information provided herein before making any investment decision.

	Price to Public	Underwriting Discount and Commissions[1]	Proceeds to Issuer[2]	Proceeds to Other Persons
Per Share	$12.50	0	$12.50	0
Total Minimum	$0.00	0	$0.00	0
Total Maximum	$10,000,000.00	0	$10,000,000.00	0

The date of this Offering Circular is December 6, 2023

See footnotes to table on next page.

Footnotes to table on prior page:

1            The Bancorp is offering the Shares in this non-public offering on a “best efforts” basis solely through the Bancorp’s and the Bank’s officers and directors. The Bancorp’s and the Bank’s officers and directors are not entitled to receive any discounts or commissions for selling such Shares, but may be reimbursed for reasonable expenses they incur, if any.

2            If the Offering is consummated and all 800,000 Shares offered hereby are sold, the gross proceeds from the sale of those Shares at $12.50 per share would be $10,000,000, and the net proceeds would be approximately $9,892,000 after giving effect to estimated expenses in connection with the Offering of approximately $108,000, including, but not limited to, printing and copying costs, legal fees, accounting fees, filing fees, postage, and other miscellaneous costs and expenses, including meeting expenses. Notwithstanding the foregoing, the Bancorp can provide no assurances as to the total number of Shares that may be sold or the amount of expenses to be paid.

THE SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (THE “FDIC”), THE CALIFORNIA DEPARTMENT OF FINANCIAL PROTECTION AND INNOVATION (THE “DFPI”), OR THE CALIFORNIA DEPARTMENT OF CORPORATIONS (THE “CDOC”), NOR HAS THE FDIC, THE DFPI, OR THE CDOC PASSED ON THE ADEQUACY OR ACCURACY OF THIS OFFERING CIRCULAR.

This Offering commenced on May 7, 2022. Before any sales were completed, the Bancorp elected to delay additional sales efforts until completing a stock buy-back (see “Stock Buy-Back” on page 9). The Stock Buy-Back was completed on October 31, 2023. Sales under this Offering are now continuing. This Offering will terminate at 4:00 p.m., Pacific time, on April 30, 2024, unless terminated earlier by us in our sole discretion. (See “Plan of Distribution” on page 27).

There are no selling shareholders offering any shares of Common Stock of the Bancorp. No proceeds from the Offering shall be released to the Bancorp until the Offering is closed. The Bancorp will pay all of the expenses of the Offering.

THIS OFFERING CIRCULAR FOLLOWS THE OFFERING CIRCULAR FORMAT DESCRIBED IN PART II OF SEC FORM 1-A.

The estimated offering expenses of $108,000 include expenses of filing on the SEC’s EDGAR system and other printing and copying costs of $28,000, legal fees of $25,000, accounting fees of $45,000, transfer agent fees of $2,500, filing fees of $500, postage and mailing costs of $4,500, and miscellaneous costs and expenses, including expenses for meals and meetings with possible investors, of $2,500. All of these expenses are estimates only and the actual offering expenses may be higher or lower than anticipated.

Once a subscriber’s subscription agreement has been received by the Bancorp, it may not be revoked. All proceeds from the sale will be held by the Bank in a specially designated, non-interest-bearing stock subscription account at the Bank (the “Stock Subscription Account”).

NO FUNDS SHALL BE RELEASED TO THE BANCORP FROM THE STOCK SUBSCRIPTION ACCOUNT UNTIL THE BANCORP HAS CLOSED THE OFFERING. NO MINIMUM AMOUNT MUST BE RAISED BEFORE THE OFFERING IS CLOSED. THE PRINCIPAL PURPOSES OF THIS OFFERING ARE TO PROVIDE FUNDS TO RETIRE THE LOAN FROM TIB, NATIONAL ASSOCIATION TO COVER THE COST OF THE STOCK BUY-BACK (SEE “STOCK BUY-BACK” ON PAGE 9) AND TO RAISE WORKING CAPITAL TO SUPPORT THE GROWTH OF THE BANCORP AND THE BANK.

Possible subscribers should only rely on the information contained in this Offering Circular when making a decision to purchase the Shares. No one else is authorized to provide possible subscribers with different information. The Bancorp is not offering to sell nor soliciting an offer to buy the Shares in any state or to any person where the offer or solicitation is prohibited.

PROSPECTIVE INVESTORS ARE NOT TO CONSTRUE THE CONTENTS OF THIS OFFERING CIRCULAR AS LEGAL, BUSINESS OR TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN ATTORNEY, BUSINESS ADVISER AND TAX ADVISER AS TO LEGAL, BUSINESS, TAX AND RELATED MATTERS CONCERNING THE SHARES.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

Forward-Looking Information

This Offering Circular contains certain “forward-looking statements” about the Bancorp and the Bank within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, strategies, goals, and projections and including statements about our expectations regarding our operating expenses, profitability, allowance for credit losses, net interest margin, net interest income, deposit growth, loan and lease portfolio growth and production, maintaining capital adequacy, liquidity, goodwill, and interest rate risk management. All statements contained in this Offering Circular that are not clearly historical in nature are forward-looking, and the words “anticipate,” “assume,” “intend,” “believe,” “forecast,” “expect,” “estimate,” “plan,” “continue,” “will,” “should,” “look forward” and similar expressions are generally intended to identify forward-looking statements. You should not place undue reliance on these statements as they involve risks, uncertainties, and contingencies, many of which are beyond the Bancorp’s control, which may cause actual results, performance, or achievements to differ materially from those expressed in them. Actual results could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties more fully described under “RISK FACTORS”, beginning on page 14 of this Offering Circular. Factors that might cause such differences include, but are not limited to:

•	Continued deterioration in general business and economic conditions could adversely affect the Bank’s revenues and the values of its assets and liabilities, lead to a tightening of credit and increased volatility in the price of the Bancorp’s common stock;
•	the ability of the Bancorp and the Bank to compete effectively against other financial service providers;
•	the impact of changes in interest rates or levels of market activity, especially on the fair value of the Bank’s loan and investment portfolios;
•	deterioration, weaker than expected improvement, or other changes in the state of the economy or the markets in which the Bank conducts business, which may affect the ability of borrowers to repay their loans from the Bank and the value of real property or other property held as collateral for such loans;
•	changes in credit quality, including the magnitude of individual loan losses, and the effect of credit quality on the Bank’s provision for credit losses and allowance for credit losses;
•	the Bank’s ability to attract deposits and other sources of funding or liquidity;
•	the need to retain capital for strategic or regulatory reasons;
•	compression of the net interest margin due to changes in the interest rate environment, forward yield curves, loan products offered, spreads on newly originated loans and leases, changes in asset or liability mix, and/or changes to the cost of deposits and borrowings;
•	reduced demand for the Bank’s services due to strategic or regulatory reasons or reduced demand for the Bank’s products due to legislative changes;
•	the ability of the Bancorp and the Bank to successfully execute on initiatives relating to enhancements of their respective technology infrastructures;
•	legislative or regulatory requirements or changes, including an increase of capital requirements, and increased political and regulatory uncertainty;
•	the impact on the reputation and business of the Bancorp and the Bank from their interactions with business partners, counterparties, service providers and other third parties;
•	higher than anticipated increases in operating expenses;
•	a deterioration in the overall macroeconomic conditions or the state of the banking industry;
•	the effectiveness of the Bancorp’s and the Bank’s risk management framework and quantitative models;
•	the costs and effects of legal, compliance, and regulatory actions, changes and developments;
•	the impact of changes made to tax laws affecting the Bancorp’s and the Bank’s business, including the disallowance of tax benefits by tax authorities and/or changes in tax filing jurisdictions or entity classifications; and
•	the Bancorp’s and the Bank’s success at managing risks involved in the foregoing items and all other risk factors described in our audited consolidated financial statements, and other risk factors described in this Offering Circular.

All forward-looking statements included in this Offering Circular are based on information available at the time the statement is made. The Bancorp is under no obligation to (and expressly disclaim any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

QUESTIONS AND ANSWERS ABOUT THE OFFERING

If I am not an accredited investor, may I purchase shares in the Offering?

No.  The Offering is being made only to accredited investors and investors who satisfy the requirements of Section 25102(f) of the California Corporations Code. See “WHO MAY INVEST IN THE OFFERING” beginning on page 24.

Is there any limit on the number of Shares a subscriber may purchase in the Offering?

It is presently anticipated that no subscriber will be permitted to purchase that number of Shares which, when added to any existing shares of common stock of the Bancorp owned by such subscriber, would exceed 9.9% of the total amount of issued and outstanding shares of the Bancorp upon close of the Offering. The Bancorp is imposing this 9.9% restriction to ensure that no subscriber acquires 10% or more of the outstanding shares, which would require the filing by the subscriber with the Federal Reserve Board of a Notice of Change in Control (“Notice”) at least 60 days in advance of such acquisition and the Federal Reserve Board’s decision after processing the Notice not to disapprove the acquisition of control.

The Bancorp presently has 2,734,586 shares of common stock issued and outstanding. If 800,000 Shares are sold in this Offering, there will be 3,534,586 total shares issued and outstanding. To ensure that no subscriber acquires 10% or more of the outstanding shares, no subscriber will be permitted to purchase that number of shares which, when added to any existing shares owned by such subscriber, including the subscriber’s vested stock options, would be more than 10% of the total of outstanding shares of the Bancorp after completion of the Offering. As a result of the Stock Buy-Back (see page 9), even if all 800,000 shares are sold in this Offering, one existing shareholder’s ownership percentage, including his vested stock options, will exceed 10% of the outstanding shares after the Offering, and another shareholder’s percentage of ownership will exceed 10% if we sell less than 400,000 shares in this Offering. One or both such existing shareholders, whose ownership equals or exceeds 10% after the Offering, will have until January 29, 2024, which is 90 days after the completion of the Stock Buy-Back on October 31, 2023, to file a Notice with the Federal Reserve Board.

Is there a minimum amount that I must purchase in the Offering?

Yes, the minimum amount that must be purchased by a subscriber is 20,000 shares for $250,000, unless a lesser amount is approved for any investor by the Board of Directors of the Bancorp in its discretion (for Executive Officers and for others where special circumstances are involved).

Must a minimum number of Shares be purchased before the Offering may be closed?

No, the Offering may be closed by the Bancorp at any time without notice without any minimum number of Shares having been sold.

To whom may subscribers direct questions or send forms and payment?

If any subscriber has questions about the Offering, the subscriber should direct those questions to Victor E. Guerrero II, President/Chief Operating Officer, 6 Hutton Centre Drive, Suite 100, Santa Ana, California 92707 (telephone: 657-223-1000, email: victor@goinfinitybank.com).

Subscribers should direct their payments for the Shares to Infinity Bancorp, Attention: Victor E. Guerrero II, President and Chief Operating Officer, 6 Hutton Centre Drive, Suite 100, Santa Ana, California 92707.

What is the Bancorp’s authority for the Offering?

The Bancorp is offering an aggregate of up to 800,000 Shares for purchase in the Offering to accredited investors only under an exemption from registration under Regulation A+ under the Securities Act of 1933 (the “Securities Act”) and Section 25102(f) of the California Corporations Code. See “WHO MAY INVEST IN THE OFFERING” beginning on page 24.

How was the offering price of $12.50 per share determined?

The Board of Directors of the Bancorp established the offering price of $12.50 per share after reviewing factors deemed relevant by the Board, including the book value of the Bancorp’s common stock, the Bank’s profitability in 2021 and 2022, lack of an active market for the Bancorp’s stock resulting in very limited availability of the Bancorp’s stock in the marketplace, the Bancorp’s and the Bank’s strong management teams and boards, and the opportunities in the marketplace for growth. The price of $12.50 per share represents 128.7% of the book value of $9.71 per share of the Bank’s common stock as of October 31, 2023, or a 28.7% premium to book value as of that date. All of the Bancorp’s shares of common stock were issued and exchanged on a one-for-one basis for shares of common stock of the Bank as of October 21, 2022, the date of the completion of the reorganization of the Bank as a wholly owned subsidiary of the Bancorp (the “Reorganization”).

How soon must I act if I wish to purchase Shares?

This Offering will terminate (the “Closing Date”) at 4:00 p.m., Pacific time, on April 30, 2024, unless terminated earlier by us in our sole discretion. (See “Plan of Distribution” on page 27).

In order to participate in the Offering, you must ensure that the Bancorp actually receives all required documents and payments before the Closing Date. Any subscription agreements for the Offering which are received after the Closing Date may be rejected and returned at the discretion of the Board of Directors of Bancorp.

Have the Boards of the Bancorp and the Bank made a recommendation regarding the Offering?

The Boards of the Bancorp and the Bank make no recommendation to you about whether you should purchase Shares in the Offering.

Will there be an impound account for the subscription funds?

All subscription funds shall be held in a non-interest-bearing stock subscription account at the Bank until the Closing Date. Thereafter, all subscriptions accepted by the Bancorp shall be released to the Bancorp and paid into the capital accounts of the Bancorp, to be used by the Bancorp without restriction.

What forms and payment are required to purchase Shares?

You are receiving a subscription agreement with this Offering Circular. The subscription agreement must be properly completed and delivered before expiration of the Offering with full payment for the number of Shares you wish to purchase.

Must I pay the subscription price in cash?

In order to participate in the Offering, you must timely pay the subscription price by wire transfer, a U.S. bank check, or personal check that clears before the Closing Date.

Will my money be returned if the Offering is cancelled?

Yes, but without any payment of interest.

Assuming the Offering is not cancelled by the Bancorp, your subscription in the Offering is irrevocable. However, your funds will be deposited in a non-interest-bearing stock subscription account and shall be held in that account until the Closing Date. Then, upon acceptance by the Bancorp, your funds will be released to the Bancorp and added to the capital accounts of the Bancorp.

How will the proceeds from the Offering be Used?

THE PRINCIPAL PURPOSES OF THIS OFFERING ARE TO PROVIDE FUNDS TO RETIRE THE LOAN FROM TIB, NATIONAL ASSOCIATION TO COVER THE COST OF THE STOCK BUY-BACK (SEE “STOCK BUY-BACK” ON PAGE 9) AND TO RAISE WORKING CAPITAL TO SUPPORT THE GROWTH OF THE BANCORP AND THE BANK. See “USE OF PROCEEDS” on page 26.

What fees or charges apply if I do choose to participate in the Offering?

The Bancorp is not charging any fee or sales commission in connection with the Offering. If you elect to participate in the Offering and purchase Shares through a broker, you are responsible for paying any fees that person may charge.

May I change or cancel my subscription agreement after I send it to the Bancorp?

Your subscription agreement is irrevocable and may be accepted by the Bancorp at any time following the Closing Date. Upon the Bancorp’s acceptance of your subscription, your funds shall be immediately added to the capital accounts of the Bancorp.

When will I know how many Shares I will be able to purchase?

As noted above, the Offering will terminate (the “Closing Date”) at 4:00 p.m., Pacific time, on April 30, 2024, unless terminated earlier by us in our sole discretion. (See “Plan of Distribution” on page 27). After the Closing Date, the Bancorp may formally approve subscriptions received prior to the Closing Date, in whole or in part, or reject subscriptions, at any time up to the date which is 14 days after the Closing Date. The Bancorp will notify all investors no later than 14 days after the Offering is Closed whether their subscription has been accepted or rejected, in whole or in part. If the Bancorp does not approve, in whole or in part, any subscription, a refund will be mailed to the investor in an amount equal to the subscription price for the number of Shares as to which the subscription is not approved, without interest, by no later than 14 days after the Close of the Offering. The Bancorp reserves the right to cancel the Offering at any time and return all subscriptions.

Are there any restrictions on the Shares being sold in the Offering?

The Shares are being sold by the Bancorp in an offering under Regulation A+ under the Securities Act of 1933 (the “Act”). Shares will not have a legend condition and will be freely transferable, except for control shares held by directors and executive officers of the Bancorp or the Bank. See “WHO MAY INVEST IN THE OFFERING” beginning on page 24.

Does this contain all information material to an investment decision by subscribers?

No.  Because the shares are being offered only to accredited investors, this Offering Circular does not contain all the information that would be required to be disclosed if the Offering was made to persons other than accredited investors.

OFFERING CIRCULAR SUMMARY

This summary provides an overview of selected information contained elsewhere in this Offering Circular and does not contain all of the information you should consider. You should read the following summary together with the more detailed information set out in this Offering Circular, including the “RISK FACTORS” section beginning on page 14 and the Bancorp’s and the Bank’s financial statements and notes to those financial statements that appear following page 67 of this Offering Circular.

All references in this Offering Circular to financial statements for the year ended December 31, 2021 refer to the audited financial statements of the Bank as of that date, and all disclosures herein as of December 31, 2021 are based on the Bank’s audited financial statements as of that date.

All references in this Offering Circular to financial statements for the year ended December 31, 2022 refer to the audited consolidated financial statements of the Bancorp as of that date, and all disclosures herein as of December 31, 2022 are based on the Bancorp’s audited consolidated financial statements as of that date. All references to unaudited consolidated financial statements of the Bancorp refer to the unaudited consolidated financial statements of the Bancorp as of September 30, 2023, and all disclosures herein as of September 30, 2023 are based on the Bancorp’s unaudited consolidated financial statements as of that date.

The financial statements should be read in conjunction with the financial information contained in “Stock Buy-Back” on page 9.

Continuing Reporting Requirements Under Regulation A+

As a Tier I issuer under Regulation A+ of the Securities and Exchange Commission (the “SEC”), the Bancorp will be required to file with the SEC a Form 1-Z (Exit Report Under Regulation A+) upon termination of this Offering. The Bancorp will not be required to file any other reports with the SEC following this Offering.

However, during the pendency of this Offering and following this Offering, the Bancorp intends to file financial reports and other supplemental reports with the OTC Markets which will be available at www.otcmarkets.com. and at https://www.goinfinitybank.com/about-us/investor-relations.html.

All future periodic reports, whether filed with the OTC Markets or published at https://www.goinfinitybank.com/about-us/investor-relations.html. will not be required to include the same information as analogous reports required to be filed by companies whose securities are listed on the New York Stock Exchange or NASDAQ for companies reporting to the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). This will continue so long as the common stock of the Bancorp is not registered under the Exchange Act. The Bancorp has no plans to register its common stock under the Exchange Act at any time in the foreseeable future.

Infinity Bancorp

Reorganization

Infinity Bancorp was incorporated as a California corporation on June 16, 2022. On July 6, 2022, the Bancorp, the Bank, and Infinity Merger Co., a California corporation organized on June 16, 2022 for the sole purpose of effecting the Reorganization, entered into a Plan of Reorganization and Merger Agreement (the “Merger Agreement”). The Merger Agreement provided for a reverse triangular merger transaction (the “Reorganization”) pursuant to which the Bank became a wholly owned subsidiary of the Bancorp. The Merger Agreement provides that upon completion of the Merger, the Bank’s outstanding shares of common stock were exchanged for an equal number of shares of the Bancorp’s common stock, and the shareholders of the Bank become shareholders of the Bancorp. The Reorganization was subject to approval by the DFPI, the FDIC, the Federal Reserve Bank of San Francisco, and by shareholders of the Bank holding a majority of the issued and outstanding shares of the Bank. All regulatory approvals were received, and the shareholders of the Bank approved the reorganization on September 29, 2022. The Effective Date of the Merger and the Reorganization was the date the Merger Agreement was filed with the California Secretary of State, which was October 21, 2022. As of the Effective Date, the Bancorp owned 100% of the issued and outstanding shares of the Bank, and all former shareholders of the Bank became shareholders of the Bancorp with the same number of shares they previously owned in the Bank.

Stock Buy-Back

This Offering commenced on May 7, 2022. Before any sales were completed, the Bancorp elected to delay additional sales efforts until completing a stock buy-back (the “Stock Buy-Back”).

The Board of Directors of the Bancorp approved a Stock Buy-Back Plan (the “Plan”) which commenced as of October 2, 2023 and ended on October 31, 2023. The Plan provided for the purchase by the Bancorp from shareholders of up to 870,000 shares of the Bancorp’s common stock, no par value per share, at a purchase price of $9.00 per share, net to the seller in cash, without interest. The terms and conditions of the tender offer were set forth in an Offer to Purchase and Letter of Transmittal sent to shareholders the week of October 2, 2023.

Pursuant to the Plan, a total of 674,559 shares were purchased by the Bancorp from shareholders for an aggregate purchase price of $6,071,031. As a result of the purchase (a) the number of outstanding shares of the Bancorp was reduced 19.8% from 3,409,145 shares to 2,734,586 shares, (b) the book value per share was increased from $9.56 as of September 30, 2023 to $9.71 per share as of October 31, 2023, and (c) the Company’s capital ratios decreased as follows when compared to September 30, 2023: Tier 1 Capital to Average Assets 117 basis points to 11.3%, Tier 1 Capital to Risk Weighted Assets 83 basis points to 16.0% and Total Capital to Risk Weighted Assets 59 basis points to 19.2%.

To fund the payment of the purchase price, the Bancorp obtained an $8 million revolving line of credit from TIB, National Association on October 6, 2023. As of November 1, 2023 a total of $6,071,031 has been advanced under the line. Quarterly interest payments begin in January 2024 and the maturity date for the line is October 6, 2024. The Bancorp anticipates it will pay off the line during the first quarter of 2024 from the proceeds of this Offering. If the proceeds from this Offering are not sufficient to pay the line in full, the Bancorp’s earnings will be used to pay the line.

Additional Information about the Bancorp

As of the date of this Offering Circular, the Bancorp has 2,734,586 shares of common stock issued and outstanding. If 800,000 Shares are sold in this Offering, there will be 3,534,586 total shares issued and outstanding. The common stock of the Bancorp is traded under the symbol “OTCQB: INFT” on the OTCQB market system. The Bancorp’s headquarters office is located at 6 Hutton Centre Drive, Suite 100, Santa Ana, California 92707. Presently, the sole business of the Bancorp is to operate its subsidiary Bank.

The current members of the Board of Directors of the Bancorp are Karkutla P. (“Bala”) Balkrishna (Chairman), Cary D. Bren, Curtis E. Campbell, Raymond J. Gagnon, Victor E. Guerrero II, Katherine T. Le, Richard H. Schlatter and Glenn B. Stearns. The Bancorp’s executive officers are Bala Balkrishna (Chairman and Chief Executive Officer), Victor E. Guerrero II (President/Chief Operating Officer), Elaine Crouch (Executive Vice President/Chief Administrative Officer/Corporate Secretary), and Allison Duncan (Executive Vice President/Chief Financial Officer).

The Bancorp’s telephone number is: (657) 223-1000. Elaine Crouch, the Bancorp’s Corporate Secretary, may be reached at Infinity Bank, 6 Hutton Centre Drive, Suite 100, Santa Ana, California 92707, Telephone: (657) 223-1000, facsimile: (714) 619-7456, or email: elaine@goinfinitybank.com.

Infinity Bank

Infinity Bank is a California state-chartered bank headquartered in Santa Ana, California. The Bank was incorporated as a California banking corporation on January 27, 2017 and commenced business on February 1, 2018. Upon opening for business in 2018, the Bank focused its lending efforts on small to medium-sized businesses, high-net-worth individuals, and professionals in its market area. The Bank has one full-service office in Santa Ana, Orange County, California: the Bank’s headquarters office is located at 6 Hutton Centre Drive, Suite 100, Santa Ana, California 92707. The Bank engages in substantially all the business operations customarily conducted by state-chartered banks in California. Its deposits are insured by the Federal Deposit Insurance Corporation up to the maximum legal limit.

The Bank became a wholly owned subsidiary of Infinity Bancorp on October 21, 2022.

The current members of the Board of Directors of the Bank are Karkutla P. (“Bala”) Balkrishna, Cary D. Bren, Curtis E. Campbell, Raymond J. Gagnon (Chairman), Victor E. Guerrero II, Katherine T. Le, Richard H. Schlatter and Glenn B. Stearns. The Bank’s executive officers are Bala Balkrishna (Chief Executive Officer), Victor E. Guerrero II (President/Chief Operating Officer), Elaine Crouch (Executive Vice President/Chief Administrative Officer/Corporate Secretary), Allison Duncan (Executive Vice President/Chief Financial Officer), and Patty Staples (Executive Vice President/Chief Credit Officer).

The Bank’s telephone number is: (657) 223-1000. Elaine Crouch, the Bank’s Corporate Secretary, may be reached at Infinity Bank, 6 Hutton Centre Drive, Suite 100, Santa Ana, California 92707, Telephone: (657) 223-1000, facsimile: (714) 619-7456, or email: elaine@goinfinitybank.com.

On October 22, 2021, the Bank issued $4 million of subordinated capital notes (the “Subordinated Notes”) in a non-public offering to accredited investors only pursuant to a Permit issued by the DFPI, subject to the requirements of Section 1211 of the California Financial Code. The Subordinated Notes are fixed to floating rate notes due in 10 years, are callable by the Bank after five years at par, are not callable by the holders, are structured to satisfy the requirements for Tier 2 capital and are not convertible into shares of common stock of the Bank. Payments under the Subordinated Notes are due semi-annually in arrears.

The Business Strategy of the Bank

The Bank’s business strategy is to operate a client-focused, well-capitalized and profitable Southern California bank dedicated to providing personal service to its business and individual customers. The Bank believes that stable, long-term growth and profitability are the result of building strong customer relationships while maintaining disciplined credit underwriting standards.

The Bank’s loan portfolio consists primarily of loans to borrowers within Orange County and its surrounding areas. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank’s market area and, as a result, the Bank’s loan and collateral portfolios are, to some degree, concentrated in those industries. The composition of the Bank’s loan portfolio as of December 31, 2022: Construction and land development ($44.0 million or 28.1% of total loans of $156.6 million), Real Estate – Commercial and Residential ($36.6 million or 23.4%), Commercial & Industrial ($75.9 million or 48.5%), and Consumer ($0.1 million or 0.0%).  This compares to the following totals as of September 30, 2023 is: Construction and land development ($45.9 million or 26.3% of total loans of $174.6 million), Real Estate – Commercial and Residential ($60.1 million or 34.4%), Commercial & Industrial ($57.6 million or 33.0%), and Consumer ($11.0 million or 6.3%).

SELECTED FINANCIAL DATA

The following summary presents Selected Financial Data as of and for the periods indicated. The financial data as of and for the years ended December 31, 2022 and 2021 has been derived from the audited annual financial statements for the Bancorp and Bank, respectively. The financial data for the Bancorp and Bank as of and for the nine months ended September 30, 2023 and 2022, respectively, are unaudited. This Selected Financial Data should be read in conjunction with the audited and unaudited financial statements and notes thereto, which are included following page 6, and in conjunction with the financial information contained under “Stock Buy-Back” on page 9.

	As of and for the		As of and for the nine months
	Year Ended December 31,		Ended September 30,
(Dollars in thousands, except per share data)	2022	2021	2023 (unaudited)	2022 (unaudited)
Operating Data:
Interest Income	$13,506	$9,465	$14,929	$8,951
Interest Expense	1,107	526	2,811	671
Net Interest Income	12,399	8,939	12,118	8,280
Provision for Loan Losses	793	691	509	610
Net Interest Income After Provision for Credit Losses*	11,606	8,248	11,609	7,670
Noninterest Income	321	302	267	241
Noninterest Expenses	7,632	6,807	6,758	5,600
Income before Income Taxes	4,295	1,743	5,118	2,311
Provision (Benefit) for Income Taxes	1,294	(1,430)	1,542	684
Net Income	$3,001	$3,173	$3,576	$1,627

Per Share Data:
Net Income Per Share - Basic	$0.90	$0.96	$1.06	$0.49
Book Value	$8.48	$8.62	$9.56	$7.83
Actual Number of Shares Outstanding	3,325,716	3,319,287	3,409,145	3,325,716
Weighted Average Number of Shares Outstanding	3,322,502	3,316,073	3,366,495	3,321,454

Balance Sheet Data:
Total Assets	$310,173	$296,826	$316,493	$322,309
Total Loans	$156,567	$150,113	$174,631	$150,717
Allowance for Credit Losses (ACL)*	$2,661	$2,273	$2,594	$2,731
Investment Securities	$51,979	$66,764	$43,336	$54,735
Total Deposits	$276,315	$262,518	$278,818	$290,989
Total Stockholders' Equity	$28,218	$28,607	$32,578	$26,033

Operating Ratios and Other Selected Data:
Return on Average Assets	0.96%	1.29%	1.62%	0.70%
Return on Average Equity	10.97%	11.65%	15.43%	7.90%
Net Interest Margin	4.02%	3.71%	5.46%	3.64%
Average Equity to Average Assets	8.71%	11.11%	10.48%	8.86%
90+ Days Delinquencies/Total Loans	0.75%	0.13%	0.46%	1.11%
30-89 Days Delinquent Loans/Total Loans	0.00%	0.00%	0.00%	0.00%
Non-accrual Loans/Total Loans	1.16%	0.00%	0.82%	3.05%
Classified Loans/Tier 1 Capital and ACL*	6.19%	8.30%	4.13%	13.70%
ACL* as a Percentage of Total Loans	1.70%	1.51%	1.49%	1.81%
Leverage Capital Ratio (Tier 1 Capital to Total Average Assets)	9.81%	9.19%	12.42%	9.28%
Tier 1 Risk Based Capital Ratio	15.24%	14.50%	16.82%	14.34%
Total Risk Based Capital Ratio	18.33%	17.66%	19.83%	17.42%

 *This would be Provision for Loan and Lease Losses, Allowance for Loan and Lease Losses and ALLL, respectively, for 2022.

General Summary of Offering

Offering Entity	Infinity Bancorp

Address and Telephone Number	6 Hutton Centre Drive, Suite 100
Santa Ana, California 92707
(657) 223-1000

OTCQB Trading Symbol	OTCQB: INFT

Main Office Location	6 Hutton Centre Drive, Suite 100
Santa Ana, California 92707
(657) 223-1000

Securities Offered	Up to 800,000 shares of no par common stock of the Bancorp (the “Shares”)

Offering Price Per Share	$12.50 per Share

Minimum Subscription Total	There is no minimum number of Shares that must be sold. Upon the close of the Offering, the Bancorp may accept subscriptions and add the subscription funds to the capital of the Bancorp.

Minimum Subscription Per Subscriber	The minimum number of Shares which must be purchased is 20,000 Shares for $250,000, unless a lesser amount is approved for any investor by the Board of Directors in its discretion (for executive officers and for others where special circumstances are involved).

Maximum Subscription Per Subscriber	No subscriber shall be permitted to purchase that number of Shares which would result in the subscriber’s ownership of more than 9.9% of the total shares outstanding after the completion of the Offering (maximum of 349,924 shares if all 800,000 Shares are sold, resulting in 3,534,586 outstanding shares. If less than 800,000 Shares are sold, no subscriber will be permitted to purchase that number of shares which, when added to any existing shares owned by such subscriber, including the subscriber’s vested stock options, would be more than 10% of the total of outstanding shares of the Bancorp after completion of the Offering.

Maximum Offering Amount	$10,000,000, assuming all 800,000 Shares are purchased in the Offering.

Shares of Common Stock Outstanding after the Offering	As of the date of this Offering Circular, the Bancorp has 2,734,586 shares of common stock outstanding. If all 800,000 Shares are sold in the Offering, the Bancorp will have an aggregate of 3,534,586 shares of common stock issued and outstanding, assuming no exercise of any outstanding stock options and no further vesting of any Restricted Stock Units.

Stock Buy-Back	Please see the information concerning the Stock Buy-Back on page 9. As a result of the Stock Buy-Back, effective October 31, 2023 (a) the number of outstanding shares of the Bancorp was reduced 19.8% from 3,409,145 shares to 2,734,586 shares, (b) the book value per share was increased from $9.56 as of September 30, 2023 to $9.71 per share as of October 31, 2023, and (c) the Company’s capital ratios decreased as follows when compared to September 30, 2023: Tier 1 Capital to Average Assets 117 basis points to 11.3%, Tier 1 Capital to Risk Weighted Assets 83 basis points to 16.0% and Total Capital to Risk Weighted Assets 59 basis points to 19.2%.

How to Subscribe	To subscribe for Shares in the Offering, complete a subscription agreement (the form is included with this Offering Circular), and deliver it, together with the total subscription price for all the Shares you wish to purchase, on or before the Closing Date, as defined below, to:

Infinity Bank
Attention: Victor E. Guerrero II
President/Chief Operating Officer
6 Hutton Centre Drive, Suite 100
Santa Ana, California 92707

This Offering will terminate (the “Closing Date”) at 4:00 p.m., Pacific time, on April 30, 2024, unless terminated earlier by us in our sole discretion. (See “Plan of Distribution” on page 27).

After the Closing Date, the Bancorp may formally approve subscriptions received prior to the Closing Date, in whole or in part, or reject subscriptions, at any time up to the date which is 14 days after the Closing Date. Upon the close of the Offering, if the Bancorp decides to approve your subscription, your funds may be immediately accepted by the Bancorp and added to the Bancorp’s capital accounts. No later than 21 days after the conclusion of the Offering, a book-entry record for the Shares you have purchased in the Offering will be made by the Bancorp’s registrar and transfer agent.

Stock Subscription Account	Your subscription funds will be held in a stock subscription account at the Bank until accepted by the Bancorp, which shall occur no later than 14 days after the Offering closes. Upon acceptance by the Bancorp, your subscription funds shall be immediately released from the stock subscription account and added to the capital accounts of the Bancorp.

Expiration Time and Date	This Offering will terminate (the “Closing Date”) at 4:00 p.m., Pacific time, on April 30, 2024, unless terminated earlier by us in our sole discretion. (See “Plan of Distribution” on page 27).

Release of Subscription Funds from the Offering to the Bancorp	NO FUNDS SHALL BE RELEASED TO THE BANCORP FROM THE STOCK SUBSCRIPTION ACCOUNT FOR THE OFFERING UNTIL THE BANCORP HAS CLOSED THE OFFERING.

Risk Factors	An investment in the Shares involves certain risks. You should carefully consider the information included in the Risk Factors section of this Offering Circular, beginning on page 14, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Shares.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this Offering Circular before investing. Investing in the Bancorp’s common stock involves certain risks. The risks and uncertainties described below are not the only ones faced by the Bancorp and the Bank. Additional risks and uncertainties not presently known to the Bancorp and the Bank or that are currently believed to be immaterial also may impair the Bancorp’s and the Bank’s business. If any of the events described in the following risks occur, the Bancorp’s and the Bank’s business results of operations and financial condition could be materially adversely affected. In addition, the trading price of the Bancorp’s common stock could decline due to any of the events described in these risks, and you may lose all or part of your investment.

In addition to the following Risk Factors, please review the financial information contained under “Stock Buy-Back” on page 9.

Risks Related to the Bancorp and the Bank

In the course of conducting the Bancorp’s and the Bank’s business operations, the Bancorp and the Bank are exposed to a variety of risks, some of which are inherent in the financial services industry and others of which are more specific to the Bancorp’s and the Bank’s own business. COVID-19 issues continue to be present in some locations, but those concerns have waned in Orange County and surrounding areas as of the date of this Offering Circular. However, other factors not discussed below or elsewhere in this Offering Circular could adversely affect the Bancorp’s and the Bank’s businesses, results of operations and financial condition. Therefore, the risk factors below should not be considered a complete list of potential risks the Bancorp and the Bank may face.

Any risk factor described in this Offering Circular could by itself, or together with other factors, materially adversely affect the Bancorp’s and the Bank’s liquidity, cash flows, competitive position, business, reputation, results of operations, capital position or financial condition, including materially increasing expenses or decreasing revenues, which could result in material losses.

Risks Related to Organization and Structure under Tier I of Regulation A+

As a Tier I issuer under Regulation A+ of the Securities and Exchange Commission (the “SEC”), the Bancorp will not have reporting obligations to the SEC under Sections 14 or 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), nor will any shareholders have reporting requirements under Regulation 13D or 13G or Regulation 14D. So long as the Bancorp’s common stock is not registered under the Exchange Act, the Bancorp’s directors and executive officers and beneficial owners of 10% or more of the Bancorp’s common stock will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Form 3, 4, and 5, respectively. Such information about the Bancorp’s directors, executive officers and beneficial holders will only be available through periodic reports filed with the OTC Markets.

The Bancorp’s common stock is not registered under the Exchange Act and the Bancorp does not intend to register its common stock under the Exchange Act for the foreseeable future; provided, however, that the Bancorp will register its common stock under the Exchange Act if the Bancorp has, after the last day of any fiscal year, more than either (1) 2,000 persons, or (2) 500 shareholders of record who are not accredited investors, in accordance with Section 12(g) of the Exchange Act.

Further, so long as the Bancorp’s common stock is not registered under the Exchange Act, the Bancorp will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act, from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules.

In addition, so long as the Bancorp’s common stock is not registered under the Exchange Act, the Bancorp will not be subject to the reporting requirements of Regulations 13D and Regulation 13G. which require the disclosure of any person who, after acquiring directly or indirectly the beneficial ownership of any equity securities of a class, becomes, directly or indirectly, the beneficial owner of more than 5% of the class.

Finally, as a non-listed company conducting an exempt offering pursuant to Regulation A+, the Bancorp is not subject to a number of corporate governance requirements, including but not limited to (a) the requirements for independent board members, (b) an independent audit committee operating under a written audit committee charter meeting the requirements of a national stock exchange, (c) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the requirements of a national stock exchange, (d) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (e) independent audits of the Bancorp’s and the Bank’s internal controls. The Bancorp and the Bank largely comply with these requirements voluntarily as “best practice” recommendations from their banking regulators, but to the extent they do not fully comply with these requirements, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

General Economic and Market Conditions Risk

The Bank’s business is adversely affected by inflation, unfavorable economic, market, and political conditions.

The capital and credit markets have experienced unprecedented levels of volatility and disruption over the last year. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. As a consequence of the current inflation in the United States, business activity across a wide range of industries could face serious difficulties.

In the event of an economic recession, which many are predicting for 2024, the Bank’s operating results could be adversely affected because the Bank could experience higher loan and lease charge-offs and higher operating costs. Global inflation and economic conditions also affect the Bank’s operating results because global inflation and economic conditions directly influence the U.S. economic conditions. Sources of global inflation and economic and market instability include, but are not limited to, the wars in Ukraine and Israel, the global shortage of oil and gas, the impact of trade negotiations, and economic challenges in China, including global economic ramifications of Chinese economic difficulties. Various market conditions also affect the Bank’s operating results. Real estate market conditions directly affect performance of the Bank’s loans secured by real estate. Debt markets affect the availability of credit which impacts the rates and terms at which the Bank offers credit. Stock market downturns often signal broader economic deterioration and/or a downward trend in business earnings which may adversely affect businesses’ ability to raise capital and/or service their debts. Political and electoral changes, developments, conflicts and conditions (such as changes implemented by the state or federal governments) may introduce additional uncertainty and also affect the Bank’s operating results.

Credit Risk

Credit Risk is the Risk of Loss Arising from the Inability or Failure of a Borrower or Counterparty to Meet Its Obligation.

The Bank may not recover all amounts that are contractually owed by our borrowers.

The Bank is dependent on the collection of loan and lease principal, interest, and fees to partially fund its operations. A shortfall in collections and proceeds may impair the Bank’s ability to fund its operations or to repay its existing debt.

When the Bank loans money, commits to loan money or enters into a letter of credit or other contract with a counterparty, the Bank incurs credit risk. The credit quality of the Bank’s portfolio can have a significant impact on its earnings. The Bank expects to experience charge-offs and delinquencies on its loans and leases in the future. Borrowers have been negatively impacted by economic conditions and related economic consequences and may continue to be similarly or more severely affected in the future. The Bank’s clients' actual operating results may be worse than the Bank’s underwriting indicated when the Bank originated the loans and leases, and in these circumstances, if timely corrective actions are not taken, the Bank could incur substantial impairment or loss of the value on these loans and leases.

The Bank’s allowance for credit losses may not be adequate to cover actual losses.

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments,” commonly referred to as the “Current Expected Credit Losses” standard, or “CECL.” CECL changes the allowance for credit losses methodology from an incurred loss concept to an expected loss concept, which is more dependent on future economic forecasts, assumptions, and models than the previous accounting standards and, when effective, could result in increases and add volatility to our allowance for credit losses and future provisions for loan losses. These forecasts, assumptions, and models are inherently uncertain and are based upon management’s reasonable judgment in light of information currently available. CECL may result in the Bank’s allowance for credit losses not being adequate to absorb actual credit losses, and future provisions for loan and lease losses could materially and adversely affect the Bank’s operating results.

The Bank’s federal and state regulators, as an integral part of their examination process, review the Bank’s loans and leases and allowance for credit losses. While the Bank believes its allowance for credit losses is appropriate for the risk identified in the Bank’s loan and lease portfolio, neither the Bancorp nor the Bank can provide assurance that the Bank will not further increase the allowance for credit losses, that it will be sufficient to address losses, or that regulators will not require the Bank to increase this allowance. Neither the Bancorp nor the Bank can be certain that actual results will be consistent with forecasts and assumptions used in the Bank’s CECL modeling. Any of these occurrences could materially and adversely affect the Bancorp’s and the Bank’s financial condition and results of operations.

The Bank has a number of large credit relationships and individual commitments.

At December 31, 2022, there were 13 customers with commitments greater than or equal to $5.0 million totaling $78.1 million with the largest commitment being $8.0 million. The total aggregate outstanding balance was $51.7 million. At December 31, 2021, there were 14 commitments greater than or equal to $5.0 million totaling $84.2 million and had an aggregate outstanding balance of $68.1 million. At September 30, 2023, there were 24 customers with commitments greater than or equal to $5.0 million totaling $165.3 million, with the largest commitment being $10.0 million. The Bank had $174 million in gross loans as of September 30, 2023 and $254.5 in total commitments, of which $165.3 million were commitments greater than or equal to $5 million.

A significant loss related to one of the Bank’s large lending relationships or individual commitments could have a material adverse effect on the Bank’s financial condition and results of operations.

Market Risk

Market Risk Is the Risk That Market Conditions May Adversely Impact the Value of Assets or Liabilities or Otherwise Negatively Impact Earnings. Market Risk is Inherent to the Financial Instruments Associated with the Bank’s Operations, Including Loans, Deposits, Securities, Short-term Borrowings, and Long-term Debt.

The Bank’s business is subject to interest rate risk, and variations in interest rates may materially and adversely affect the Bank’s financial performance.

Changes in the interest rate environment may reduce the Bank’s profits. It is expected that the Bank will continue to realize income from the differential or “spread” between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. Changes in market interest rates generally affect loan volume, loan yields, funding sources and funding costs. The Bank’s net interest spread depends on many factors that are partly or completely out of the Bank’s control, including competition, general economic conditions, and federal economic monetary and fiscal policies, and in particular, the Federal Reserve Board. The Federal Reserve Board has increased interest rates over 2022 and is likely to continue increasing rates until it believes inflation has been controlled.

While an increase in interest rates may increase the Bank’s loan yield, it may adversely affect the ability of certain borrowers with variable rate loans to pay the contractual interest and principal due to the Bank. Following an increase in interest rates, the Bank’s ability to maintain a positive net interest spread is dependent on its ability to increase its loan offering rates, replace loans that mature and repay or that prepay before maturity with new originations, minimize increases on deposit rates, and maintain an acceptable level and composition of funding. The Bank cannot provide assurances that it will be able to increase its loan offering rates and continue to originate loans due to the competitive landscape in which the Bank operates. Additionally, the Bank cannot provide assurances that it can minimize the increases in its deposit rates while maintaining an acceptable level of deposits. Finally, the Bank cannot provide any assurances that it can maintain its current levels of noninterest-bearing deposits as customers may seek higher-yielding products when interest rates increase.

The value of the securities in the Bank’s investment portfolio may decline in the future.

The fair market value of the Bank’s investment securities may be adversely affected by general economic and market conditions, including changes in interest rates, credit spreads, and the occurrence of any events adversely affecting the issuer of particular securities in the Bank’s investment portfolio or any given market segment or industry in which the Bank is invested. The Bank analyzes its securities, all of which are classified as available-for-sale, on a quarterly basis to measure currently expected credit losses. The process for determining currently expected credit losses usually requires complex, subjective judgments about the future financial performance of the issuer in order to assess the probability of receiving principal and interest payments sufficient to recover the amortized cost of the security. Because of changing economic and market conditions affecting issuers, the Bank may be required to recognize credit losses in future periods, which could have a material adverse effect on the Bank’s business, financial condition, or results of operations.

Capital and Liquidity Risk

Capital and Liquidity Risk is the risk of loss resulting from insufficient capital levels or inadequate liquid assets that could impair the Bank’s ability to operate free of regulatory enforcement actions and to meet the Bancorp’s and the Bank’s contractual and contingent financial obligations, on- or off-balance sheet, as they become due.

The Bancorp and the Bank are subject to capital adequacy standards, and a failure to meet these standards could adversely affect their financial condition.

The Bancorp and the Bank are subject to capital adequacy and liquidity rules and other regulatory requirements specifying minimum amounts and types of capital that must be maintained. From time to time, the regulators implement changes to these regulatory capital adequacy and liquidity guidelines. If the Bancorp and the Bank fail to meet these minimum capital and liquidity guidelines and other regulatory requirements, they may be restricted in the types of activities they may conduct and may be prohibited from taking certain capital actions, such as paying dividends and repurchasing or redeeming capital securities.

The Bancorp may need to raise additional capital in the future and such capital may not be available when needed or at all.

The Bancorp and the Bank are required by federal and state regulators to maintain adequate levels of capital. They may need to raise additional capital in the future to meet regulatory or other internal requirements. The Bancorp’s ability to raise additional capital, if needed, will depend on, among other things, conditions in the capital markets at that time, which are outside of the Bancorp’s control, and its financial performance.

The Bancorp cannot provide any assurance that access to such capital will be available on acceptable terms or at all. Any occurrence that may limit the Bancorp’s access to the capital markets, such as a decline in the confidence of debt purchasers or counterparties participating in the capital markets, may materially and adversely affect the Bancorp’s capital costs and its ability to raise capital and, in turn, its liquidity. Further, if the Bancorp needs to raise capital in the future, it may have to do so when many other financial institutions are also seeking to raise capital and would then have to compete with those institutions for investors. The inability to raise additional capital on acceptable terms when needed could have a materially adverse effect on the Bancorp’s and the Bank’s business, financial condition, or results of operations.

The Bank is subject to liquidity risk, which could adversely affect its financial condition and results of operations.

Effective liquidity management is essential for the operation of the Bank’s business. Although the Bank has implemented strategies to maintain sufficient and diverse sources of funding to accommodate planned, as well as unanticipated, changes in assets, liabilities, and off-balance sheet commitments under various economic conditions, an inability to raise funds through deposits, borrowings, the sale of investment securities and other sources could have a material adverse effect on the Bank’s liquidity. The Bank’s access to funding sources in amounts adequate to finance its activities could be impaired by factors that affect the Bank specifically or the financial services industry in general. Factors that could detrimentally impact the Bank’s access to liquidity sources include a decrease in the level of its business activity due to a market disruption, a decrease in the borrowing capacity assigned to the Bank’s pledged assets by its secured creditors, or adverse regulatory action against the Bank. Deterioration in economic conditions and the loss of confidence in financial institutions may increase the Bank’s cost of funding and limit access to some of its customary sources of liquidity, including, but not limited to, inter-bank borrowings and borrowings from the Federal Home Loan Bank. The Bank’s ability to acquire deposits or borrow could also be impaired by factors that are not specific to the Bank, such as a severe disruption of the financial markets or negative views and expectations about the prospects for the financial services industry generally as a result of conditions faced by banking organizations in the domestic and international credit markets.

Regulatory, Compliance and Legal Risk

Regulatory, Compliance and Legal Risk is the Risk of Loss Related to Violations of Laws, Rules, or Regulations, or from Non-Conformance with Prescribed Practices, Internal Policies and Procedures, Contractual Obligations and Other Legal and Ethical Standards.

The Bancorp and the Bank are subject to extensive regulation, which could materially and adversely affect their business.

The banking industry is extensively regulated and supervised under both federal and state laws and regulations that are intended primarily for the protection of depositors, customers, federal deposit insurance funds and the banking system as a whole, not for the protection of the Bancorp’s stockholders and the Bancorp’s and the Bank’s creditors. The Bancorp is subject to regulation and supervision by the Federal Reserve. The Bank is subject to regulation and supervision by the DFPI, the FDIC and the Consumer Financial Protection Bureau. The laws and regulations applicable to the Bancorp and the Bank govern a variety of matters, including, but not limited to, permissible types, amounts and terms of loans and investments the Bank makes, the types of businesses permitted for the Bancorp, the maximum interest rate that may be charged, consumer disclosures on the products and services the Bank offers, the amount of reserves the Bank must hold against its customers' deposits, the types of deposits the Bank may accept and the rates the Bank may pay on such deposits, the establishment or acquisition of new branch offices by the Bank, maintenance of adequate capital and liquidity, restrictions on dividends, and stock repurchases. The Bancorp and the Bank must obtain approval from their regulators before engaging in certain activities, including certain acquisitions, and there can be no assurance that any regulatory approvals the Bancorp and the Bank may require will be obtained, or obtained without conditions, either in a timely manner or at all. The Bancorp’s and the Bank’s regulators have the ability to compel the Bancorp and the Bank to, or restrict them from, taking certain actions entirely, such as actions that the Bancorp’s and the Bank’s regulators deem to constitute unsafe or unsound banking practice. While the Bancorp and the Bank have policies and procedures designed to prevent violations of the extensive federal and state regulations, any failure to comply with any applicable laws or regulations, or regulatory policies and interpretations of such laws and regulations, could result in regulatory enforcement actions, civil monetary penalties, or damage to the Bancorp’s and the Bank’s reputation, all of which could have a material adverse effect on the Bancorp’s or the Bank’s business, financial condition, or results of operation.

The Bancorp and the Bank are subject to changes in federal and state tax laws, interpretation of existing laws, and examinations and challenges by taxing authorities.

The Bancorp’s and the Bank’s financial performance is impacted by federal and state tax laws. Given the current economic and political environment, and ongoing budgetary pressures, the enactment of new federal or state tax legislation or new interpretations of existing tax laws could occur. The enactment of such legislation, or changes in the interpretation of existing law, including provisions impacting income tax rates, apportionment, consolidation or combination, income, expenses, and credits, may have a material adverse effect on the Bancorp’s and the Bank’s financial condition, results of operations, and liquidity.

The Bancorp and the Bank may be subject to claims and litigation which could adversely affect cash flows, financial condition, and results of operations, or cause them significant reputational harm.

The Bancorp and the Bank and certain of our directors, officers, and employees may be involved, from time to time, in reviews, investigations, litigation, and other proceedings pertaining to the Bancorp’s and the Bank’s business activities. If claims or legal actions, whether founded or unfounded, are not resolved in a favorable manner to the Bancorp and the Bank, they may result in significant financial liability. Although the Bancorp and the Bank establish accruals for legal matters when and as required by U.S. GAAP and certain expenses and liabilities in connection with such matters may be covered by insurance, the amount of loss ultimately incurred in relation to those matters may be substantially higher than the amounts accrued and/or insured. Substantial legal liability could adversely affect the Bancorp’s and the Bank’s business, financial condition, results of operations, and reputation. To date, neither the Bancorp nor the Bank has had any such reviews, investigations, litigation or other proceedings.

Regulations relating to privacy, information security, and data protection could increase the Bancorp’s and the Bank’s costs, affect or limit how the Bancorp and the Bank collect and use personal information, and adversely affect their business opportunities.

The Bancorp and the Bank are subject to various privacy, information security and data protection laws, such as the Gramm-Leach-Bliley Act, which among other things requires privacy disclosures, and maintenance of a robust security program that are increasingly subject to change which could have a significant impact on the Bancorp’s and the Bank’s current and planned privacy, data protection and information security-related practices, their collection, use, sharing, retention and safeguarding of consumer or employee information, and some of their current or planned business activities. The Bancorp’s and the Bank’s regulators also hold them responsible for privacy and data protection obligations performed by third party service providers while providing services to the Bancorp and the Bank.

Risk of the Competitive Environment in which the Bancorp and the Bank Operate

The Bancorp’s and the Bank’s ability to attract and retain qualified employees is critical to their success.

The Bank’s employees are its most important resource, and in many areas of the financial services industry, competition for qualified personnel is intense. The Bank endeavors to attract talented and diverse new employees and retain and motivate its existing employees to assist in executing its growth, acquisition, and business strategies. The Bancorp and the Bank also seek to retain proven, experienced senior employees with superior talent to provide continuity of succession of the Bancorp’s and the Bank’s executive management team. In addition, the Board oversees succession planning, including review of the succession plans for each member of executive management. Losses of or changes in the Bancorp’s and the Bank’s current executive officers or other key personnel, or the inability to recruit and retain qualified personnel in the future could materially and adversely affect the Bancorp’s and the Bank’s financial condition and results of operations.

The Bank faces strong competition from financial services companies and other companies that offer banking services, which could materially and adversely affect the Bank’s business.

The financial services industry has become even more competitive as a result of legislative, regulatory and technological changes and continued banking consolidation, which may increase in connection with current economic, market and political conditions. The Bank faces substantial competition in all phases of its operations from a variety of competitors, including national banks, regional banks, community banks and, more recently, financial technology (or “fintech”) companies. Many of the Bank’s competitors offer the same banking services that the Bank offers, and the Bank’s success depends on its ability to adapt its products and services to evolving industry standards. Increased competition in the Bank’s market may result in reduced new loan and lease production and/or decreased deposit balances or less favorable terms on loans and leases and/or deposit accounts. The Bank also faces competition from many other types of financial institutions, including without limitation, non-bank specialty lenders, insurance companies, private investment funds, investment banks, and other financial intermediaries.

Should competition in the financial services industry intensify, the Bank’s ability to market its products and services may be adversely affected. If the Bank is unable to attract and retain banking customers, it may be unable to grow or maintain the levels of its loans and deposits and its results of operations and financial condition may be adversely affected as a result. Ultimately, the Bank may not be able to compete successfully against current and future competitors.

Failure to keep pace with technological change could adversely affect the Bancorp’s and the Bank’s business.

The financial services industry experiences continuous technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. The Bancorp’s and the Bank’s future success depends, in part, upon their ability to address the needs of the shareholders of the Bancorp and the Bank’s customers by using technology to provide products and services that will satisfy shareholder and customer demands, as well as to create additional efficiencies in the Bancorp’s and the Bank’s operations. Many of the Bancorp’s and the Bank’s competitors, however, have substantially greater resources to invest in technological improvements or are technology focused start-ups with internally developed cloud-native systems that offer improved user interfaces and experiences. The Bancorp and the Bank may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services. In addition, the Bancorp and the Bank depend on internal and outsourced technology to support all aspects of their business operations. Interruption or failure of these systems creates a risk of business loss as a result of adverse customer experiences and possible diminishing of the Bancorp’s and the Bank’s reputation, damage claims or civil fines. Failure to successfully keep pace with technological change affecting the financial services industry or to successfully implement core processing strategies could have a material adverse impact on the Bancorp’s and the Bank’s business and, in turn, their financial condition and results of operations.

The Bank’s ability to maintain, attract and retain customer relationships and investors is highly dependent on its reputation.

Damage to the Bancorp’s and the Bank’s reputation could undermine the confidence of the Bancorp’s investors and the Bank’s current and potential customers, in the Bancorp’s and the Bank’s ability to provide high-quality financial services. Such damage could also impair the confidence of the Bancorp’s and the Bank’s counterparties and vendors and ultimately affect their ability to effect transactions. Maintenance of the Bancorp’s and the Bank’s reputation depends not only on their success in maintaining their service-focused culture and controlling and mitigating the various risks described herein, but also on the Bancorp’s and the Bank’s success in identifying and appropriately addressing issues that may arise in areas such as potential conflicts of interest, anti-money laundering, client personal information and privacy issues, customer and other third-party fraud, record-keeping, technology-related issues including but not limited to cyber fraud, regulatory investigations and any litigation that may arise from the failure or perceived failure to comply with legal and regulatory requirements. Defense of the Bancorp’s and the Bank’s reputation, trademarks, and other intellectual property, including through litigation, also could result in costs that could have a material adverse effect on their business, financial condition, or results of operations.

Risks Related to Risk Management

The Bancorp and the Bank rely on other companies to provide key components of their business infrastructure.

The Bancorp and the Bank rely on certain third parties to provide products and services necessary to maintain day-to-day operations, such as data processing and storage, recording and monitoring transactions, on-line banking interfaces and services, Internet connections, telecommunications, and network access. Even though the Bancorp and the Bank have a vendor management program to help them carefully select and monitor the performance of third parties, the Bancorp and the Bank do not control third party actions. The failure of a third-party to perform in accordance with the contracted arrangements under service level agreements as a result of changes in the third party’s organizational structure, financial condition, support for existing products and services, strategic focus, system interruption or breaches, or for any other reason, could be disruptive to the Bancorp’s and the Bank’s operations, which could have a material adverse effect on their business, financial condition and results of operations. Replacing these third parties could also create significant delays and expense. Accordingly, use of such third parties creates an inherent risk to the Bancorp’s and the Bank’s business operations.

Severe weather, natural disasters, acts of war or terrorism, new public health issues, or other adverse external events could harm the Bank’s business.

Severe weather, natural disasters, acts of war or terrorism, new public health issues, and other adverse external events could have a significant impact on the Bank’s ability to conduct business. Severe weather and natural disasters cannot be predicted and could harm the Bank’s operations through interference with communications, including the interruption or loss of its computer systems, which could prevent or impede the Bank from gathering deposits, originating loans and processing and controlling the flow of business, as well as through the destruction of facilities and our operational, financial and management information systems. California, in which a substantial portion of the Bank’s business and a substantial portion of its loan collateral is located, is susceptible to severe weather and natural disasters such as earthquakes, floods, droughts and wildfires. Additionally, the United States remains a target for potential acts of war or terrorism. Moreover, a new public health issue, such as a major epidemic or another pandemic, could adversely affect economic conditions. Severe weather, natural disasters, acts of war or terrorism, public health issues, or other adverse external events could each negatively impact the Bank’s business operations or the stability of the Bank’s deposit base, cause significant property damage, adversely impact the values of collateral securing the Bank’s loans and/or interrupt the Bank’s borrowers’ abilities to conduct their business in a manner to support their debt obligations, which could result in losses and increased provisions for credit losses. There is no assurance that the Bancorp’s and the Bank’s business continuity and disaster recovery program can adequately mitigate the risks of such business disruptions and interruptions.

Risk from Accounting and Other Estimates

Risk from Accounting and Other Estimates Is the Risk That the Estimates and Assumptions That the Bancorp and the Bank Use in Preparing Their Consolidated Financial Statements and In Models They Utilize to Make Business Decisions May Be Subject to Adjustment for Reasons Within or Beyond the Bancorp’s and the Bank’s Control, Which Could Result in Unexpected Losses and Adverse Effects on the Bancorp’s and the Bank’s Financial Condition.

The Bancorp’s and Bank’s financial statements are based in part on assumptions and estimates which, if incorrect, could cause unexpected losses in the future.

The Bancorp and the Bank have made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period to prepare these financial statements in conformity with U.S. GAAP. Actual results could differ from these estimates.

Risks Related to Investments in the Bancorp’s Common Stock

The offering price was determined by the Bancorp’s board of directors, not by an independent advisor.

The Board of Directors of the Bancorp established the offering price of $12.50 per share after reviewing factors deemed relevant by the Board, including the book value of the Bancorp’s common stock, the Bank’s profitability in 2021 and 2022, lack of an active market for the Bancorp’s stock resulting in very limited availability of the Bancorp’s stock in the marketplace, the Bancorp’s and the Bank’s strong management teams and boards, and the opportunities in the marketplace for growth. The price of $12.50 per share represents 128.7% of the book value of $9.71 per share of the Bancorp’s common stock as of October 31, 2023, or a 28.7% premium to book value.

The Bancorp’s common stock is quoted in the OTCQB market tier of the Over-the-Counter Markets Group (the “OTC Markets”) under the symbol OTCQB: INFT. On November 3, 2023, the date of the last trade, the end of day open and close prices of the Bancorp’s common stock were $9.27 Open (volume of 285 shares) and $9.27 Close (volume of 285 shares). Due to the limited market for the Bancorp’s shares, the Board does not consider this price to be reflective of the actual value of the Bancorp’s common stock.

The Bancorp and the Bank depend on the skills and performance of management.

The Bancorp and the Bank depend heavily on their executive management teams: Karkutla P. (“Bala”) Balkrishna (Chairman and CEO of the Bancorp and CEO of the Bank), Victor E. Guerrero II (President/Chief Operating Officer of the Bancorp and the Bank), Elaine Crouch (Executive Vice President/Chief Administrative Officer/Corporate Secretary of the Bancorp and the Bank), Allison Duncan (Executive Vice President/Chief Financial Officer of the Bancorp and the Bank), and Patricia K. Staples (Executive Vice President/Chief Credit Officer of the Bank), to provide leadership and to make the Bancorp and the Bank successful. The Bancorp’s and the Bank’s executive management teams provide valuable banking and management services to the Bancorp and the Bank. The loss or substandard performance of any member of the Bancorp’s and the Bank’s executive management teams could impair the Bancorp’s and the Bank’s ability to succeed. As of February 1, 2018, the date the Bank opened for business, the Bank entered into 5-year employment agreements with Karkutla P. Balkrishna and Victor E. Guerrero II. In accordance with their terms, the agreements were automatically extended for one year on January 31, 2023. New 5-year agreements were signed on August 1, 2023, replacing the prior agreements. As of August 1, 2023, to protect our other executive officers in the event of a Change of Control, as defined in the agreements, the Bancorp and the Bank signed Change of Control Severance Agreements with Elaine Crouch, Allison Duncan, and Patricia K. Staples. See “Compensation - Employment Agreements” and “Change of Control Severance Agreements” on page 61.

The loss of services of any member of our executive management team, or their failure to adequately perform their management functions, would make it difficult for the Bank to improve earnings, continue to grow its business, obtain and retain customers, and set up and maintain appropriate internal controls for the Bancorp’s and the Bank’s operations. If any member of the executive management team does not perform up to expectations, the Bancorp’s and the Bank’s results of operations could suffer and their current plans for growth and increased profitability may not succeed. Finally, if any of the Bancorp’s or the Bank’s executive officers decides to leave, it may be difficult to replace the departing officer and the Bancorp and the Bank would lose the benefit of the knowledge the departing officer gained during his or her tenure with the Bancorp and the Bank.

If the Bancorp cannot raise additional capital, the Bancorp’s and the Bank’s growth may be limited.

The Offering is intended to help the Bancorp and the Bank finance additional growth. However, as with all small banks, for the Bancorp and the Bank to continue to grow over time and maintain adequate capital ratios, the Bancorp may need additional capital. The equity markets are competitive, and the Bancorp can give no assurances that it will be able to raise additional capital in the future.

The Bancorp’s ability to raise capital through the sale of additional securities after the Offering will depend primarily upon the performance of the Bank, the financial condition of the Bancorp and the Bank, and the condition of financial markets generally, as well as in the Bank’s market area, at the time of any such offering. Any such offering could have a dilutive effect on the earnings per share and book value per share for our existing shareholders. Even if an offering is accretive to book value per share, the future offering could have a dilutive effect on the earnings per share. If additional capital is required, there can be no assurance that such capital will be available on terms satisfactory to the Board, if at all. Failure to obtain additional capital when needed could slow or prevent the Bancorp’s and the Bank’s growth, hamper their ability to compete, and reduce their net income.

The Bancorp may decide to commence another public or private offering at any time after the close of the Offering. Depending upon the performance of the Bancorp and the Bank at the time of such a possible subsequent offering, the offering price of the subsequent offering might be more or less than $12.50 per share. If it is less than $12.50 per share, purchasers of common stock in this Offering will be diluted. No subsequent offerings are contemplated for the near future.

Risks Related to the Offering

The Bancorp is selling the Shares on a “best efforts” basis.

The Shares are being offered on a “best efforts” basis by the Bancorp’s and the Bank’s directors and officers. There is no requirement that the Bancorp sell any particular number of Shares and the Bancorp cannot assure subscribers that the Offering will be fully subscribed. If the Bancorp sells less than the $10,000,000 being offered, the lesser amount sold may not necessarily be sufficient for the Bancorp to accomplish its present goals. Among other things, if the Bancorp does not sell the full amount offered, the Bancorp and the Bank will grow more slowly and the Bancorp may need to raise additional capital in the future.

The Offering is not underwritten.

The Offering is not being underwritten. Thus, there has not been an independent review of matters covered by this Offering Circular as might be conducted by an underwriter had an underwriter been affiliated with the Offering. For instance, the determination of the offering price was not subject to underwriter review. The price was determined by the Board. You must rely solely on the Bancorp’s and the Bank’s directors and officers as to the accuracy of the information contained in this Offering Circular.

There is a limited market for the Bancorp’s Common Stock.

As of the date of this Offering Circular, the Bancorp has 2,734,586 shares of common stock issued and outstanding. If 800,000 Shares are sold in this Offering, there will be 3,534,586 total shares issued and outstanding. The common stock of the Bancorp is traded under the symbol “OTCQB: INFT” on the OTCQB market system. The market for the Bank’s shares, which have now been exchanged for shares of the Bancorp on a one-for-one basis, has been limited since the Bank opened on February 1, 2018.

Although the Shares will not have a legend condition and will be freely transferable (except for control Shares held by directors or executive officers of the Bancorp or the Bank), no assurances can be given that there will be a market for the sale of the Shares.

Neither the Bancorp nor the Bank has paid dividends in the past and the Bancorp’s ability to pay significant dividends in the future is dependent upon the earnings of the Bank.

The payment of cash dividends by the Bancorp is subject to restrictions set forth in the California Corporations Code (the “Code”). The shareholders of the Bancorp will be entitled to receive dividends, on a pro rata basis, when and as declared by the Board, out of funds legally available for the payment of dividends, as provided in the California General Corporation Law. Under California law, the Bancorp would be prohibited from paying dividends unless: (1) its retained earnings immediately prior to the dividend equals or exceeds the sum of (A) the amount of the proposed dividend plus (B) the cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the common stock; or (2) immediately after the dividend, its assets would equal or exceed the sum of its total liabilities plus the amount that would be needed if it were to be dissolved at the time of the dividend to satisfy the preferential rights, including accrued but unpaid dividends, of other shareholders upon dissolution that are superior to the rights of the common stock shareholders. In certain circumstances, the Bancorp may also be required to obtain the prior approval of the Federal Reserve Board to make capital distributions to shareholders.

Although the Bank has not previously paid dividends, the Bancorp intends to pay dividends to its shareholders, in amounts to be determined by the Board of Directors of the Bancorp in its discretion, subject to the requirements of California law.

WHO MAY INVEST IN THE OFFERING

The Bancorp is offering for sale in this Regulation A+ offering (the “Offering”) up to 800,000 shares of its common stock, no par value, for a purchase price of $12.50 per share, for a total offering amount of $10,000,000. The shares are being offered for sale by this Offering Circular only to accredited investors, as such term is defined in Regulation D of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and only to those investors who satisfy the requirements of Section 25102(f) of the California Corporations Code.

Accredited Investor

To be an “accredited investor,” an investor must come within any of the following categories, or be a person who the issuer reasonably believes comes within any of the following categories at the time of the sale of the shares to that investor:

•	Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment advisor, or if the employee benefit plan has total assets in excess of $5,000,000, or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

•	Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

•	Any organization described in Section 501(c)(3) of the Internal Revenue Code, or corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the shares offered, with total assets in excess of $5,000,000;

•	Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

•	Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, at the time of his purchase (excluding the value of the person’s primary residence) exceeds $1,000,000;

•	Any natural person who had an individual income in excess of $200,000 in each of the two most recent years, or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

•	Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the shares offered, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D;

•	Any entity in which all of the equity owners are accredited investors (as defined above).

•	Any entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000:

•	Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the SEC has designated as qualifying an individual for accredited investor status;

•	Any natural person who is a “knowledgeable employee,” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940, of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of such Act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such Act;

•	Any “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 with assets under management in excess of $5,000,000, that is not formed for the specific purpose of acquiring the securities offered, and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; and

•	Any “family client” as defined in Rule 202(a)(G)-1 under the Investment Advisers Act of 1940, of a family office meeting the requirements of a family office and whose prospective investment in the issuer is directed by such family office.

Each subscriber will represent and warrant to the Bancorp in such subscriber’s subscription agreement that such subscriber is an accredited investor and shall designate in the subscription agreement the specific section or sections of the above description of the definition of accredited investor which applies to the subscriber.

Section 25102(f) of the California Corporations Code

Under Section 25102(f) of the California Corporations Code the following transactions are exempt from the qualification requirements under Section 25110 of the Code:

“(f) Any offer or sale of any security in a transaction (other than an offer or sale to a pension or profit-sharing trust of the issuer) that meets each of the following criteria:

(1)	Sales of the security are not made to more than 35 persons, including persons not in this state.

(2)	All purchasers either have a pre-existing personal or business relationship with the offeror or any of its partners, officers, directors or controlling persons, or managers (as appointed or elected by the members) if the offeror is a limited liability company, or by reason of their business or financial experience or the business or financial experience of their professional advisers who are unaffiliated with and who are not compensated by the issuer or any affiliate or selling agent of the issuer, directly or indirectly, could be reasonably assumed to have the capacity to protect their own interests in connection with the transaction.

(3)	Each purchaser represents that the purchaser is purchasing for the purchaser’s own account (or a trust account if the purchaser is a trustee) and not with a view to or for sale in connection with any distribution of the security.

(4)	The offer and sale of the security is not accomplished by the publication of any advertisement. The number of purchasers referred to above is exclusive of any described in subdivision (i), any officer, director, or affiliate of the issuer, or manager (as appointed or elected by the members) if the issuer is a limited liability company, and any other purchaser (together with any custodian or trustee acting for the account of their minor children) are counted as one person and a partnership, corporation, or other organization that was not specifically formed for the purpose of purchasing the security offered in reliance upon this exemption, is counted as one person. The Commissioner may by rule require the issuer to file a notice of transaction under this subdivision.”

The Commissioner has required by rule that a notice under Section 25102(f) shall be filed no later than 15 calendar days after the first sale of a security in this state.

Each subscriber will represent and warrant to the Bancorp in such subscriber’s subscription agreement that such subscriber (1) has a pre-existing personal or business relationship with the Bancorp or one of its Executive Officers or directors, or by reason of their business or financial experience could be reasonably assumed to have the capacity to protect their own interests in connection with the transaction, (2) is purchasing for the purchaser’s own account and not with a view to or for sale in connection with any distribution of the security, and (3) is not aware of any form of general solicitation or general advertising made by the Bancorp relating to the transaction.

Re-sales of the Shares purchased in the Offering in compliance with Section 25102(f) may be made in reliance on the non-issuer exemption provided by Section 25104(a) of the California Corporations Code. This exemption is self-executing so long as the re-sale does not involve any advertising or use of a broker-dealer as part of a public offering. Since the exemption is self-executing no documentation is required to be filed with the DFPI to rely on the exemption for resales under Section 25104(a).

USE OF PROCEEDS

If the Offering is consummated and all 800,000 Shares offered hereby are sold, the gross proceeds from the sale of those Shares at $12.50 per share would be $10,000,000, and the net proceeds would be approximately $9,892,000 after giving effect to estimated expenses in connection with the Offering of approximately $108,000, including, but not limited to, expenses of filing on the SEC’s EDGAR system and other printing and copying costs, legal fees, accounting fees, filing fees, postage, and other miscellaneous costs and expenses, including meeting expenses. Notwithstanding the foregoing, the Bancorp can provide no assurances as to the total number of Shares that may be sold or the amount of expenses to be paid.

The estimated offering expenses of $108,000 include expenses of filing on the SEC’s EDGAR system and other printing and copying costs of $28,000, legal fees of $25,000, accounting fees of $45,000, transfer agent fees of $2,500, filing fees of $2,500, postage and mailing costs of $2,500, and miscellaneous costs and expenses, including expenses for meals and meetings with possible investors, of $2,500. All of these expenses are estimates only and the actual offering expenses may be higher or lower than anticipated.

The net proceeds from the Offering of $9,892,000 will be used by the Bancorp to retire the loan from TIB, National Association (see “Stock Buy-Back on page 9) and as additional working capital to support the growth of the Bank. If less than $6,071,031 of net proceeds are received from the Offering, whatever amount is raised will be used by the Bancorp first to pay off or pay down the loan from TIB, National Association, and then as additional working capital.

The Bancorp has significant discretion over the net proceeds of the Offering. As is the case with any business, it should be expected that certain expenses unforeseeable to management at this juncture will arise in the future. There can be no assurance that management’s use of proceeds generated through this Offering will prove optimal or translate into revenue or profitability for the Bancorp.

A portion of the proceeds from this Offering may be used to compensate or otherwise make payments to officers or directors of the Bancorp. The officers and directors of the Bancorp may be paid salaries and receive benefits that are commensurate with similar companies, and a portion of the proceeds may be used to pay these ongoing business expenses.

The Bancorp reserves the right to change the use of proceeds set out herein based on the needs of the ongoing business of the Bancorp and the Bank and the discretion of the Bancorp’s management. The Bancorp may reallocate the estimated use of proceeds among the various categories or for other uses if management deems such a reallocation to be appropriate.

Total Raised in Offering	$2,500,000	$5,000,000	$7,500,000	$10,000,000
TIB Loan Repayment	$2,392,000	$4,892,000	6,071,031	6,071,031
Working Capital[1]	0	0	1,320,969	3,820,969
Offering expenses	108,000	108,000	108,000	108,000
Totals:	$2,500,000	$5,000,000	$7,500,000	$10,000,000

1 The Bancorp cannot predict with any degree of certainty the specific amounts of Working Capital to be allocated to the payment of specific future expenses. As a result, the management of the Bancorp shall have wide latitude and discretion in the use of proceeds from this Offering. Management’s allocation of Working Capital to specific uses shall be determined by management in its discretion, including increasing and decreasing such allocations from time to time. Such allocations of Working Capital shall be allocated by management among items such as, but not limited to, the following: Payment of all or a portion of the TIB loan, Salaries and Wages, Marketing, Office Expenses, Technology-related expenses, repayment of principal or interest under the Bank’s subordinated capital notes and Offering Expenses.

PLAN OF DISTRIBUTION

General

The Bancorp is hereby offering for sale (the “Offering”) up to 800,000 shares of its common stock, no par value (“Shares”) for a purchase price of $12.50 per Share, for a total offering amount of up to $10,000,000. The OTCQB Trading Symbol for the Bancorp’s common stock is OTCQB: INFT.

The shares are being offered for sale by this Offering Circular only to accredited investors, as such term is defined in Regulation D of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and only to those investors who satisfy the requirements of Section 25102(f) of the California Corporations Code. See “WHO MAY INVEST IN THE OFFERING”, beginning on page 24.

There are no existing shareholders who are selling any shares of common stock of the Bancorp (“Selling Shareholders”) in the Offering.

Minimum Amount for Offering

There is no minimum number of Shares that must be sold. Upon the close of the Offering, the Bancorp may accept subscriptions and add the subscription funds to the capital of the Bancorp.

Minimum Amount Required to be Purchased by an Investor

The minimum amount of Shares which must be purchased is 20,000 Shares for $250,000, unless a lesser amount is approved for any investor by the Board of Directors of Bancorp in its discretion (for executive officers and for others where special circumstances are involved).

Maximum Amount Permitted to be Purchased by an Investor

Unless all necessary regulatory approvals are first obtained, no subscriber shall be permitted to purchase that number of Shares which would result in the subscriber’s ownership of more than 9.9% of the total shares outstanding after the completion of the Offering (maximum of 349,924 shares if all 800,000 Shares are sold, resulting in 3,534,586 outstanding shares).

Closing Date

The Offering will close (the “Closing Date”) at 4:00 p.m., Pacific time, on April 30, 2024, unless terminated earlier by us in our sole discretion.

After the Closing Date, the Bancorp may formally approve subscriptions received prior to the Closing Date, in whole or in part, or reject subscriptions, at any time up to the date which is 14 days after the Closing Date. The Bancorp will notify all investors no later than 14 days after the Offering is concluded whether their subscription has been accepted or rejected, in whole or in part. If the Bancorp does not approve, in whole or in part, any subscription, a refund will be mailed to the investor in an amount equal to the subscription price for the number of Shares as to which the subscription is not approved, without interest, by no later than 14 days after the Close of the Offering. The Bancorp reserves the right to cancel the Offering at any time and return all subscriptions.

How to Subscribe for Shares

To subscribe for Shares in the Offering, complete a subscription agreement (the form is included with this Offering Circular), and deliver it, together with the total subscription price for all the Shares you wish to purchase, before 4:00 p.m., Pacific time, on the Closing Date to:

Infinity Bank

Attention: Victor E. Guerrero II

President/Chief Operating Officer

6 Hutton Centre Drive, Suite 100

Santa Ana, California 92707

Stock Subscription Account

Your subscription funds will be held in a stock subscription account at the Bank until your subscription is approved by the Bancorp, which shall occur no later than 14 days after the Offering closes. Upon approval of your subscription by the Bancorp, your subscription funds shall be immediately released from the stock subscription account and added to the capital accounts of the Bancorp.

Release of Subscription Funds to the Bancorp

NO FUNDS SHALL BE RELEASED TO THE BANCORP FROM THE STOCK SUBSCRIPTION ACCOUNT FOR THE OFFERING UNTIL THE BANCORP HAS CLOSED THE OFFERING.

The method of delivery of subscription agreements and payment of the subscription price to the Bancorp will be at your own election and risk. If you send subscription agreements and payments by mail, you are urged to send the materials by registered mail, properly insured, with return receipt requested, and are urged to allow a sufficient number of days to ensure delivery to the Bancorp and clearance of payment prior to the Closing Date. Because uncertified personal checks may take at least seven business days to clear, you are strongly urged to pay, or arrange for payment, by means of bank check or wire transfer of funds.

The Bancorp will determine all questions concerning the timeliness, validity, form and eligibility of any subscription agreements. Subscription agreements will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Bancorp determines, in its sole discretion. The Bancorp will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription agreements or incur any liability for failure to give such notification. The Bancorp reserves the right to reject any subscription agreement if such agreement is not in proper form or if the acceptance thereof or the issuance of Shares pursuant thereto could be deemed unlawful. See “Regulatory Limitations” below.

If any subscriber has questions about the Offering, the subscriber should direct those questions to Victor E. Guerrero II, President/Chief Operating Officer, 6 Hutton Centre Drive, Suite 100, Santa Ana, California 92707 (telephone: 657-223-1000, email: victor@goinfinitybank.com).

No Revocation; Commissions and Fees

Once you have submitted a subscription agreement, you cannot revoke the agreement.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred by a subscriber will be for the account of the subscriber, and none of such commissions, fees or expenses will be paid by the Bancorp or the Bank.

Determination of Subscription Price

The subscription price for the Shares has been determined by the Board. In approving the subscription price, the Board considered, without limitation, such factors as:

•	the book value of the Bank’s common stock,
•	the Bank’s profitability in 2021 and 2022,
•	lack of an active market for the Bancorp’s stock resulting in very limited availability of the Bancorp’s stock in the marketplace,
•	the Bancorp’s and the Bank’s strong management teams and boards, and
•	the opportunities in the marketplace for growth.

The price of $12.50 per share represents 130.8% of the book value of $9.56 per share of the Bancorp’s common stock as of September 30, 2023, or a 30.8% premium to book value as of that date.

The Bancorp’s common stock is quoted in the OTCQB market tier of the Over-the-Counter Markets Group (the “OTC Markets”) under the symbol OTCQB: INFT. On November 3, 2023, the date of the last trade, the end of day open and close prices of the Bancorp’s common stock were $9.27 Open (volume of 285 shares) and $9.27 Close (volume of 285 shares). Due to the limited market for the Bancorp’s shares, the Board does not consider this price to be reflective of the actual value of the Bancorp’s common stock.

Issuance of Shares following the Close of the Offering

No later than 21 days after the Close of the Offering, a book-entry record for the Shares you have purchased in the Offering will be made by the Bancorp’s registrar and transfer agent. No paper stock certificates will be issued.

Advertising and Other Promotional Materials

The Bancorp will not be advertising the Offering. The Offering is made only by means of this Offering Circular and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Shares.

Regulatory Limitations

Change of Control

The Federal Change in Bank Control Act of 1978 prohibits a person or group of persons “acting in concert” or any company from acquiring “control” of a bank holding company unless the Federal Reserve Board (the “FRB”) has been given 60 days’ prior written notice of such proposed acquisition and within that time period the FRB has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the FRB issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the FRB, the acquisition of more than 10% of a class of voting stock of a bank holding company would, under the circumstances set forth in the presumption, constitute an acquisition of control. The acquisition of control would also require the approval of the DFPI under California law.

The Bancorp presently has 2,734,586 shares of common stock issued and outstanding. If 800,000 Shares are sold in this Offering, there will be 3,534,586 total shares issued and outstanding. To ensure that no subscriber acquires 10% or more of the outstanding shares, no subscriber will be permitted to purchase that number of shares which, when added to any existing shares owned by such subscriber, including the subscriber’s vested stock options, would be more than 10% of the total of outstanding shares of the Bancorp after completion of the Offering. As a result of the Stock Buy-Back (see page 9), even if all 800,000 shares are sold in this Offering, one existing shareholder’s ownership percentage, including his vested stock options, will exceed 10% of the outstanding shares after the Offering, and another shareholder’s percentage of ownership will exceed 10% if we sell less than 400,000 shares in this Offering. One or both such existing shareholders, whose ownership equals or exceeds 10% after the Offering, will have until January 29, 2024, which is 90 days after the completion of the Buy-Back on October 31, 2023, to file a Notice with the Federal Reserve Board.

No Board or Financial Advisor Recommendation

An investment in the Shares must be made according to your own evaluation of your best interests. Accordingly, neither the Board of Directors of the Bancorp nor the Board of Directors of the Bank makes any recommendation to you about whether you should purchase Shares in the Offering.

PRO FORMA

CAPITALIZATION

The following table sets forth the pro forma capitalization and capital ratios of the Bancorp as of October 31, 2023, adjusted to give effect to the sale of 200,000 Shares (25%), 400,000 Shares (50%), 600,000 Shares (75%), and 800,000 Shares (100%) in the Offering.1 The financial information included in this section and throughout this Offering Circular should be read in conjunction with our financial statements and the “Stock Buy-Back” information on page 9.

	October 3[1], 2023[2,3]	Pro Forma (As Adjusted)[3,4] Assuming 200,000 Shares are Sold (25%)	Pro Forma (As Adjusted)[3,5] Assuming 400,000 Shares are Sold (50%)	Pro Forma (As Adjusted)[3,6] Assuming 600,000 Shares are Sold (75%)	Pro Forma (As Adjusted)[3,7] Assuming 800,000 Shares are Sold (100%)
Shareholders’ Equity
Common stock	$28,385,486	$30,777,486	$39,338,575	$41,838,575	$44,338,575
Preferred stock	-	-	-	-	-
Additional Paid in Capital	-	-	-	-	-
Retained Earnings	2,993,837	2,993,837	2,993,837	2,993,837	2,993,837
Net adjustment to fair market value	(4,837,549)	(4,837,549)	(4,837,549)	(4,837,549)	(4,837,549)
Total shareholders’ equity	$26,541,774	$28,933,774	$31,433,774	$33,933,774	$36,433,774

1              This table is provided for illustrative purposes only. This table does not take into account any common stock that may be issued pursuant to the exercise of outstanding stock options or pursuant to the vesting of Restricted Stock Units after October 31, 2023.

2              The Bancorp has 20,000,000 authorized shares of common stock, with no par value, of which 2,734,586 shares were issued and outstanding as of October 31, 2023, resulting in a book value of approximately $9.71 per share as of that date.

3              The figures shown are net of estimated expenses in connection with this Offering of approximately $108,000. See “USE OF PROCEEDS” above on page 26.

4              If 200,000 Shares are sold in the Offering, the Bancorp will have 2,934,586 shares of common stock outstanding, each having a book value of approximately $9.86 per share.

5              If 400,000 Shares are sold in the Offering, the Bancorp will have 3,134,586 shares of common stock outstanding, each having a book value of approximately $10.03 per share.

6              If 600,000 Shares are sold in the Offering, the Bancorp will have 3,334,586 shares of common stock outstanding, each having a book value of approximately $10.18 per share.

7              If 800,000 Shares are sold in the Offering, the Bancorp will have 3,534,586 shares of common stock outstanding, each having a book value of approximately $10.31 per share.

PRO FORMA

CAPITAL RATIOS

AS OF October 31, 2023

	October 31, 2023[1]	Pro Forma Assuming 200,000 Shares are Sold (25%)[2]	Pro Forma Assuming 400,000 Shares are Sold (50%)[3]	Pro Forma Assuming 600,000 Shares are Sold (75%)[4]	Pro Forma Assuming 800,000 Shares are Sold (100%)[5]
Capital Ratios
Total risk-based capital (to risk-weighted assets)	19.2%	20.4%	21.6%	22.8%	24.0%
Tier 1 risk-based capital (to risk-weighted assets)	16.0%	17.1%	18.3%	19.5%	20.7%
Tier 1 leveraged capital (to average assets)	11.3%	12.1%	12.9%	13.7%	14.6%

1             This table is provided for illustrative purposes only. This table does not take into account any common stock that may be issued pursuant to the exercise of outstanding stock options or pursuant to the vesting of Restricted Stock Units after October 31, 2023. The Bank had 20,000,000 authorized shares of common stock, with no par value, of which 2,734,586 shares were issued and outstanding as of October 31, 2023. The figures shown are net of estimated expenses in connection with this Offering of approximately $108,000. See “USE OF PROCEEDS” above on page 26.

See also “Infinity Bancorp Reorganization” on page 8 concerning the impact of the Reorganization which was effective October 21, 2022.

2               If 200,000 Shares are sold in the Offering, the Bancorp will have 2,934,586 shares of common stock outstanding.

3              If 400,000 Shares are sold in the Offering, the Bancorp will have 3,134,586 shares of common stock outstanding.

4              If 600,000 Shares are sold in the Offering, the Bancorp will have 3,334,586 shares of common stock outstanding.

5              If 800,000 Shares are sold in the Offering, the Bancorp will have 3,534,586 shares of common stock outstanding.

DILUTION

The Articles of Incorporation of the Bancorp authorize the issuance of 20,000,000 shares of common stock and 10,000,000 shares of preferred stock. See “SECURITIES BEING OFFERED” on page 65 below. As of October 31, 2023, the Bank had 2,734,586 shares of common stock issued and outstanding, and no shares of preferred stock outstanding. See “Infinity Bancorp Reorganization” on page 8 concerning the impact of the Reorganization which was effective October 21, 2022.

After the Offering, if all 800,000 shares of common stock are sold, the Bancorp will have 3,534,586 shares of common stock issued and outstanding, assuming no exercise of any outstanding stock options or issuance of restricted stock. The balance of 15,790,855 shares of common stock which will be authorized but unissued after the Offering, would be available for future stock option exercises, issuance of shares upon the vesting of Restricted Stock Units, and issuance for proper corporate purposes. The preferred stock is not affected by the Offering and there is no present intention to issue any preferred stock.

If all 800,000 Shares are sold in the Offering, existing shareholders of the Bancorp will have their percentages of ownership reduced by 22.633%. Thus, a shareholder who owns 100,000 shares of the Bancorp as of the date of the Offering (3.66% of the outstanding 2,734,586 shares) and who does not participate in the Offering would own 100,000 shares upon completion of the Offering (2.83% of the 3,534,586 shares outstanding) after the issuance of 800,000 Shares in the Offering, a 22.633% reduction in voting power. The following tables illustrate the per Share dilution which would occur under each of the “Use of Proceeds” scenarios shown on page 26 (after deducting the offering expenses of $108,000 for each scenario:

If the total capital raised is $2,500,000:

Offering Price per Share	$12.50
Net Tangible Book Value per Share before Offering, (based on 2,734,586 shares of common stock outstanding)	$9.71
Increase in Net Tangible Book Value per Share Attributable to Shares Offered Hereby (200,000 Shares)	$0.15
Net Tangible Book Value per Share after Offering (based on 2,934,586 shares outstanding)	$9.86
Dilution of Net Tangible Book Value per Share to subscribers in this Offering	$2.64 (21.12% dilution)

If the total capital raised is $5,000,000:

Offering Price per Share	$12.50
Net Tangible Book Value per Share before Offering, (based on 2,734.586 shares of common stock outstanding)	$9.71
Increase in Net Tangible Book Value per Share Attributable to Shares Offered Hereby (400,000 Shares)	$0.32
Net Tangible Book Value per Share after Offering (based on 3,134,586 shares outstanding)	$10.03
Dilution of Net Tangible Book Value per Share to subscribers in this Offering	$2.47 (19.78% dilution)

If the total capital raised is $7,500,000:

Offering Price per Share	$12.50
Net Tangible Book Value per Share before Offering, (based on 2,734,586 shares of common stock outstanding)	$9.71
Increase in Net Tangible Book Value per Share Attributable to Shares Offered Hereby (600,000 Shares)	$0.47
Net Tangible Book Value per Share after Offering (based on 3,334,586 shares outstanding)	$10.18
Dilution of Net Tangible Book Value per Share to subscribers in this Offering	$2.32 (18.59% dilution)

If the total capital raised is $10,000,000:

Offering Price per Share	$12.50
Net Tangible Book Value per Share before Offering, as of the date of this Offering (based on 2,734,586 shares of common stock outstanding)	$9.71
Increase in Net Tangible Book Value per Share Attributable to Shares Offered Hereby (800,000 Shares)	$0.60
Net Tangible Book Value per Share after Offering (based on 3,534,586 shares outstanding)	$10.31
Dilution of Net Tangible Book Value per Share to subscribers in this Offering	$2.17 (17.54% dilution)

DISQUALIFYING EVENTS AND BAD ACTOR DISCLOSURE

Recent changes to Regulation A+ promulgated under the Securities Act prohibit an issuer from claiming an exemption from registration of its securities under such rule if the issuer, or any of its predecessors, any affiliated issuer, any director, executive officer, other officer participating in the offering of the interests, general partner or managing member of the issuer, any beneficial owner of 20% or more of the voting power of the issuer’s outstanding voting securities, any promoter connected with the issuer in any capacity as of the date hereof, an investment manager of the issuer any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of the issuer’s interests, any general partner or managing member of any such investment manager or solicitor, or any director, executive officer or other officer participating in the offering of any such investment manager or solicitor or general partner or managing member of such investment manager or solicitor has been subject to certain “Disqualifying Events” described in 17 CFR 230.262(a), subject to certain limited exceptions. The Bancorp is required to exercise reasonable care in conducting an inquiry to determine whether any such persons have been subject to such Disqualifying Events and is required to disclose any Disqualifying Events that occurred prior to September 23, 2013 to investors in the Bancorp.

The Bancorp believes that it has exercised reasonable care in conducting an inquiry into Disqualifying Events by the foregoing persons and is aware of no such Disqualifying Events. Under 17 CFR 230.262(d), the Bancorp is also required to include in this Offering Circular a description of any matters that would have triggered disqualification that occurred before June 19, 2015. The Bancorp hereby gives notice that there are no matters of which it is aware, after exercising reasonable care to investigate, that would have triggered disqualification that occurred before June 19, 2015.

It is possible that (a) Disqualifying Events may exist of which the Bancorp is not aware, and (b) the SEC, a court or other finder of fact may determine that the steps that the Bancorp has taken to conduct its inquiry were inadequate and did not constitute reasonable care. If such a finding were made, the Bancorp may lose its ability to rely upon exemptions under Regulation A+, and, depending on the circumstances, may be required to register the Offering of the Shares with the SEC and under applicable state securities laws or conduct a rescission offer with respect to the Shares sold in the Offering.

TRADING HISTORY

Trading in the Bank’s common stock before October 21, 2022 and in the Bancorp’s common stock since that date has been limited and such trades cannot be characterized as constituting an active market. The common stock of the Bancorp is traded under the symbol “OTCQB: INFT” on the OTCQB market system.

Any investment in the Bancorp’s common stock should be considered a long-term investment. Sale of the Bancorp’s common stock may not be possible, even in the event of an emergency. In addition, the price you may obtain is unpredictable. If a large block of shares is placed for sale, this may cause the price to decline for a period of time.

As of November 1, 2023, the common stock of the Bancorp was held by approximately 70 beneficial holders, after giving effect to the results of the Stock Buy-Back (see page 9). The shares of the Bank were exchanged for shares of the Bancorp on October 21, 2022 on a one-for-one basis.

The Bancorp’s common stock is quoted in the OTCQB market tier of the Over-the-Counter Markets Group (the “OTC Markets”) under the symbol OTCQB:INFT. On November 3, 2023, the date of the last trade, the end of day open and close prices of the Bancorp’s common stock were $9.27 Open (volume of 285 shares) and $9.27 Close (volume of 285 shares). Due to the limited market for the Bancorp’s shares, the Board does not consider this price to be reflective of the actual value of the Bancorp’s common stock.

DIVIDENDS

The payment of cash dividends by the Bancorp is subject to restrictions set forth in the California Corporations Code (the “Code”). The shareholders of the Bancorp will be entitled to receive dividends, on a pro rata basis, when and as declared by the Board, out of funds legally available for the payment of dividends, as provided in the California General Corporation Law. Under California law, the Bancorp would be prohibited from paying dividends unless: (1) its retained earnings immediately prior to the dividend equals or exceeds the sum of (A) the amount of the proposed dividend plus (B) the cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the common stock; or (2) immediately after the dividend, its assets would equal or exceed the sum of its total liabilities plus the amount that would be needed if it were to be dissolved at the time of the dividend to satisfy the preferential rights, including accrued but unpaid dividends, of other shareholders upon dissolution that are superior to the rights of the common stock shareholders. In certain circumstances, the Bancorp may also be required to obtain the prior approval of the Federal Reserve Board to make capital distributions to shareholders.

Although the Bank has not previously paid dividends, the Bancorp intends to pay dividends to its shareholders, in amounts to be determined by the Board in its discretion, subject to the requirements of California law.

Whether or not dividends, either cash or stock, will be paid in the future will be determined by the Board of Directors of Bancorp after consideration of various factors. The Bancorp’s and the Bank’s profitability and regulatory capital ratios, providing a reasonable return to shareholders, in addition to other financial conditions will be key factors considered by the Board of Directors of Bancorp in making such determinations regarding the payment of dividends.

BUSINESS

Infinity Bancorp

Infinity Bancorp was incorporated as a California corporation on June 16, 2022. On July 6, 2022, the Bancorp, the Bank, and Infinity Merger Co., a California corporation organized on June 16, 2022 for the sole purpose of effecting the Reorganization, entered into a Plan of Reorganization and Merger Agreement (the “Merger Agreement”). The Merger Agreement provided for a reverse triangular merger transaction (the “Reorganization”) pursuant to which the Bank became a wholly owned subsidiary of the Bancorp. The Merger Agreement provides that upon completion of the Merger, the Bank’s outstanding shares of common stock were exchanged for an equal number of shares of the Bancorp’s common stock, and the shareholders of the Bank become shareholders of the Bancorp. The Reorganization was subject to approval by the DFPI, the FDIC, the Federal Reserve Bank of San Francisco, and by shareholders of the Bank holding a majority of the issued and outstanding shares of the Bank. All regulatory approvals were received and the shareholders of the Bank approved the reorganization on September 29, 2022. The Effective Date of the Merger and the Reorganization was the date the Merger Agreement was filed with the California Secretary of State, which was October 21, 2022. As of the Effective Date, the Bancorp owned 100% of the issued and outstanding shares of the Bank, and all former shareholders of the Bank became shareholders of the Bancorp with the same number of shares they previously owned in the Bank.

The Bancorp conducted a Stock Buy-Back from October 2 through October 31, 2023. Please see “Stock Buy-Back” on page 9.

As of the date of this Offering Circular, and as a result of the Stock Buy-Back, the Bancorp has 2,734,586 shares of common stock issued and outstanding. If 800,000 Shares are sold in this Offering, there will be 3,534,586 total shares issued and outstanding. The common stock of the Bancorp is traded under the symbol “INFT” on the OTCQB market system.

The Bancorp’s headquarters office is located at 6 Hutton Centre Drive, Suite 100, Santa Ana, California 92707. Presently, the sole business of the Bancorp is to operate its subsidiary Bank.

The current members of the Board of Directors of the Bancorp are Karkutla P. (“Bala”) Balkrishna (Chairman), Cary D. Bren, Curtis E. Campbell, Raymond J. Gagnon, Victor E. Guerrero II, Katherine T. Le, Richard H. Schlatter and Glenn B. Stearns. The Bancorp’s executive officers are Bala Balkrishna (Chairman and Chief Executive Officer), Victor E. Guerrero II (President/Chief Operating Officer), Elaine Crouch (Executive Vice President/Chief Administrative Officer/Corporate Secretary), and Allison Duncan (Executive Vice President/Chief Financial Officer).

The Bancorp’s telephone number is: (657) 223-1000. Elaine Crouch, the Bancorp’s Corporate Secretary, may be reached at Infinity Bank, 6 Hutton Centre Drive, Suite 100, Santa Ana, California 92707, Telephone: (657) 223-1000, facsimile: (714) 619-7456, or email: elaine@goinfinitybank.com.

Infinity Bank

Infinity Bank is a California state-chartered bank headquartered in Santa Ana, California. The Bank was incorporated as a California banking corporation on January 27, 2017 and commenced business on February 1, 2018. Upon opening for business in 2018, the Bank focused its lending efforts on small to medium-sized businesses, high-net-worth individuals, and professionals in its market area. The Bank has one full-service office in Santa Ana, Orange County, California: the Bank’s headquarters office is located at 6 Hutton Centre Drive, Suite 100, Santa Ana, California 92707. The Bank engages in substantially all the business operations customarily conducted by state-chartered banks in California. Its deposits are insured by the Federal Deposit Insurance Corporation up to the maximum legal limit.

The Bank became a wholly owned subsidiary of Infinity Bancorp on October 21, 2022.

The current members of the Board of Directors of the Bank are Karkutla P. (“Bala”) Balkrishna, Cary D. Bren, Curtis E. Campbell, Raymond J. Gagnon (Chairman), Victor E. Guerrero II, Katherine T. Le, Richard H. Schlatter and Glenn B. Stearns. The Bank’s executive officers are Bala Balkrishna (Chief Executive Officer), Victor E. Guerrero II (President/Chief Operating Officer), Elaine Crouch (Executive Vice President/Chief Administrative Officer/Corporate Secretary), Allison Duncan (Executive Vice President/Chief Financial Officer), and Patty Staples (Executive Vice President/Chief Credit Officer).

The Bank’s telephone number is: (657) 223-1000. Elaine Crouch, the Bank’s Corporate Secretary, may be reached at Infinity Bank, 6 Hutton Centre Drive, Suite 100, Santa Ana, California 92707, Telephone: (657) 223-1000, facsimile: (714) 619-7456, or email: elaine@goinfinitybank.com.

On October 22, 2021, the Bank issued $4 million of subordinated capital notes (the “Subordinated Notes”) in a non-public offering to accredited investors only pursuant to a Permit issued by the DFPI, subject to the requirements of Section 1211 of the California Financial Code. The Subordinated Notes are fixed to floating rate notes due in 10 years, are callable by the Bank after five years at par, are not callable by the holders, are structured to satisfy the requirements for Tier 2 capital and are not convertible into shares of common stock of the Bank. Payments under the Subordinated Notes are due semi-annually in arrears.

The Business Strategy of the Bank

The Bank’s business strategy is to operate a client-focused, well-capitalized and profitable Southern California bank dedicated to providing personal service to its business and individual customers. The Bank believes that stable, long-term growth and profitability are the result of building strong customer relationships while maintaining disciplined credit underwriting standards.

The Bank’s loan portfolio consists primarily of loans to borrowers within Orange County and its surrounding areas. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank’s market area and, as a result, the Bank’s loan and collateral portfolios are, to some degree, concentrated in those industries.

The composition of the Bank’s loan portfolio as of December 31, 2022: Construction and land development ($44.0 million or 28.1% of total loans of $156.6 million), Real Estate – Commercial and Residential ($36.6 million or 23.4%), Commercial & Industrial ($75.9 million or 48.5%), and Consumer ($0.1 million or 0.0%).  This compares to the following totals as of September 30, 2023 is: Construction and land development ($45.9 million or 26.3% of total loans of $174.6 million), Real Estate – Commercial and Residential ($60.1 million or 34.4%), Commercial & Industrial ($57.6 million or 33.0%), and Consumer ($11.0 million or 6.3%).

Bank Services

The Bank, as an independent community bank, offers a full range of banking services primarily to the business and professional community and individuals located in and around Orange County and neighboring communities. Since commencing operations in 2018, the Bank has focused on funding and placing into portfolio commercial and industrial loans, commercial real estate, and construction and land development loans.

The Bank offers a wide range of deposit instruments. These include personal and business checking accounts and savings accounts, interest-bearing negotiable orders of withdrawal (“NOW”) accounts, money market accounts, and time certificates of deposit.

Competition

The banking business in California, generally, and in the Bank’s market area, in particular, is highly competitive with respect to both deposits and loans and is dominated by a relatively small number of major banks, which have many offices operating over a wide geographic area. Among the advantages that some of these institutions have over the Bank is their ability to undertake extensive advertising campaigns and to allocate their investment assets to areas of highest yield and demand.

The Bank competes for deposits and loans, principally with these banks, as well as with savings and loan associations, thrift and loan associations, credit unions, mortgage companies, insurance companies, other financial service institutions, and money market mutual funds. In competing for deposits, the Bank is subject to certain limitations not applicable to non-bank financial institutions. Deregulation of interest rate ceilings payable on deposits has increased, and will continue to increase, competition for deposits. In addition, other entities (both public and private) seeking to raise capital through the issuance and sale of debt or equity securities will also compete with the Bank for deposits.

Many of the major commercial banks operating in the Bank’s market area offer certain services such as trust services and international banking which the Bank does not offer directly. By virtue of their greater total capitalization, such major banks have substantially higher lending limits than the Bank. Savings and loan associations and credit unions are continuing to offer products and services which compete with the products and services offered by banking institutions, including the Bank. Other community banks also represent a competitive force.

To compete effectively, the Bank has assembled an experienced staff of bankers who operate as a team under the leadership and direction of Karkutla P. Balkrishna (CEO), Victor E. Guerrero II (President/Chief Operating Officer), Elaine Crouch (Executive Vice President/Chief Administrative Officer/Corporate Secretary), Allison Duncan (Executive Vice President/Chief Financial Officer), and Patty Staples (Executive Vice President/Chief Credit Officer). Each of the Bank’s executive officers has extensive banking experience in Orange County and its surrounding areas. The Bank’s entire management team and staff are familiar with the financial needs of the businesses in the Bank’s market area and are acquainted with the products and services that serve those needs.

The Bank provides its customers with the convenience of technological access services; however, the Bank believes and emphasizes face-to-face, personalized service, with the goal of creating long-term relationships.

Description of Property

Neither the Bancorp nor the Bank owns any real property. In February 2018, the Bank entered into a seven-year lease agreement (the “Lease”) for its corporate headquarters and branch, approximately 8,850 rentable square feet of space in Suite 100 located on the ground floor of the 14-story building located at 6 Hutton Centre Drive, Santa Ana, CA 92707 (the “Building”). The Building is one of the two building towers in the Hutton Centre and is easily accessible to the 55 and 405 freeways.

In August 2023, the lease was amended. Under the terms of the amendment, the lease was extended for eighty-four (84) months beginning November 1, 2023. The Lease includes two three-year renewal options. The starting base monthly rental rate was $2.70 per rentable square foot (RSF) or $23,957.10 per month, full-service gross. Rent for ten months during the term of the Lease is free. The monthly rental rate increases annually by approximately 3.0% percent with the first adjustment made at the beginning of the thirteenth month. The Bank is also responsible for the pro rata share of any operating expense increase in excess of the actual expenses incurred by the landlord during each fiscal year. The total expense under the Lease was approximately $320,000 for each of the years ended December 31, 2022 and December 31, 2021.

Additional Branches and Expansion Plans

At this time, there are no plans to open additional branches. The Bank’s goal is to maximize profitable operations and impactful market penetration while keeping overhead expense at reasonable levels. Additionally, there are no plans at this time for the Bank to be involved in a merger or other form of acquisition.

Employees

As of September 30, 2023, the Bancorp and the Bank had a total of 32 full-time equivalent employees, including our executive officers. The Bank believes its employee relations are excellent. The Bank is not a party to any collective bargaining agreement.

Litigation

In the ordinary course of business, the Bancorp and the Bank are subject to claims, counter actions and other litigation of a non-material nature that are typical in the business of banking. To the best of the knowledge of the Bancorp and the Bank, neither the Bancorp nor the Bank is currently a party to any pending legal proceedings adverse to the Bancorp or the Bank.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

The following discussion is designed to provide a better understanding of significant trends related to the Bancorp’s and the Bank’s financial condition, results of operations, liquidity, capital resources and interest rate sensitivity. It is derived from the Bank’s audited financial statements and notes thereto for the year ended December 31, 2021, the Bancorp’s audited consolidated financial statements and notes thereto for year ended December 31, 2022, and the Bancorp’s unaudited consolidated financial statements and notes thereto for the nine months ended September 30, 2023, all of which are included in this Offering Circular beginning after page 67, as well as other financial information appearing in this Offering Circular. Please see “Stock Buy-Back” on page 9 describing the financial impact of the Stock By-Back which was effective October 31, 2023.

The Bancorp’s and the Bank’s future results of operations could materially differ from those suggested by the forward-looking statements contained in this Offering Circular or the results of the Bancorp’s and the Bank’s operations, depending upon changes such as:

•	competition within the banking industry;

•	changes in the interest rate environment;

•	general economic conditions, nationally, regionally and in our market areas, including changes in real estate values;

•	the general regulatory environment;

•	business conditions and inflation;

•	the securities markets;

•	technology;

•	unanticipated loan losses;

•	unanticipated provisions to the Bank’s ACL;

•	unanticipated increases in operating expenses; and

•	the ability to generate fee and other non-interest income.

Therefore, the information set forth in this discussion should be carefully considered when evaluating the Bancorp’s and the Bank’s business prospects and whether you should invest in the Shares. This discussion should be read in conjunction with the Bank’s financial statements and notes referenced above, as well as the section entitled “RISK FACTORS beginning on page 14.

This discussion, as well as disclosures included elsewhere in this Offering Circular, is based upon the Bank’s audited financial statements for the year ended December 31, 2021, the Bancorp’s audited consolidated financial statements for the year ended December 31, 2022, and the Bancorp’s unaudited consolidated financial statements for the nine months ended September 30, 2023, all of which were prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the Bancorp’s and the Bank’s management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosure of contingencies. A summary of the more significant accounting policies of the Bancorp can be found in Note 1 to the 2022 consolidated financial statements. which is incorporated herein by this reference. Additionally, because it involves some of the more significant judgments and estimates used in preparation of the financial statements, reference should be made to the sections covering the allowance and provision for loan loss and credit risk management.

Financial Summary

All references in this Offering Circular to financial statements for the year ended December 31, 2021 refer to the audited financial statements of the Bank as of that date, and all disclosures herein as of December 31, 2021 are based on the Bank’s audited financial statements as of that date.

All references in this Offering Circular to financial statements for the year ended December 31, 2022 refer to the audited financial statements of the Bancorp as of that date, and all disclosures herein as of December 31, 2022 are based on the Bancorp’s audited financial statements as of that date.

All references in this Offering Circular to financial statements as of September 30, 2023 refer to the unaudited financial statements of the Bancorp as of that date, and all disclosures herein as of September 30, 2023 are based on the Bancorp’s unaudited financial statements as of that date.

The financial statements should be read in conjunction with the financial information contained in “Stock Buy-Back” on page 9.

The Bancorp reported consolidated net income of $3.0 million for the year ended December 31, 2022, compared to Bank’s net income of $3.2 million for the year ended December 31, 2021. For the nine months ended September 30, 2023, the Bancorp’s net income was $3.6 million. The Basic Earnings Per Share (EPS) of the Bank was $0.96 for 2021 compared to the consolidated EPS of the Bancorp for 2022 of $0.90 and $1.06 for the nine months ended September 30, 2023.

Total consolidated assets of the Bancorp at December 31, 2022 were $310.2 million, compared to total assets of the Bank of $296.8 million at December 31, 2021, an increase of 4.5%. Net loans increased from $147.8 million as of December 31, 2021 to $153.9 million as of December 31, 2022, an increase of 4.1%. Total deposits increased from $262.5 million as of December 31, 2021 to $276.3 million as of December 31, 2022, an increase of 5.3%. At September 30, 2023, the Bancorp’s total consolidated assets were $316.5 million, net loans were $172.0 million, and total deposits were $278.8 million.

Shareholders’ equity stood at $28.6 million as of December 31, 2021, compared to $28.2 million at December 31, 2022, a decrease of $0.4 million or (1.4%). The return on average assets was 1.29% for the year ended December 31, 2021 compared to 0.96% for the year ended December 31, 2022. The return on average equity was 11.65% for the year ended December 31, 2021, compared to 10.97% for the year ended December 31, 2022. At September 30, 2023, shareholders’ equity was $32.6 million, the return on average assets was 1.62% and the return on average equity was 15.43% for the nine months then ended.

Executive Summary

Management considers the following to be the most significant items affecting net income during 2022 compared to 2021:

•	Increasing provisions to the Bank’s Allowance for Loan and Lease Losses (“ALLL”) and the adequacy of the ALLL

•	Level of the Bank’s capital

•	Cost of the Bank’s deposits and the Bank’s ability to retain deposits

•	Increase in expenses

Analysis of the Statements of Financial Condition

Loans

At December 31, 2022, the Bank reported net loans of $153.9 million, compared to $147.8 million at December 31, 2021. This represents an increase of $6.1 million (or 4.1%) over 2021. Net loans as of September 30, 2023 were $172.0 million. The following table presents the distribution of the Bank’s loan portfolio at the dates indicated.

Distribution of Loan Portfolio by Type

	December 31,
	2022		2021
		Percent		Percent
(Dollars in thousands)	Amount	of Total	Amount	of Total
Commercial and Industrial/Non-Real Estate	$76,125	49.5%	$79,134	53.5%
Real Estate-1-4 Residential Properties	6,847	4.4%	6,185	4.2%
Commercial Real Estate-Owner Occupied	14,270	9.3%	8,477	5.7%
Commercial Real Estate-Non-Owner Occupied	15,682	10.2%	18,869	12.8%
Construction	44,103	28.7%	28,688	19.4%
Overdraft line	-	-%	78	0.1%
Multi-Family	-	-%	3,840	2.6%
Consumer	65	-%	5,504	3.7%
Total Gross Loans	157,092	102.1%	150,775	102.0%
Deferred Loan Cost, Net of Fees	(525)	(0.4)%	(662)	(0.5)%
Allowance for Loan Losses	(2,661)	(1.7)%	(2,273)	(1.5)%
Total Net Loans	$153,906	100.0%	$147,840	100.0%

	September 30,
	2023		2022
		Percent		Percent
(Dollars in thousands)	Amount	of Total	Amount	of Total
Commercial and Industrial/Non-Real Estate	$52,333	30.4%	$78,538	53.1%
Real Estate-1-4 Residential Properties	18,601	10.8%	6,261	4.2%
Commercial Real Estate-Owner Occupied	27,554	16.0%	9,261	6.3%
Commercial Real Estate-Non-Owner Occupied	18,310	10.7%	16,644	11.2%
Construction	46,156	26.8%	37,601	25.4%
Overdraft line	6	-%	-	-%
Multi-Family	1,251	0.8%	2,915	2.0%
Consumer	10,542	6.1%	67	0.0%
Total Gross Loans	174,753	101.6%	151,287	102.2%
Deferred Loan Cost, Net of Fees	(121)	(0.1)%	(569)	(0.4)%
Allowance for Loan Losses	(2,595)	(1.5)%	(2731)	(1.8)%
Total Net Loans	172,037	100.0%	147,987	100.0%

A summary of maturities and sensitivities of loans to changes in interest rates at September 30, 2023 is shown in the table below. These loans are classified according to the earlier of their contractual maturity or, if variable, to the first available opportunity to have the current rate modified.

Distribution of Loan Portfolio by Maturity/Re-pricing Opportunity

	Re-pricing or Maturing In
(Dollars in thousands)	1 year or Less	Over 1 to 5 Years	Over 5 Years	Total
Fixed Rate Loans
Commercial - Unsecured	$1,260	$-	$-	$1,260
Commercial - Secured by Real Estate	618	-	1,507	2,125
Commercial – Other Secured	1,835		2,425	4,260
Real Estate - Construction	9,522	-		9,522
Real Estate - Other	3,729	-		3,729
Consumer	17	-	10,526	10,543

Total	$16,981	$-	$14,458	$31,439

Variable Rate Loans
Commercial - Unsecured	$45,013	$-	$-	$45,013
Commercial - Secured by Real Estate	14,056	-	-	14,056
Commercial – Oher Secured	1,800			1,800
Real Estate - Construction	36,634	-	-	36,634
Real Estate - Other	45,805	-	-	45,805
Consumer	-	-	-	-

Total	$143,308	$-	$-	$143,308

Total Loans Gross (excludes allowance for loan losses, and net deferred loan fees)	$160,289	$-	$14,458	$174,747

Nonperforming Assets

Nonperforming assets include non-accrual loans, loans contractually past due as to interest or principal for 90 days or more, restructured loans and other real estate owned. The Bank’s nonperforming assets totaled $1.8 million at December 31, 2022 and $1.0 million at December 31, 2021. Nonperforming assets totaled $1.4 million at September 30, 2023.

Allowance for Credit Losses

Effective January 1, 2023, the Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended This standard requires credit losses on most financial assets measured at amortized costs and certain other instruments to be measured using and expected credit loss model (referred to as the current expected credit loss (CECL) model). Under this model, entities will estimate credit losses over the entire contractual term of the instrument (considering estimated prepayments, but not expected extensions or modifications) from the date of initial recognition of that instrument.

In addition, ASC 326 made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities. Management does not intend to sell or believes that it is more likely than not they will be required to sell any available-for-sale debt securities.

The Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost and off-balance-sheet (OBS) credit exposures. Results for reporting periods beginning on or after January 1, 2023 are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP.

Upon adoption on January 1, 2023, the Company recorded a decrease to the allowance for credit loss (ACL) for loans of $199 thousand, an increase of $17 thousand to the ACL for unfunded commitments, an increase of $128 thousand to retained earnings, and a deferred tax liability of $54 thousand.

The following table illustrates the impact of ASC 326:

		January 1, 2023
	As Reported	Pre-ASC	Impact of ASC
	Under ASC 326	326 Adoption	326 Adoption
Assets:
Loans
Real estate - commercial and residential	$911,000	$963,000	$(52,000)
Commercial & industrial	900,000	929,000	(29,000)
Construction and land development	649,000	757,000	(108,000)
Consumer	2,000	12,000	(10,000)

Allowance for credit losses on loans	$2,462,000	$2,661,000	$(199,000)

Liabilities:
Allowance for credit losses on OBS credit exposures	$48,000	$31,000	$17,000

The Bank’s allowance for credit losses (ACL) is available to absorb future loan losses.  The level of the allowance is a result of management’s assessment of the risk within the loan portfolio, based on the information obtained in the credit underwriting process and the ongoing loan management process.  The Bank utilizes a risk-rating system on loans as well as a monthly credit review and reporting process.  This process is expanded on a quarterly basis, with detailed reports prepared by management and presented to the Board of Directors.  The ACL is also reviewed by an outside independent loan review company. The assessment of risk takes into account the composition of the loan portfolio, review of specific problem loans, the Bank’s previous loss experience, current and anticipated economic conditions and other factors which in management’s judgment, deserve recognition or reserves under applicable accounting pronouncements and requirements.  The following table is provided to recap activity in the Allowance for Credit Losses (ACL) and Allowance for Loan and Lease Losses (ALLL) Account for periods presented.

	Construction	Real estate-
	and Land	Commercial and	Commercial &
	Development	Residential	Industrial	Consumer	Total
ALLL as of December 31, 2022	$757,000	$963,000	$929,000	$12,000	$2,661,000
Impact of adopting ASU 2016-13	(108,000)	(52,000)	(29,000)	(10,000)	(199,000)
Charge-offs	-	(377,000)	-	-	(377,000)
Recoveries	-	-	-	-	-
Provision	176,000	359,000	(130,000)	104,000	509,000
ACL at September 30, 2023	$825,000	$893,000	$770,000	$106,000	$2,594,000

ALLL as of December 31, 2021	$494,000	$675,000	$1,043,000	$61,000	$2,273,000
Charge-offs	-	-	(153,000)	-	(153,000)
Recoveries	-	-	-	-	-
Provision	112,000	3,000	550,000	(55,000)	610,000
ALLL at September 30,2022	$606,000	$678,000	$1,440,000	$6,000	$2, 730,000

The reserve for off-balance sheet unfunded loan commitments is included within other liabilities on the balance sheet and the provision is included in other non-interest expenses.

As of December 31, 2022, the allowance for loan losses as a percentage of total gross loans was 1.7% and as of December 31, 2021 was 1.5%. At September 30, 2023, the allowance for credit losses as a percentage of total gross loans was 1.5%. The Bank’s management believes that the reserve level was adequate for the Bank’s loan portfolio at these reporting dates. However, management cannot predict the extent to which the deterioration in general economic conditions, real estate values, increase in general interest rates, changes in the financial conditions or business of a borrower may adversely affect a borrower’s ability to pay.

Investment Portfolio

The Bank maintains a portfolio of investment securities that consists of U.S. Agencies and Mortgage-Backed Securities. Currently, the Bank classifies its security portfolio as “Available-for-Sale.” “Available-for-Sale” portfolios are carried at market, with changes in market value reflected in comprehensive income. As of December 31, 2022 the Bank reported $52.0 million in “Available-for-Sale securities, which reflected an unrealized loss of approximately $6.1 million, compared to $66.8 million in Available-for-Sale securities of December 31, 2021, which reflected an unrealized loss of approximately $839.8 million as of that date. As of September 30, 2023, the Bank reported “Available-for-Sale” securities of $43.3 million, with an unrealized loss of approximately $6.5 million as of that date.

In addition to investment information available in Note 2 to the 2022 audited consolidated financial statements of the Bancorp, the following table presents a summary of yields and contractual maturities for the investment portfolio as of December 31, 2022. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Maturity information for Mortgage-Backed Securities shown below is based upon estimated contractual payment reduction over the remaining life of the instrument as demonstrated over recent actual payment history.

Analysis of Investment Yields and Maturities

December 31, 2022	One Year	After One Year to	Mortgage-Backed
(Dollars in thousands)	Or Less	Five Years	Securities	Total
Dollars:
Available for Sale (at amortized cost)
U. S. Government-Sponsored Entities and Agencies	$500	$3,000	$-	$3,500
Mortgage-Backed Securities	-	-	54,546	54,546
Total	$500	$3,000	$54,546	$58,046

Weighted Average Yield:
Available for Sale (at amortized cost)
U. S. Government-Sponsored Entities and Agencies	1.20%	0.75%	-	0.82%
Mortgage-Backed Securities	-	-	1.08%	1.08%
Total	1.20%	0.75%	1.08%	1.06%

September 30, 2023	One Year	After One Year to	Mortgage-Backed
(Dollars in thousands)	Or Less	Five Years	Securities	Total
Dollars:
Available for Sale (at amortized cost)
U. S. Government-Sponsored Entities and Agencies	$-	$3,000	$-	$3,000
Mortgage-Backed Securities	-	-	46,813	46,813
Total	$-	$3,000	$46,813	$49,813

Weighted Average Yield:
Available for Sale (at amortized cost)
U. S. Government-Sponsored Entities and Agencies	2.07%	0.88%	-	0.91%
Mortgage-Backed Securities	-	-	1.26%	1.26%
Total	2.07%	0.88%	1.26%	1.23%

Deposits

A source of funds to support earning assets is the generation of deposits from the Bank’s customer base. The ability to grow the Bank’s earning assets is a crucial element in the performance of the Bank. The Bank reported total deposits of $276.3 as of December 31, 2022, compared to $262.5 million as of December 31, 2021, an increase of approximately $13.8 million (or 5.3%). Total deposits were $278.8 million at September 30, 2023, compared to $291.0 million at September 30, 2022, a decrease of (4.8%).

The Bank is competitive with other local financial institutions in terms of its structure of interest rates on deposit products offered. A comparison of the base rates paid on the Bank’s deposits products at December 31, 2022 and 2021, and as of September 30, 2023 and 2022 is as follows:

Interest Rates

	At December 31,
Selected Quoted Interest Rates	2022	2021	Change
NOW Accounts	0.00%	0.00%	0.00%
Savings	0.53%	0.03%	0.50%
Money Market Deposits over $50,000	0.58%	0.08%	0.53%
Wall Street Journal Prime Rate	7.5%	3.25%	4.25%

	At September 30,
	2023	2022	Change
NOW Accounts	0.00%	0.00%	0.00%
Savings	1.15%	0.03%	1.12%
Money Market Deposits over $50,000	1.13%	0.08%	1.05%
Wall Street Journal Prime Rate	8.50%	6.25%	2.25%

The amount of non-interest-bearing demand deposits is an integral element in achieving a low cost of funds for the Bank. As of December 31, 2022, non-interest-bearing demand deposits represented 52.2% of total deposit dollars, compared to 56.9% at December 31 2021. At September 30, 2023, non-interest-bearing demand deposits represented 48.7% of total deposits, compared to 61.5% at September 30, 2022.

A comparison of year-end balances in deposits shows increases in interest-bearing deposit accounts of $19.0 million to approximately $132.0 million while non-interest-bearing deposit accounts decreased $5.2 million to $114.3 million as of December 31, 2022.

Distribution of Assets, Liabilities, and Stockholders’ Equity; Interest Rates and Interest Differential

	For the year ended December 31, 2022			For the year ended December 31, 2021
	Average			Average
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Loans, net	$151,401	$10,917	7.21%	$145,690	9,161	6.29%
Investment Securities	60,228	700	1.16%	31,140	173	0.56%
Federal Funds sold & Other	96101	1,889	1.97%	62,816	131	0.21%

Total interest-earning assets	307,730	13,506	4.39%	239,646	9,465	3.95%

Non-interest earning assets	6,403			5,617

Total assets	$314,133			$245,263

LIABILITIES AND STOCKHOLDERS' EQUITY
NOW deposits	$115	$-	0.07%	$216	$0	0.05%
Savings & Money market deposits	113,220	915	0.81%	83,264	486	0.58%
Brokered CD’s	5,352	4	0.08%	5,984	3	0.06%
Other borrowings	3,918	188	4.81%	3.142	37	1.18%

Total interest-bearing liabilities	122,605	1,107	0.90%	92,606	526	0.57%

Non-interest-bearing deposits	162,667			123,856
Other liabilities	1,510			1,559
Stockholders' equity	27,351			27,242

Total Liabilities and Stockholders'	$314,133			$245,263

Net interest income			$12,399			$8,939
Net interest spread			3.49%			3.38%
Net interest margin			4.03%			3.73%

Distribution of Average Assets, Liabilities, and Shareholders’ Equity

	For the Nine Months Ended September 30,
	2023			2022
	Average			Average
(Dollars in thousands)	Balance	Interest	Rate*	Balance	Interest	Rate*
Assets
Loans, net	$161,975	$11,427	9.43%	$147,230	$7,570	6.87%
Investment Securities	48,080	446	1.24%	62,667	483	1.03%
Federal Funds sold & Other	83,030	3,056	4.92%	92,920	898	1.29%
Total interest-earning assets	293,085	14,929	6.81%	302,817	8,951	3.95%
Non-interest earning assets	2,443			7,855
Total assets	$295,528			$310,672

LIABILITIES AND STOCKHOLDERS' EQUITY
Now deposits	$70	$1	1.73%	$139	$0	0.05%
Savings & Money market deposits	128,726	2,666	2.77%	108,475	525	0.65%
Brokered CD’s	-	-	0.00%	11,294	5	0.06%
Other borrowings	4010	144	4.82%	3,915	141	4.82%
Total interest-bearing liabilities	132,806	2,811	2.83%	123,823	671	0.72%
Non-interest bearing deposits	129,499			157,802
Other liabilities	2,242			1,512
Stockholders' equity	30,981			27,535
Total Liabilities and Stockholders'	$295,528			$310,672

Net interest income			$12,118			$8,280
Net interest spread			5.53%			3.23%
Net interest margin			3.98%			3.66%

* Rates are calculated using annualized interest income and expense

Fundamental to the positive operating results of the Bank is net interest income, the difference between the interest earned on loans and investments less the interest paid on deposits accounts and borrowed funds. Net interest income before provision for loan losses totaled approximately $12.4 million for 2022 and $8.9 million for 2021. This increase is more fully analyzed in the below table: Rate, Volume & Period Analysis for Changes in Interest Income, Interest Expense, and Net Interest Income.

The Bank’s net interest income before provision or for loan losses totaled approximately $12.1 million for the 9-month period ended September 30, 2023, compared to approximately $8.3 million for the 9-month period ended September 30, 2022.

The net interest margin measures net interest income as a percentage of average earning assets. The net interest margin can be affected by changes in the yield on earning assets and the cost of interest-bearing liabilities, as well as changes in the mix of earning assets and the mix of interest bearing and non-interest-bearing liabilities. The Bank’s net interest margin was 4.03% in 2022, compared to 3.73% in 2021, an increase of 30 basis points, or 8.0%.

The net interest spread is the difference between the yield on average earning assets less the cost of average interest-bearing liabilities. The Bank’s net interest spread was 3.49% in 2022, compared to 3.38% in 2021.

The comparison of actual interest income and interest expense between 2022 and 2021, and between September 30, 2023 and 2022, is described in the following table: Rate, Volume & Period Analysis for Changes in Interest Income, Interest Expense, and Net Interest Income. The most significant impact on our net interest income between periods is derived from the interaction of changes in the volume of, and rate earned or paid on, interest-earning assets and interest-bearing liabilities. Changes in interest income or expense attributable to volume changes are calculated by multiplying the change in volume by the initial average interest rate. Changes in interest income or expense attributable to changes in interest rates are calculated by multiplying the changes in interest rates by the initial volume. Changes in interest income and expense, which are not attributable specifically to either volume or rate, are allocated proportionately between both variances.

Rate/Volume Analysis for Changes in Interest Income,

Interest Expense and Net Interest Income

Twelve months ended December 31, 2022

compared with December 31, 2021

	Average Volume		Average Rate
(Dollars in thousands)	2022	2021	2022	2021	Volume	Rate	Total
Loans, net	$151,401	$145,690	6.29%	6.29%	$370	$1,386	$1,756
Investments/FHLB Stock/Fed Funds	156,329	93,956	1.66%	0.32%	308	1,977	2,285
	$307,730	$239,646	4.39%	3.95%	$678	$3,363	$4,041

Deposits	$118,687	89,464	0.77%	0.55%	$202	$229	$4312
Borrowings	3,918	3,142	4.81%	1.18%	11	140	$151
	$122,605	$92,606	0.90%	0.57%	$213	$369	$582

Total					$465	$2,994	$3,459

9 months ended September 30, 2023

compared with September 30, 2022

	Average Volume		Average Rate
	2023	2022	2023	2022	Volume	Rate	Total
Loans, net	$161,975	$147,230	9.43%	6.87%	$1,088	$4,070	$5,158
Investments/FHLB Stock/Fed Funds	131,110	155,587	3.57%	1.19%	(353)	3,188	2,835
	$293,085	$302,817	6.81%	3.95%	$735	$7,258	$7,993

Deposits	$128,796	$115,769	2.77%	0.61%	$150	$2,705	$2,855
Borrowings	4,010	3,916	4.82%	4.82%	5	0	5
	$132.806	$119,685	2.83%	0.75%	$155	$2,705	$2,860

Total					$580	$4,553	$5,133

Noninterest Expense Analysis

	For the year ended			For the nine months ended
	December 31,			September 30,
			Increase			Increase
(Dollars in thousands)	2022	2021	(Decrease)	2023	2022	(Decrease)
Salaries and Employee Benefits	$5,385	$4,971	$714	$4,791	$3,944	$847
Occupancy and Equipment Expenses	506	518	(12)	369	380	(11)
Data Processing	364	411	(47)	401	277	124
Marketing and Business Promotion	69	93	(24)	53	53	-
Professional Fees	480	472	8	424	341	83
Other Expenses	828	642	186	719	605	114
Total Non-Interest Expenses	$7,632	$6,807	$825	$6,757	$5,600	$1,157

Salaries and related expenses comprise the largest component of non-interest expense. The recorded expense for 2022 was approximately $5.4 million, compared to approximately $5.0 million in 2021. The increase was attributed to the increase in the number of employees needed to support the Bank’s growth. Between 2021 and 2022 the average full-time equivalent number of individuals provided with compensation for the year increased from 27 to 32, an 18.5% increase. For the nine months ended September 30, 2023, salaries and related expenses totaled $4.8 million, compared to $3.9 million for the nine months ended September 30, 2022.

Data processing expense comprises the costs of providing, capturing, and processing customer and accounting information through electronic means. Included in this group of expenditures are licensing fees for both general and industry related software, costs associated with the processing of customer information from both paper and electronic formats, maintenance costs associated with both software and hardware management, ATM and debit card processing charges, as well as depreciation expenses for computer and computer-related hardware. The recorded expense for 2022 was approximately $364 thousand, compared to approximately $411 thousand for 2021, a decrease of approximately $47 thousand, or (11.4%). For the nine months ended September 30, 2023, the recorded expense increased approximately $124 thousand or 44.8% to $401 thousand when compared to the same period in 2022. This was due to the expiration of a credit related to our core system in the fourth quarter of 2022.

Marketing and business promotion expense was recorded at approximately $69 thousand for 2022, compared to approximately $93 thousand for 2021 and was in addition to advertising, marketing, and business development expenses, included expenditures for conferences and seminars, transportation and charitable donations. The marketing and business expense for the first 9 months of 2023 was $53 thousand compared to $48 thousand for the same period in 2022.

Professional fees comprise expenditures for audits, (including financial, operational and loan reviews), legal fees, stock transfer fees, safekeeping fees and other services provided by correspondent banks and consultants. The recorded expense for 2022 was approximately $480 thousand, compared to approximately $472 thousand in 2021, an increase of approximately $8 thousand or 1.7%. Professional fees for the first 9 months of 2023 were $341 thousand, compared to $314 thousand for the same period of 2022.

Risk Management

The Bank’s management has adopted a Risk Management Plan to ensure the proper control and management of all risk factors inherent in the operations of the Bank. Specifically, credit risk, interest rate risk, liquidity risk, transaction risk, compliance risk, strategic risk, reputation risk, and price risk, can all affect the market risk exposure of the Bank. These specific risk factors are not mutually exclusive. It is recognized that any product or service offered by the Bank may expose the Bank to one or more of these risks.

Credit Risk

Credit Risk is defined as the risk to earnings or capital from an obligor’s failure to meet the terms of any contract or to otherwise fail to perform as agreed. Credit risk is found in all activities where success depends on counter party, issuer or borrower performance. Credit risk arises through the extension of loans and leases, certain securities, and letters of credit.

Credit Risk in the investment portfolio and correspondent bank accounts is addressed through defined limits in the Bank’s Asset Liability Management Policy. In addition, certain securities carry insurance to enhance credit quality of the bond. Limitations on industry concentration, geographic boundaries, and contract maturities are designed to reduce credit risk. The Asset/Liability & Investment Committee and the Board of Directors are provided with information to appropriately identify, measure, control and monitor the credit risk of the Bank.

Credit Risk in the loan portfolio is also addressed through defined limits in the Bank’s Credit Policy. Limitations on industry concentration, geographic boundaries, aggregate customer borrowings and standards on loan quality also are designed to reduce loan credit risk The Bank’s Management and Board Loan Committees and the Board of Directors are provided with information to appropriately identify, measure, control and monitor the credit risks within the loan portfolio.

Implicit in lending activities is the risk that losses will occur and that the amount of such losses will vary over time. Consequently, the Bank maintains an allowance for loan losses by charging a provision for loan losses to earnings. When a loan is determined to be a loss, the balance is charged against the allowance for loan losses. The Bank’s allowance for loan losses is maintained at a level considered by the Bank’s management to be adequate to provide for estimated probable losses inherent in the existing portfolio, as well as unused commitments to provide financing, including commitments under commercial and standby letters of credit. The process by which the Bank determines the appropriate allowance for loan losses requires the exercise of considerable judgment. The amount of losses that actually occur can vary significantly from these estimated amounts. The Bank employs a systematic methodology that is intended to reduce the differences between estimated and actual losses.

Central to the Bank’s credit risk management is its credit risk rating system. Each credit is assigned an initial credit rating, which is reviewed periodically by the Bank’s Chief Credit Officer, independent credit reviewers and regulatory examiners. Risk ratings are adjusted as necessary.

Based on the risk rating system, specific allowances are established in cases where management has identified significant conditions or circumstances related to that credit that heighten the need for closer monitoring or increase the likelihood that the full and timely repayment of both the loan’s principal and interest may be at doubt.

The Bank considers a loan to be impaired when it is probable that the Bank will be unable to collect all amounts due (principal and interest) according to the contractual terms of the loan agreement. Measurement of impairment is based upon the expected future cash flows of an impaired loan which are discounted at the loan’s effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. The Bank selects the measurement method on a loan-to-loan basis except that collateral-dependent loans, for which foreclosure is probable, are measured at the fair value of the collateral.

Included in the Bank’s methodology for assessing the appropriateness of the allowance is management’s consideration of all known relevant internal and external factors that may affect the loan’s collectability. This includes management’s estimates of the amount necessary for concentrations, economic uncertainties, the volatility of the market value of the collateral, and other relevant factors. The conditions evaluated in connection with the periodic analysis of allowance include, but are not limited to, the following conditions that existed as of the balance sheet date:

•	Changes in lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

•	Changes in national and local economic and business conditions and developments, including the condition of various market segments.

•	Changes in the nature and volume of the portfolio.

•	Changes in the experience, ability, and depth of lending management and staff.

•	Changes in the trend of the volume and severity of past due and classified loans; and trends in the volume of non-accrual loans, troubled debt restructurings and other loan modifications.

•	Changes in the quality of the institution’s loan review system and the degree of oversight by the institution’s board of directors.

•	The existence and effect of any concentrations of credit, and changes in the level of such concentrations.

•	The effect of external factors such as competition and legal and regulatory requirements on the level of estimated credit losses on the loan portfolio.

Also considered as factors in determining the adequacy of the reserves are each of the types of risk described below:

Interest Rate Risk

During periods of changing interest rates, the ability to re-price interest-earning assets and interest-bearing liabilities can influence net interest income, the net interest margin, and consequently the Bank’s ability to produce net earnings and to maintain adequate capital levels. Interest rate risk is managed by attempting to control the spread between rates earned on interest-earning assets and the rates paid on interest-bearing liabilities within the constraints imposed by market competition in the Bank’s service area.

The Bank expects its risk exposure to changes in interest rates to remain manageable and well within acceptable policy ranges. The Bank employs a risk model that assists management in the measurement, monitoring and management of its interest rate risk. Management will continue to strive for an optimal trade-off between risk and earnings.

Liquidity Risk

Liquidity risk is the risk to earnings or capital resulting from the Bank’s inability to meet its obligations when they come due. The objective of liquidity management is to ensure the continuous availability of funds to meet the demands of depositors, investors and borrowers, without incurring unacceptable losses. The Bank’s Asset/Liability & Investment Committee is responsible for structuring the balance sheet to meet these needs. On a daily basis liquidity is managed by maintaining acceptable levels of Federal funds in conjunction with cash flow from interest and principal payments from investment securities and loans. To meet unexpected demands, lines of credit are maintained with correspondent banks. Access to FHLB advances and the Federal Reserve Bank discount window are available to meet liquidity needs. Increases in deposit rates can serve as a contingent means of raising funds to increase liquidity.

For the Bank, sources of funds normally include payments of loans, interest payments on investments and growth in deposits. Uses of funds include withdrawal of deposits, interest paid on deposits, increases in loan balances, purchases of investments, repayment of borrowings and other operating expenses.

By reference to the Statement of Cash Flows contained in the financial statements, comparisons can be made to the changes in the Bank’s liquidity position. Net cash provided by operating activities totaled $4.0 million for the nine months ended September 30, 2023, compared to $5.5 million for the twelve months ended December 31, 2022. The positive cash flow reflects the Bank’s current asset base provides adequate liquidity from its ongoing operations. Cash used in investing activities totaled $10.6 million for the nine months ended September 30, 2023 as compared to cash provided by investing activities totaled $1.6 million for 2022 Cash provided by financing activities totaled $3.3 million for nine months ended September 30, 2023 as compared to $13.8 million for 2022.

Since the primary sources and uses of funds for the Bank are deposits and loans, the relationship between net loans and total deposits provides a useful measure of the Bank’s liquidity. Typically, the closer the ratio of loans-to-deposits is to 100%, the more reliant the Bank is on its loan portfolio to provide for short-term liquidity needs. Since repayment of loans tends to be less predictable than the maturity of investments and other liquid resources, the higher the ratio of loans-to-deposits, the less liquid are the Bank’s assets and the more reliance the Bank places on wholesale funds, such as FHLB borrowings to meet its liquidity needs. For 2022, the Bank’s average loan-to-deposits ratio was 56.7%, compared to 57.2% for 2021. The month-end ratio at September 30, 2023 was 62.6% compared to 51.8% at September 30, 2022.

SUPERVISION AND REGULATION

General

Infinity Bancorp (the “Bancorp”) is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”), and is registered as such with, and subject to the supervision of, the Board of Governors of the Federal Reserve (the “Board of Governors”). The Bancorp is required to obtain the approval of the Board of Governors before it may acquire all or substantially all of the assets of any bank, or ownership or control of the voting shares of any bank if, after giving effect to such acquisition of shares, the Bancorp would own or control more than 5% of the voting shares of such bank. The Bank Holding Company Act prohibits the Bancorp from acquiring any voting shares of, or interest in, all or substantially all of the assets of a bank located outside the State of California unless such an acquisition is specifically authorized by the laws of the state in which such bank is located. Any such interstate acquisition is also subject to applicable California and federal law.

The common stock of the Bancorp is subject to the registration requirements of the Securities Act of 1933, as amended, and the qualification requirements of the California Corporate Securities Act of 1968, as amended.

The Bancorp and the Bank are subject to extensive regulation under federal and state banking laws that establish a comprehensive framework for their operations. Such regulation is intended to, among other things, protect the interests of customers, including depositors, and the federal deposit insurance fund, as well as to minimize risk to the banking system as a whole. These regulations are not, however, generally charged with protecting the interests of the Bancorp’s stockholders or other creditors. Described below are elements of selected laws and regulations applicable to the Bancorp and the Bank. The descriptions are not intended to be complete and are qualified in their entirety by reference to the full text of the statutes and regulations described. Changes in applicable law or regulations, particularly in the current U.S. political environment, and in their application by regulatory agencies, cannot be predicted, and they may have a material effect on the business, operations, and results of the Bancorp and the Bank.

Recent Legislation and Regulation

COVID-19 Pandemic Legislation

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”) was enacted to address the economic impact resulted from the COVID-19 pandemic. Under Section 4013 of the CARES Act, optional troubled debt restructurings (“TDR’s”) accounting relief was provided to financial institutions, allowing the temporary suspension of U.S. Generally Accepted Accounting Principles (“GAAP”) requirements and regulatory determinations for loan modifications related to the COVID-19 pandemic that would otherwise be categorized as TDR’s from March 1, 2020, through the earlier of 60 days after the date of the COVID-19 National Emergency comes to an end or December 31, 2020.

On December 27, 2020, the Economic Aid Act was signed into law, which extended the applicable period of the temporary relief from TDR’s under the CARES Act to the earlier of 60 days after the date of the COVID-19 National Emergency comes to an end or January 1, 2022.

On April 7, 2020, the federal banking regulators also issued the “Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customer Affected by the Coronavirus (Revised)” to encourage banks to work prudently with borrowers and describe the banking regulators’ interpretation of how accounting rules for TDR apply to certain modifications related to the COVID-19 pandemic.

The Bank granted payment deferments related to the COVID-19 pandemic to borrowers with loan balances totaling $9.6 million. Loan modifications related to the COVID-19 pandemic were accounted for under Section 4013 of the CARES Act and not considered TDR’s. As of December 31, 2021, all modified loans have reverted back to previous contractual payment terms. All granted payment deferrals were six months or less in aggregate.

Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”)

The SBA launched the PPP to provide a direct incentive for small businesses to keep their workers on the payroll in response to the COVID-19 pandemic. The SBA guarantees 100% of the PPP loans made to eligible borrowers, and the loans are eligible to be forgiven if certain conditions are met, at which point the SBA will make payments to the Bank for the forgiven amounts. These loans are included in the commercial & industrial portfolio and have an interest rate of 1%. As of December 31, 2021, total SBA PPP loans were approximately $2.3 million. As of September 30, 2022, there were no SBA PPP loans remaining on the Bank’s books.

The SBA guarantee on PPP loans cannot be separated from the loan and therefore is not a separate unit of account. The Bank considered the SBA guarantee in the allowance for loan losses evaluation and determined that it was not required to reserve an allowance on SBA PPP loans at December 31, 2020, December 31, 2021, or September 30, 2022.

Current Expected Credit Loss (“CECL”) Model for Measuring Credit Losses

In June 2016, the Financial Accounting Standards Board (“FASB”) issued ASU (Accounting Standards Update) No. 2016-13, Measurement of Credit Losses on Financial Instruments (Topic 326). This ASU significantly changes how entities measure credit losses for most financial assets and certain other instruments that aren’t measured at fair value through net income. In issuing the standard, the FASB responded to criticism that today’s guidance delays recognition of credit losses. The standard replaces today’s “incurred loss” approach with an “expected loss” model. The new model, referred to as the current expected credit loss (“CECL”) model, applies to (1) financial assets subject to credit losses and measured at amortized cost, and (2) certain off-balance sheet credit exposures. This includes, but is not limited to, loans, leases held-to-maturity securities, loan commitments, and financial guarantees. The CECL model does not apply to available-for-sale (“AFS”) debt securities. For AFS debt securities with unrealized losses, entities measure credit losses in a manner similar to what they do today, except that the losses are recognized as allowances rather than reductions in the amortized cost of the securities. As a result, entities recognize improvements to estimated credit losses immediately in earnings rather than as interest income over time, as they did under the incurred loss method. ASU No. 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2022 for all entities, including the Bank. Entities apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach). The Bank adopted the ASU effective January 1, 2023, the effect of which is shown on page 43.

Capital Requirements

The Bancorp and the Bank are subject to the comprehensive capital framework for U.S. banking organizations known as Basel III. Basel III, among other things, (i) implemented increased capital levels for the Bancorp and the Bank, (ii) introduced a new capital measure called Common Equity Tier 1 (“CET1”) and related regulatory capital ratio of CET1 to risk-weighted assets, (iii) specified that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting certain revised requirements, (iv) mandated that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital, and (v) expanded the scope of the deductions from and adjustments to capital as compared to existing regulations. Under Basel III, for most banking organizations the most common form of Additional Tier 1 capital is non-cumulative perpetual preferred stock and the most common form of Tier 2 capital is subordinated notes and a portion of the allowance for credit losses, in each case, subject to Basel III specific requirements.

Pursuant to Basel III, the minimum capital ratios are as follows:

•	4.5% CET1 to risk-weighted assets;

•	6.0% Tier 1 capital (that is, CET1 plus Additional Tier 1 capital) to risk-weighted assets;

•	8.0% Total capital (that is, Tier 1 capital plus Tier 2 capital) to risk-weighted assets; and

•	4.0% Tier 1 capital to average consolidated assets as reported on regulatory financial statements (known as the “leverage ratio”).

Basel III also introduced a new “capital conservation buffer”, composed entirely of CET1, on top of the minimum risk-weighted asset ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking institutions with a ratio of CET1 to risk-weighted assets, Tier 1 to risk-weighted assets or total capital to risk-weighted assets above the minimum but below the capital conservation buffer will face constraints on dividends, equity repurchases and compensation based on the amount of the shortfall and the institution’s “eligible retained income” (that is, four quarter trailing net income, net of distributions and tax effects not reflected in net income). As of January 1, 2019, the capital conservation buffer is fully phased-in and the Bank is required to maintain an additional capital conservation buffer of 2.5% of CET1, effectively resulting in minimum ratios of (i) CET1 to risk-weighted assets of at least 7%, (ii) Tier 1 capital to risk-weighted assets of at least 8.5%, and (iii) total capital to risk-weighted assets of at least 10.5%.

As of December 31, 2022 and September 30, 2023, the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank’s capital category). To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the table below. The following table sets forth the Bancorp’s and the Bank’s actual capital amounts and ratios at December 31, 2022 (dollar amounts in thousands):

			Amount of Capital Required
					To Be
					Well Capitalized
			For Capital		Under Prompt
			Adequacy		Corrective
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Bancorp:
Total capital (to risk-weighted assets)	$39,080	18.3%	$17,071	8.00%	NA	NA
Tier 1 capital (to risk-weighted assets)	32,492	15.2%	12,804	6.00%	NA	NA
CET1 capital (to risk-weighted assets)	32,492	15.2%	9,603	4.50%	NA	NA
Tier 1 capital (to average assets)	32,492	9.8%	13,259	4.00%	NA	NA

Bank:
Total capital (to risk-weighted assets)	$39,105	18.3%	$17,071	8.00%	$21,339	10.00%
Tier 1 capital (to risk-weighted assets)	32,517	15.2%	12,804	6.00%	17,071	8.00%
CET1 capital (to risk-weighted assets)	32,517	15.2%	9,603	4.50%	13,870	6.50%
Tier 1 capital (to average assets)	32,517	9.8%	13,259	4.00%	16,574	5.00%

The following table sets forth the Bank’s total capital accounts and ratios at September 30, 2023 (dollar amounts in thousands):

			Amount of Capital Required
					To Be
					Well Capitalized
			For Capital		Under Prompt
			Adequacy		Corrective
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Bancorp:
Total capital (to risk-weighted assets)	$43,775	19.8%	$17,664	8.00%	NA	NA
Tier 1 capital (to risk-weighted assets)	37,140	16.8%	13,248	6.00%	NA	NA
CET1 capital (to risk-weighted assets)	37,140	16.8%	9.936	4.50%	NA	NA
Tier 1 capital (to average assets)	37,140	12.4%	11,961	4.00%	NA	NA

Bank:
Total capital (to risk-weighted assets)	$43,876	19.9%	$17,664	8.00%	$22,080	10.00%
Tier 1 capital (to risk-weighted assets)	37,241	16.9%	13,248	6.00%	17,664	8.00%
CET1 capital (to risk-weighted assets)	37,241	16.9%	9,936	4.50%	14,352	6.50%
Tier 1 capital (to average assets)	37,241	12.5%	11,961	4.00%	14,951	5.00%

Safety and Soundness Standards

As required by the Federal Deposit Insurance Act (“FDIA”), guidelines adopted by the federal bank regulatory agencies establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and quality, and compensation, fees and benefits. The agencies have adopted regulations and interagency guidelines which set forth the safety and soundness standards used to identify and address problems at insured depository institutions before capital becomes impaired. If an agency determines that a bank fails to satisfy any standard, it may require the bank to submit an acceptable plan to achieve compliance, consistent with deadlines for the submission and review of such safety and soundness compliance plans. If an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an acceptable compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized institution is subject under the FDIA.

Deposit Insurance

The Bank is a state-chartered, “non-member” bank regulated by the DFPI and the FDIC. The Bank accepts deposits, and those deposits have the benefit of FDIC insurance up to the applicable limits. The applicable limit for FDIC insurance for most types of accounts is $250,000.

Under the FDIC's risk-based deposit premium assessment system, the assessment rates for an insured depository institution are determined by an assessment rate calculator, which is based on a number of elements that measure the risk each institution poses to the Deposit Insurance Fund. The calculated assessment rate is applied to average consolidated assets less the average tangible equity of the insured depository institution during the assessment period to determine the dollar amount of the quarterly assessment. Under the current system, premiums are assessed quarterly and could increase if, for example, criticized loans and leases and/or other higher risk assets increase or balance sheet liquidity decreases.

During the first quarter of 2016, the FDIC issued a final rule implementing a 4.5 basis points surcharge on the quarterly FDIC insurance assessments of insured depository institutions with more than $10 billion in total consolidated assets. The surcharge continued through September 30, 2018, when the Deposit Insurance Fund reserve ratio reached 1.36% of insured deposits, exceeding the statutorily required minimum reserve ratio of 1.35%. For the nine months ended September 30, 2023, the Bank incurred approximately $108,000 of FDIC assessment expense as compared to $202,000 for the year ended December 31, 2022.

Under the FDIA, the FDIC may terminate deposit insurance upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of September 30, 2023, the Bancorp and the Bank had a total of 32 full-time equivalent employees, including our executive officers. The Bank believes its employee relations are excellent. The Bank is not a party to any collective bargaining agreement.

The directors, and executive officers and significant employees1 of the Bancorp and the Bank are as follows as of July 31, 2023, the record date used in the Proxy Statement for the 2023 Annual Meeting of Shareholders held on September 28, 2023:

Executive Officers

Name	Position	Age	Term of Office[2]	Part Time Hours	Full-Time Hours

Karkutla P. (“Bala”)Balkrishna	Chairman and Chief Executive Officer of the Bancorp and Chief Executive Officer of the Bank	78	01-30-2017 to present	0	40

Victor E. Guerrero II	President/Chief Operating Officer of the Bancorp and the Bank	52	01-30-2017 to present	0	40

Elaine Crouch	Executive Vice President/ Chief Administrative Officer/Corporate Secretary of the Bancorp and the Bank	74	02-26-2018 to present	0	40

Allison Duncan	Executive Vice President/Chief Financial Officer of the Bancorp and the Bank	59	06-15-2020 to present	0	40

Patricia K. Staples	Executive Vice President/Chief Credit Officer of the Bank	60	10-4-2021 to present	0	40

1 Neither the Bancorp nor the Bank had “significant employees” as defined under applicable regulations.

2 The term of office for Executive Officers includes time of service for prior positions.

Directors

Name	Position	Age	Term of Office	Part Time Hours	Full-Time Hours

Karkutla P. (“Bala”)Balkrishna	Director of the Bancorp and the Bank	78	01-30-2017 to present	Not applicable	Not applicable

Victor E. Guerrero II	Director of the Bancorp and the Bank	52	05-26-2022 to present	Not applicable	Not applicable

Raymond J. Gagnon	Director of the Bancorp and the Bank	84	01-30-2017 to present	Not applicable	Not applicable

Cary D. Bren	Director of the Bancorp and the Bank	64	01-30-2017 to present	Not applicable	Not applicable

Curtis E. Campbell	Director of the Bancorp and the Bank	59	01-30-2017 to present	Not applicable	Not applicable

Katherine T. Le	Director of the Bancorp and the Bank	60	10-1-2018 to present	Not applicable	Not applicable

Richard H. Schlatter	Director of the Bancorp and the Bank	83	01-30-2017 to present	Not applicable	Not applicable

Glenn B. Stearns	Director of the Bancorp and the Bank	59	01-30-2017 to present	Not applicable	Not applicable

Business Experience of Directors

Raymond J. Gagnon

Director of the Bancorp and the Bank and Chairman of the Board of the Bank

Mr. Gagnon is a retired banker with over 40 years of experience in the community banking industry. Mr. Gagnon began his career in 1967 with First Interstate Bank where he spent nearly 16 years. He left First Interstate Bank to become the Chief Credit Officer at Bank of Irvine, before joining Cerritos Valley Bank as Executive Vice President, Chief Credit Officer in 1984. In 1987, he was promoted to President and Chief Executive Officer of Cerritos Valley Bank. He also became a member of the board of directors of Cerritos Valley Bank starting in 1985 until 1993.

From 1993 to 1997, Mr. Gagnon was engaged in bank consulting. His last consulting job led to his becoming President at Bank of Whittier, where he remained as President and Chief Executive Officer, as well as a director, for over a year, until a change occurred in the ownership of the bank. In 1998, Mr. Gagnon took a position as Senior Vice President, Commercial Lending Manager at First American Bank in Rosemead and after seven years at that bank he accepted an offer from Fullerton Community Bank as a Senior Vice President, Business Banking Manager in 2005. Mr. Gagnon retired in 2010.

Karkutla P. (“Bala”) Balkrishna

Chairman of the Board and Chief Executive Officer and Director of the Bancorp

Chief Executive Officer and Director of the Bank

Mr. Balkrishna has 50 years of banking experience in the Southern California area. His banking career has spanned a wide range of responsibilities, commencing with an assignment as a teller at Bank of America in 1972, working through the various clerical positions, middle management, lending officer positions (including consumer lending, real estate, and commercial/corporate lending), a community banking career, management position at a regional bank, and ultimately reaching the Chief Executive Officer position at a de novo bank.

Before joining the Bank, Mr. Balkrishna was the founding Chief Executive Officer (“CEO”) and President of Irvine-based Commercial Bank of California (“CBC”). He successfully formed the bank in 2003 and served as the CEO and President until 2013. He was promoted to Chairman in 2014 and retired in December 2014. Prior to the establishment of CBC, Mr. Balkrishna was Executive Vice President and the Orange County Regional Manager for First Bank in Newport Beach from 1994 to 2001.

Mr. Balkrishna has a Master of Business Administration degree from California State University, Fullerton.

Cary D. Bren

Director of the Bancorp and the Bank

Mr. Bren is the Owner, President and Chief Executive Officer of California Pacific Homes, an Irvine-based company founded in 1958. Mr. Bren joined the company in 1981 and held numerous roles before becoming the company’s President in 1997. In 2000, he purchased the company and became Owner, President, and Chief Executive Officer.

Curtis E. Campbell

Director of the Bancorp and the Bank

Mr. Campbell is a Certified Public Accountant (“CPA”) and Partner at Eide Bailly LLP and was a CPA and shareholder of HMWC CPA’s & Business Advisors (“HMWC”) until July 2020, when HMWC was acquired by Eide Bailly LLP. Mr. Campbell had been with HMWC since 1995.

Victor E. Guerrero II

President/Chief Operating Officer and Director of the Bancorp and the Bank

Mr. Guerrero has more than 30 years of experience in the banking industry, including 20 years as a Chief Financial Officer of several Southern California-based community banks. He was appointed President and Chief Operating Officer of the Bank as of June 1, 2020 after serving as EVP/Chief Operating Officer & Chief Financial Officer since the Bank’s inception.

Before joining the Bank, Mr. Guerrero was the founding EVP/Chief Financial Officer of Orange County Business Bank beginning in 2001, where he was instrumental in organizing, opening and directing the strategic growth of this $200 million community bank, culminating in its sale to HomeStreet Bank in 2016. While at Orange County Business Bank, Mr. Guerrero was responsible for overseeing all areas of operations, information technology, loan servicing, compliance, finance, accounting, and financial reporting. Mr. Guerrero also served as the Chief Financial Officer for South Bay Bank, a $200 million bank headquartered in Torrance, California from 1999 to 2001.

Mr. Guerrero has a Master of Business Administration degree from California State University, Fullerton.

Katherine T. Le

Director of the Bancorp and the Bank

Ms. Le has served as Chief Executive Officer (“CEO”) of Mortgage Service Providers, Santa Ana, California since January 2017, and as President and CEO of United Housing Services, Santa Ana, California since January 2017. Ms. Le served as President of Stearns Lending from October 1995 to September 2016 when the company was sold to the Blackstone Group.

Richard H. Schlatter

Director of the Bancorp and the Bank

Mr. Schlatter is a retired Certified Public Accountant with over 40 years of experience in finance and public accounting. Early in his career, Mr. Schlatter worked in public accounting for seven years, including five years with Touche Ross & Company (which later became Deloitte & Touche) where he focused on corporate audits, financial reporting and tax advisory services.

Following his public accounting experience, Mr. Schlatter joined MacSteel Service Centers, USA from 1984 to 2000 and during his tenure served in a variety of roles within the finance function at the firm, including Corporate Controller, Vice President–Corporate Controller, and Senior Vice President of Credit and Collections.

Glenn B. Stearns

Director of the Bancorp and the Bank

Mr. Stearns is the Founder and Chief Executive Officer of Kind Lending, LLC, a Santa Ana-based mortgage company he established in November 2019.

Mr. Stearns is also the Founder of Stearns Lending, LLC (established 1989), Stearns Wholesale, Stearns Holdings, Stearns Ventures, Artemis Holdings, TriVerify, TriMavin, United Housing Services, Inc., Mortgage Service Providers Holdings, Stearns Insurance Services, El Dorado Residential Partners I & II, GS Management Services, Desert Sky Properties, and Shaffer Street Properties. In addition, he is a significant shareholder in the entertainment startup, Indi.com.

Involvement in Legal Proceedings

For each of the directors listed above, none of the following events has occurred during the past five years: a petition under the federal bankruptcy laws or any state insolvency law has not been filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he or she was general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing, and during the past five years, none of the directors listed above was convicted in a criminal proceeding (excluding traffic violations and other minor offenses).

Business Experience of Executive Officers

The discussion below provides information concerning the backgrounds and business experience of the executive officers of the Bancorp and the Bank as of July 31, 2023 (the “Record Date”). The business address of all executive officers is Infinity Bank, 6 Hutton Centre Drive, Suite 100, Santa Ana, California 92707.

Karkutla P. (“Bala”) Balkrishna

Chairman of the Board and Chief Executive Officer and Director of the Bancorp

Chief Executive Officer and Director of the Bank

Mr. Balkrishna’s business experience is described above under Business Experience of Directors.

Victor E. Guerrero II

President/Chief Operating Officer and Director of the Bancorp and the Bank

Mr. Guerrero’s business experience is described above under Business Experience of Directors.

Elaine Crouch

Executive Vice President/Chief Administrative Officer/Corporate Secretary of the Bancorp and the Bank

Ms. Crouch, age 74 as of the Record Date, has 50 years of banking experience in Southern California. She began her career at Infinity Bank as Senior Vice President/Risk Management & Director of Human Resources in February 2018 and was promoted to Executive Vice President/Risk Management & Director of Human Resources in September 2021 and to Chief Administrative Officer in February 2023.

Before joining the Bank, Ms. Crouch served as Vice President/Human Resources Manager-California Region for HomeStreet Bank, a $2 billion bank, from 2016 to 2018 and Senior Vice President/Corporate Secretary & Director of Human Resources for Orange County Business Bank from 2001 to 2016. While at Orange County Business Bank, Ms. Crouch was part of the executive management team and had responsibilities in Corporate Governance, Human Resources, Risk Management, and Audit. Prior to 2001 Ms. Crouch held various management roles at Eldorado Bank and California Bank & Trust.

Ms. Crouch has a Master of Business Administration degree from The Claremont Graduate School, Claremont.

Allison Duncan

Executive Vice President/Chief Financial Officer of the Bancorp and the Bank

Ms. Duncan, age 59 as of the Record Date, began her banking career at Infinity Bank as the Senior Vice President of Finance in June 2020.  In December 2021, she was promoted to Executive Vice President/Chief Financial Officer.

Ms. Duncan has 20 years of experience in public accounting, primarily with RSM McGladrey from October 1993 to October 2009, with a specialization in community banking and financial services, and experience in auditing, financial reporting and mergers/acquisitions.  Ms. Duncan also served as the Chief Financial Officer for Carl Warren & Company, a third-party claims administration company, from October 2009 to July 2019 overseeing finance, accounting, payroll, human resources, and financial reporting until the sale of the company.

Ms. Duncan has a Bachelor of Business Administration in Accounting from the University of Wisconsin and has maintained an active license as a Certified Public Accountant for over 30 years.

Patricia K. Staples

Executive Vice President/Chief Credit Officer of the Bank

Ms. Staples, age 60 as of the Record Date, has more than 30 years of experience in the banking industry, including 14 years as a Chief Credit Officer of several Southern California-based community banks. She was hired as Chief Credit Officer of the Bank in October 2021.  In her positions as a Chief Credit Officer, Ms. Staples has been responsible for overseeing all areas of lending, including lending platform implementation, credit administration, loan servicing, lending compliance, problem loan administration, portfolio management, policies, and board reporting.

Before joining the Bank, Ms. Staples served as the Chief Credit Officer for California Business Bank, a $100 million bank headquartered in Irvine, California from 2020 to 2021, and as the Chief Credit Officer for Evangelical Christian Credit Union, a $500 million credit union from 2017 to 2019. Her banking career has spanned a wide range of responsibilities, commencing with a position in new accounts at Security Pacific Bank in 1984 then transitioning to the community banking arena in 1986, working through various officer and management positions in lending with an emphasis in small business and SBA lending programs.

Ms. Staples has a Bachelor of Science degree in Economics from San Diego State University, San Diego, and a is a graduate of the Stonier Graduate School of Banking, University of Pennsylvania, Philadelphia, Pennsylvania.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table describes the annual compensation of each of the two highest paid persons who were executive officers or directors during the Bank’s last completed fiscal year (2022):

Name	Capacities in which compensation was received	Cash Compensation ($)	Other Compensation ($)	Total compensation ($)
Karkutla P. Balkrishna	Chairman and Chief Executive Officer and Director of Infinity Bancorp and CEO and Director of Infinity Bank	$360,000 salary as of 02/01/2022 $150,000 bonus	$15,043[1]	$525,043
Victor E. Guerrero II	President/Chief Operating Officer and Director of Infinity Bancorp and Infinity Bank	$300,000 salary as of 02/01/2022 $100,000 bonus	$24,931[2]	$424,931
Non-officer Directors of the Bank as a Group (6 in number in 2022)[3]	Non-officer Directors of the Bank	$78,500

Employment Agreements

To ensure their continued employment, the Bancorp and the Bank entered into 5-year Employment Agreements with Karkutla P. Balkrishna and Victor E. Guerrero II on August 1, 2023, replacing their prior agreements as of that date.

The employment agreement for Mr. Balkrishna provides for an annual salary of $400,000, discretionary bonuses, use of a bank-owned automobile, four weeks of vacation, term life insurance with a death benefit of $1 million, payment of 24 months’ severance upon a termination without cause, and a severance payment equal to 24 months of salary upon a Change of Control, as defined in the agreement.

The employment agreement for Mr. Guerrero provides for an annual salary of $340,000, discretionary bonuses, an automobile allowance of $1,800 per month, four weeks of vacation, term life insurance with a death benefit of $1 million, payment of 24 months’ severance upon a termination without cause, and a severance payment equal to 24 months of salary upon a Change of Control, as defined in the agreement.

Change of Control Severance Agreements

Although the Bancorp and the Bank do not presently contemplate that they will be sold or that there will be a Change of Control of the Bancorp and the Bank, as defined in the agreements, at any time in the near future, there is always the possibility of a change of control. For that reason, the Bancorp and the Bank wish to protect their executive officers from the possible loss of their positions upon a change of control and have entered into Change of Control Severance Agreements with Elaine Crouch, Allison Duncan and Patricia K. Staples. The Agreements are all dated August 1, 2023 and provide for payment of severance in the amount of 18 months’ of then existing salary upon a Change of Control as well as other benefits.

See the table footnotes on the next page.

1              This amount includes $2,843.00 taxable cost of group term life insurance and $12,200.00 for the Bank’s matching contribution to Mr. Balkrishna’s 401k account in 2022.

2              This amount includes $12,000.00 for auto allowance, $731.00 taxable cost of group term life insurance, and $12,200.00 for the Bank’s matching contribution to Mr. Guerrero’s 401k account in 2022.

3              Mr. Balkrishna and Mr. Guerrero are executive officers of the Bank and do not receive separate compensation for their Board service. The Bank does not reimburse Board members for expenses incurred in their Board service. Board members are not compensated separately for committees which are comprised of the entire Board.

Infinity Bank 401(k) Plan

The Board of Directors of the Bank has established the Infinity Bank 401(k) Plan (the “Plan”). The purpose of the Plan is to provide eligible Bank employees with the ability to make voluntary contributions to their 401k Plan account not to exceed the annual dollar limit which is set by law. These contributions defer the taxability of such funds allowing the participant to save for retirement and the participant may select from various investment options available in the Plan. The Plan provides for a discretionary matching contribution by the Bank and Plan participants are 100% vested in these matching contributions.

2018 Stock Incentive Plan

The Board of Directors of the Bank approved the Infinity Bank 2018 Stock Incentive Plan (the “Stock Incentive Plan” or the “Plan”), on April 13, 2018, subject to approval of the Plan by the affirmative vote of the holders of at least a majority of the issued and outstanding shares of the Bank. The Plan was approved by the shareholders on May 24, 2018.

As of the Effective Date of the Reorganization on October 21, 2022, the obligations of the Bank under the Stock Incentive Plan and under all award agreements under the Plan were assumed by the Bancorp.

The Plan provides for the issuance of both incentive stock options (“Incentive Options”) as defined by Section 422 of the Internal Revenue Code of 1986, as amended, and “non-statutory” stock options (“Non-statutory Options”). The Plan also provides for the granting of Restricted Stock, Restricted Stock Units, Performance Awards, Stock Awards and other Stock-Based Awards, which, together with incentive stock options and non-statutory stock options are referred to herein as “Awards.”

The primary purpose of the Stock Incentive Plan is to attract and retain the best available personnel for positions of substantial responsibility, and to provide participating directors, officers and employees with an additional incentive to contribute to the success of the Bank and to increase their equity interests in the Bank.

Award Agreements

Pursuant to the Plan, each Award will be documented in a written award agreement. With regard to stock options, the award agreements will entitle the Awardee to purchase shares pursuant to the vesting period specified in the award agreement. Stock options will be granted with an option price equal to 100% of the fair market value of the Bank’s outstanding Common Stock at the time of grant (as determined by the Board of Directors of Bancorp) or $10.00 per share whichever is greater. Stock options will be exercisable over a term of up to 10 years, as determined by the Board at its discretion. In the case of persons employed by the Bank, the stock options may qualify as incentive stock options under Section 422 of the Internal Revenue Code. Such options entitle the holder to certain income tax benefits.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Beneficial Ownership Table

The table on the next page shows the beneficial ownership of certain persons as of October 31, 2023, the effective date of the close of the Stock Buy-Back. See “Stock Buy-Back” on page 9.

The Bancorp first had shares outstanding (other than 50 shares issued as of June 16, 2022 in connection with the organization of the Bancorp as of that date) on October 21, 2022, the date when all the shares of the Bank were exchanged for shares of the Bancorp on a one-for-one basis. July 31, 2023 was the record date used in the proxy statement for the 2023 Annual Meeting of Shareholders held on September 28, 2023. October 31, 2023 is the record date used in the following table in order to show the effect of the Stock Buy-Back and the reduced number of shares outstanding as of that date. The number of shares owned is based on the numbers contained in the proxy statement as of July 31, 2023, the last date the number of shares of the Bancorp owned by each shareholder was confirmed by the Bancorp’s transfer agent. To the best knowledge of the Bancorp, there were no changes in the number of shares owned by the named shareholders from July 31 to October 31, 2023. Unless otherwise indicated, each person listed has sole investment and voting power with respect to the shares listed. None of the persons listed has any family relationship with any other person listed.

The table on the next page sets forth the number and percentages of shares of the common stock of the Bancorp beneficially owned, directly or indirectly, as of October 31, 2023 by (a) all executive officers and directors of the Bancorp and the Bank as a group, (b) each director or officer who owns more than 10% of any class of the Bancorp’s voting securities as such beneficial ownership would be calculated if the Bancorp were subject to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 (“Rule 13d”), and (c) any other securityholder who beneficially owns more than 10% of any class of the Bancorp’s voting securities as such beneficial ownership would be calculated if the Bancorp were subject to Rule 13d.

Rule 13d provides, in part, that a person shall be deemed to be the beneficially owner of a security if that person has the right to acquire beneficial ownership of such security, as defined in Rule 13d, within 60 days through, among other means, the right to acquire securities through the exercise of any stock option. Any securities not outstanding which are subject to such options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the class owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.1

1 The number of shares beneficially owned by each shareholder as a percentage of the outstanding shares is computed by (a) adding the number of shares actually owned as of October 31, 2023 to the number of currently exercisable shares of the shareholder as of that date, and then (b) dividing that number by the total number of shares actually outstanding as of that date (2,734,586) plus the currently exercisable shares of that shareholder as of October 31, 2023.

Unless otherwise indicated, each person or entity listed has sole investment and voting power with respect to the shares listed.

Title of Class	Name and Address of beneficial owner	Amount and nature of beneficial ownership of shares actually owned[1]	Amount of Options currently exercisable [2]	Percent of Class[3]
No par value Common Stock	All executive officers and directors as a group (11 in number)[4]	775,990	496,000	1,271,990 shares of total beneficial ownership 39.37%
No par value Common Stock	Stearns Living Trust 4 Hutton Centre Drive Santa Ana, CA 92707 Glenn B. Stearns Director	383,500	84,500	383,500 total 13.60%[5]
No par value Common Stock	J M Trust: 2042 Business Center Drive Irvine, CA 92612 John M. Minar	316,500	0	316,500 11.57%[6]
No par value Common Stock	Each other securityholder who owns more than 10% of the Class: None	Not applicable	Not applicable	Not applicable

1              The total number of shares beneficially owned as of October 31, 2023 is shown in this column without including the shares of common stock subject to options exercisable within 60 days after the Record Date held by that person.

2              This column shows the number of shares which may be purchased pursuant to stock options exercisable within 60 days of October 31, 2023 (“currently exercisable”) by the 11 directors and executive officers of the Bancorp and the Bank as a group. Any securities not outstanding which are subject to such options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the class owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of the class by any other person.

3              The 496,000 options that were exercisable within 60 days after October 31, 2023 (“currently exercisable”) by all 11 directors and executive officers of the Bancorp and the Bank as a group are treated as outstanding for the purpose of computing the number and percentage of outstanding shares beneficially owned by all 11 directors and executive officers as a group. The number of shares actually outstanding to all shareholders of the Bancorp as of October 31, 2023 was 2,734,586. When this number is increased by the 496,000 options which were currently exercisable within 60 after October 31, 2023, the number of outstanding shares is assumed to be 3,230,586 shares for this calculation, resulting in an ownership percentage of 39.37% for all 11 directors and executive officers of the Bancorp and the Bank as a group.

The number of shares beneficially owned by each shareholder as a percentage of the outstanding shares is computed by (a) adding the number of shares actually owned as of October 31, 2023 to the number of currently exercisable shares of the shareholder as of that date, and then (b) dividing that number by the total number of shares actually outstanding as of that date (2,734,586) plus the currently exercisable shares of that shareholder within 60 days after October 31, 2023.

4               The business address for each of the executive officers and directors of the Bancorp and the Bank is 6 Hutton Centre, Suite 100, Santa Ana, California 72707.

5              This percentage for Mr. Stearns is computed by dividing (a) 383,500 total shares beneficially owned by Mr. Stearns, by (b) the 2,734,586 outstanding shares plus 84,500, or 2,819,086. Even if all 800,000 shares in this Offering are sold and there are 3,534,586 shares outstanding, the beneficial ownership percentage of Mr. Stearns would be 10.60%, so he will be required to file a Notice of Change in Control with the Federal Reserve Board prior to January 29, 2024, as described on page 5.

6              This percentage for Mr. Minar may be reduced below 10% depending on the number of shares sold in this Offering. If all 800,000 shares are sold, his percentage will be reduced to 8.95%. A total of at least 430,415 shares must be sold to keep his percentage below 10%. If less than that number of shares are sold, Mr. Minor’s percentage will exceed 10% and he will be required to file a Notice of Change in Control with the Federal Reserve Board prior to January 29, 2024, as described on page 5.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

During its last completed fiscal years for the years ended December 31, 2021 and 2022, none of the directors or executive officers of the Bancorp or the Bank, nor any securityholder who owns more than 10% of any class of the Bancorp’s securities, nor any promoter of the Bancorp or the Bank, or any immediate family member of any of the listed persons, has been involved in any transaction or currently proposed transaction in which any of such persons had or is to have a direct or indirect material interest (defined as amounts which exceed the lessor of $120,000 and one percent of the average of the Bank’s total assets at year-end for the 2021 and 2022 fiscal years), except as follows:

(1)	the salaries and other cash compensation of Karkutla P. Balkrishna and Victor E. Guerrero II and as described under “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS” on page 61.

SECURITIES BEING OFFERED

The Articles of Incorporation of the Bancorp authorize the issuance of up to 20,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of October 31, 2023, the Bank had 2,734,586 shares of common stock issued and outstanding, and no shares of preferred stock outstanding. All the shares of the Bank were exchanged for shares of the Bancorp on a one-for-one basis as of October 21, 2022. After the Offering, if all 800,000 shares of common stock are sold, there will be a new total of 3,534,586 shares of common stock issued and outstanding. The balance of 15,790,855 shares of common stock which will be authorized but unissued after the Offering, would be available for future stock option exercises, issuance of shares upon the vesting of Restricted Stock Units, and issuance for proper corporate purposes. The preferred stock is not affected by the Offering and there is no present intention to issue any preferred stock.

The designations and powers, preferences and rights and the qualifications, limitations or restrictions of the Bancorp’s common stock offered hereby are described below.

Common Stock

(1)	Dividends.

The payment of cash dividends by the Bancorp is subject to restrictions set forth in the California Corporations Code (the “Code”). The shareholders of the Bancorp will be entitled to receive dividends, on a pro rata basis, when and as declared by the Board, out of funds legally available for the payment of dividends, as provided in the California General Corporation Law. Under California law, the Bancorp would be prohibited from paying dividends unless: (1) its retained earnings immediately prior to the dividend equals or exceeds the sum of (A) the amount of the proposed dividend plus (B) the cumulative dividends in arrears on all shares having a preference with respect to payment of dividends over the common stock; or (2) immediately after the dividend, its assets would equal or exceed the sum of its total liabilities plus the amount that would be needed if it were to be dissolved at the time of the dividend to satisfy the preferential rights, including accrued but unpaid dividends, of other shareholders upon dissolution that are superior to the rights of the common stock shareholders. In certain circumstances, the Bancorp may also be required to obtain the prior approval of the Federal Reserve Board to make capital distributions to shareholders.

Although the Bank has not previously paid dividends, the Bancorp intends to pay dividends to its shareholders, in amounts to be determined by the Board of Directors of Bancorp in its discretion, subject to the requirements of California law.

(2)	Dissolution.

After the return of all funds to depositors and the payment of creditors and after distribution in full of the preferential amounts to be distributed to the holders of all classes and series of stock entitled thereto or the holders of capital notes, if any, in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Bank, as provided for in the California Financial Code, the holders of our common stock shall be entitled to receive all the remaining assets of the Bank.

(3)	Voting Rights.

Each share of common stock is entitled to one vote at any meeting of shareholders (such as the election of directors, appointment of independent public accountant and auditor, approval of certain amendments to the Bank’s 2018 Stock Incentive Plan, certain amendments to the Bank’s articles of incorporation and bylaws, and certain mergers, sale of assets and other consolidation transactions), except in the election of directors. Shareholders have cumulative voting rights in the election of directors; that is, as to any candidates whose names are placed in nomination prior to voting, a shareholder has the right to vote the number of shares owned for as many persons as there are directors to be elected, or to cumulate such votes and give one candidate as many votes as the number of directors multiplied by the number of shares owned equals, or to distribute such votes on the same principle among as many candidates as the shareholder deems appropriate. However, cumulative voting will be dispensed with unless a shareholder gives notice at the shareholders’ meeting of their intention to cumulate their votes.

(4)	Securities are not Registered.

As a Tier I issuer under Regulation A+ of the Securities and Exchange Commission (the “SEC”), the Bancorp will not have reporting obligations to the SEC under Sections 14 or 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), nor will any shareholders have reporting requirements under Regulation 13D or 13G or Regulation 14D. So long as the Bancorp’s common stock is not registered under the Exchange Act, the Bancorp’s directors and executive officers and beneficial owners of 10% or more of the Bancorp’s common stock will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directors and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Form 3, 4, and 5, respectively. Such information about the Bancorp’s directors, executive officers and beneficial holders will only be available through periodic reports filed with the OTC Markets.

The Bancorp’s common stock is not registered under the Exchange Act and the Bancorp does not intend to register its common stock under the Exchange Act for the foreseeable future; provided, however, that the Bancorp will register its common stock under the Exchange Act if the Bancorp has, after the last day of any fiscal year, more than either (1) 2,000 persons, or (2) 500 shareholders of record who are not accredited investors, in accordance with Section 12(g) of the Exchange Act.

Further, so long as the Bancorp’s common stock is not registered under the Exchange Act, the Bancorp will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act, from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the SEC a proxy statement and form of proxy complying with the proxy rules.

In addition, so long as the Bancorp’s common stock is not registered under the Exchange Act, the Bancorp will not be subject to the reporting requirements of Regulations 13D and Regulation 13G. which require the disclosure of any person who, after acquiring directly or indirectly the beneficial ownership of any equity securities of a class, becomes, directly or indirectly, the beneficial owner of more than 5% of the class.

Finally, as a non-listed company conducting an exempt offering pursuant to Regulation A+, the Bancorp is not subject to a number of corporate governance requirements, including but not limited to (a) the requirements for independent board members, (b) an independent audit committee operating under a written audit committee charter meeting the requirements of a national stock exchange, (c) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the requirements of a national stock exchange, (d) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of a national stock exchange, and (e) independent audits of the Bancorp’s and the Bank’s internal controls. The Bancorp and the Bank largely comply with these requirements voluntarily as “best practice” recommendations from their banking regulators, but to the extent they do not fully comply with these requirements, you may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of a national stock exchange.

AUTHORIZATION FOR THE OFFERING

The Shares are being sold by the Bancorp in an offering under Regulation A+ under the Securities Act of 1933 (the “Act”).

LEGAL OPINIONS

Legal matters in connection with this Offering will be passed upon by Richard E. Knecht of the firm of Richard E. Knecht, A Professional Corporation, 120 Newport Center Drive, Newport Beach, California 92660-6916, as counsel for the Bancorp. Mr. Knecht has advised us that, to the best of his knowledge, there are no pending or threatened legal proceedings to which the Bancorp or the Bank is or may become a party or which may materially affect the Bancorp’s or the Bank’s property or proposed business.

DESCRIPTION OF FINANCIAL STATEMENTS

Included in this Offering Circular are copies of the audited financial statements as of and for the years ended December 31, 2022 and 2021 for the Bancorp and Bank, respectively, and unaudited statements of the Bancorp and Bank for the nine month period ended September 30, 2023 and 2022, respectively. Both the audited financial statements and the unaudited financial statements, beginning in this Offering Circular after page 67, are incorporated herein by this reference.

INFINITY BANCORP

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

INFINITY BANCORP

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

Crowe LLP
Independent Member Crowe Global

INDEPENDENT AUDITOR’S REPORT

The Board of Directors

Infinity Bancorp

Santa Ana, California

Opinion

We have audited the consolidated financial statements of Infinity Bancorp (the “Company”), which comprise the consolidated statements of financial condition as of December 31, 2022 and 2021, and the related consolidated statements of operations, comprehensive (loss) income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year from the date the consolidated financial statements are available to be issued.

(Continued)
1.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Other Matter

As discussed in Note 1 to the consolidated financial statements, effective October 21, 2022, a bank holding company reorganization was completed whereby Infinity Bancorp became the parent holding company of Infinity Bank. The reorganization had no impact on prior year amounts presented in the consolidated financial statements. Our opinion is not modified with respect to this matter.

Crowe LLP

Costa Mesa, California
May 12, 2023

2.

INFINITY BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2022 and 2021

	2022	2021
ASSETS
Cash and due from banks	$3,139,000	$1,916,000
Interest-bearing deposits at other banks	95,095,000	75,376,000
Total cash and cash equivalents	98,234,000	77,292,000

Investments
Securities available for sale, at fair value	51,979,000	66,764,000

Loans	156,567,000	150,113,000
Allowance for loan losses	(2,661,000)	(2,273,000)
Net loans	153,906,000	147,840,000

Federal Home Loan Bank (“FHLB”) stock	1,043,000	606,000
Premises and equipment, net	207,000	286,000
Operating lease right-of-use asset	649,000	949,000
Deferred tax asset, net	2,815,000	2,070,000
Accrued interest and other assets	1,340,000	1,019,000

Total assets	$310,173,000	$296,826,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$144,281,000	$149,491,000
Interest-bearing	132,034,000	113,027,000
Total deposits	276,315,000	262,518,000

Subordinated debentures	3,927,000	3,908,000
Operating lease liability	746,000	1,075,000
Income taxes payable	220,000	122,000
Accrued interest and other liabilities	747,000	596,000

Total liabilities	281,955,000	268,219,000

Commitments and Contingencies - Note 10	-	-

Shareholders’ Equity
Preferred stock, 10,000,000 shares authorized, none issued	-	-
Common stock, no par value, 20,000,000 shares authorized; 3,325,716 and 3,319,287 shares issued and outstanding as of December 31, 2022 and 2021, respectively	33,502,000	33,210,000
Accumulated deficit	(1,010,000)	(4,011,000)
Accumulated other comprehensive loss	(4,274,000)	(592,000)
Total shareholders’ equity	28,218,000	28,607,000
Total liabilities and shareholders’ equity	$310,173,000	$296,826,000

See accompanying notes to consolidated financial statements.

3.

INFINITY BANCORP

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2022 and 2021

	2022	2021
Interest income
Loans	$10,917,000	$9,161,000
Investment securities, taxable	700,000	208,000
Deposits with financial institutions	1,889,000	96,000
Total interest income	13,506,000	9,465,000

Interest expense
Deposits	919,000	489,000
Federal Home Loan Bank advances	-	1,000
Subordinated debt	188,000	36,000
Total interest expense	1,107,000	526,000

Net interest income before provision for loan losses	12,399,000	8,939,000
Provision for loan losses	(793,000)	(691,000)

Net interest income after provision for loan losses	11,606,000	8,248,000

Noninterest income
Service charges on deposit accounts	167,000	154,000
Fees on loans	110,000	104,000
Other income	44,000	44,000
Total noninterest income	321,000	302,000

Noninterest expense
Salaries and employee benefits	5,385,000	4,671,000
Occupancy expenses	354,000	360,000
Data processing expense	364,000	411,000
Professional fees	343,000	327,000
Furniture and equipment expense	151,000	158,000
FDIC and other insurance	287,000	205,000
Other expenses	748,000	675,000
Total noninterest expense	7,632,000	6,807,000

Income before income taxes	4,295,000	1,743,000

Income tax expense (benefit)	1,294,000	(1,430,000)

Net income	$3,001,000	$3,173,000

Net income per share – basic	$0.90	$0.96
Net income per share – diluted	$0.90	$0.96

See accompanying notes to consolidated financial statements.

4.

INFINITY BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME

For the years ended December 31, 2022 and 2021

	2022	2021
Net income	$3,001,000	$3,173,000

Other Comprehensive Loss
Unrealized losses on investment securities:
Unrealized loss on investment securities	(5,227,000)	(908,000)
Tax effect	1,545,000	248,000
Total other comprehensive loss	(3,682,000)	(660,000)
Comprehensive (loss) income	$(681,000)	$2,513,000

See accompanying notes to consolidated financial statements.

5.

INFINITY BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended December 31, 2022 and 2021

			Accumulated
	Common Stock		Other
	Number of		Comprehensive	Accumulated
	Shares	Amount	(Loss) Income	Deficit	Total
Balance at January 1, 2021	3,312,858	$32,944,000	$68,000	$(7,184,000)	$25,828,000
Stock-based compensation	-	266,000	-	-	266,000
Vesting of restricted stock units	6,429	-	-	-	-
Net income	-	-	-	3,173,000	3,173,000
Other comprehensive loss	-	-	(660,000)	-	(660,000)
Balance at December 31, 2021	3,319,287	33,210,000	(592,000)	(4,011,000)	28,607,000
Stock-based compensation	-	292,000	-	-	292,000
Vesting of restricted stock units	6,429	-	-	-	-
Net income	-	-	-	3,001,000	3,001,000
Other comprehensive loss	-	-	(3,682,000)	-	(3,682,000)
Balance at December 31, 2022	3,325,716	$33,502,000	$(4,274,000)	$(1,010,000)	$28,218,000

See accompanying notes to consolidated financial statements.

6.

INFINITY BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2022 and 2021

	2022	2021
Cash flows from operating activities
Net income	$3,001,000	$3,173,000
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	793,000	691,000
Amortization of net premium on securities available for sale	621,000	357,000
Amortization of debt issuance costs	19,000	3,000
Stock-based compensation	292,000	266,000
Depreciation and amortization	121,000	106,000
Deferred income taxes	800,000	(1,822,000)
Net (increase) decrease in other assets	(21,000)	162,000
Net (decrease) increase in other liabilities	(80,000)	155,000
Net cash provided by operating activities	5,546,000	3,091,000

Cash flows used in investing activities
Net change in time deposits in other banks	-	7,724,000
Purchase of FHLB stock	(437,000)	(116,000)
Purchase of premises and equipment	(42,000)	(75,000)
Net increase in loans	(6,859,000)	(14,247,000)
Purchase of securities available for sale	(7,401,000)	(63,774,000)
Proceeds from calls, maturities and principal payments of securities available for sale	16,338,000	18,758,000
Net cash provided by (used in) investing activities	1,599,000	(51,730,000)

Cash flows from financing activities

Net increase in deposits	13,797,000	90,102,000
Repayment of FHLB borrowings	-	(5,000,000)
Issuance of subordinated debt, net of capitalized costs	-	3,905,000
Net cash provided by financing activities	13,797,000	89,007,000
Increase in cash and cash equivalents	20,942,000	40,368,000

Cash and cash equivalents - beginning of year	77,292,000	36,924,000
Cash and cash equivalents - end of year	$98,234,000	$77,292,000

Supplemental Disclosures of Cash Flow Information
Interest paid	$1,112,000	$488,000
Income taxes paid	395,000	271,000

See accompanying notes to consolidated financial statements.

7.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Infinity Bancorp (the “Bancorp”) and its wholly-owned subsidiary, Infinity Bank (the “Bank”), together referred to as the “Company.” Intercompany transactions and balances are eliminated in consolidation.

Infinity Bank commenced business on February 1, 2018 after receiving the requisite approvals of regulatory authorities. The Bank has been incorporated in the State of California and organized as a single operating segment that operates one full-service branch in Santa Ana, California. The Bancorp was formed on October 21, 2022. Upon formation, 100% of the outstanding stock of the Bank was transferred to the Bancorp. The Bancorp does not have any operations other than the support of the Bank.

The Company operates in the local market offering traditional products and services, serving the needs of small-to-medium sized businesses, business owners and professionals, and real estate owners and investors. The majority of deposits and loans are expected to be originated from within the Orange County and its surrounding areas. The Company is considered a public business entity.

Subsequent Events: The Company has evaluated subsequent events for recognition and disclosure through May 12, 2023, which is the date the financial statements were available to be issued.

Use of Estimates: To prepare financial statements in conformity with U.S. Generally Accepted Accounting Principles ("GAAP") management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.

Cash Flows: For purposes of reporting cash flows, cash and cash equivalents include cash, due from banks, federal funds sold and time deposits in other banks with original maturities of three months or less. Generally, federal funds are sold for one-day periods. Net cash flows are reported for customer loan and deposit transactions.

Cash and Due from Banks: Banking regulations require that banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Bank complied with the reserve requirements as of December 31, 2022 and 2021. The Bank maintains amounts due from banks, which may exceed federally insured limits. The Company has not experienced any losses in such accounts.

Investment Securities: Investment securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Investment securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive (loss) income, net of tax.

Gains or losses on sales of investment securities are recorded on the trade date and determined using the specific identification method. Premiums and discounts are amortized or accreted using the interest method over the expected lives of the related securities.

(Continued)
8.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Management evaluates securities for other-than-temporary impairment ("OTTI") on at least a quarterly basis and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: OTTI related to credit loss, which must be recognized in the income statement and OTTI related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.

Loans: Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Amortization of deferred loan fees, net of origination costs are discontinued when a loan is placed on nonaccrual status.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days based on the contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collectability. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan's principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Amounts are charged off when available information confirms that specific loans or portions thereof, are uncollectible. This methodology for determining charge-offs is consistently applied to each portfolio segment.

(Continued)
9.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company determines a separate allowance for each portfolio segment. The allowance consists of specific and general reserves. Specific reserves relate to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Factors considered in determining impairment include payment status, collateral value and the probability of collecting all amounts when due. Measurement of impairment is based on the expected future cash flows of an impaired loan, which are to be discounted at the loan's effective interest rate, or measured by reference to an observable market value, if one exists, or the fair value of the collateral for a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis except that collateral-dependent loans for which foreclosure is probable are measured at the fair value of the collateral.

The Company recognizes interest income on impaired loans based on its existing methods of recognizing interest income on nonaccrual loans. Loans, for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings (“TDRs”) and classified as impaired with measurement of impairment as described above.

General reserves cover non-impaired loans and loans collectively evaluated for impairment and are based on historical loss rates for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment's historical loss experience. Because the Bank has experienced limited historical losses, the Bank performed a migration analysis to establish a quantitative framework, which allocates general reserves based on underlying risk factors, such as product type and collateral and risk category. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition; and, legal and regulatory requirements. Portfolio segments identified by the Company include construction and land development, real estate, commercial & industrial, and consumer loans. Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans, and credit scores, debt-to income, collateral type and loan-to-value ratios for consumer loans.

Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”): The SBA launched the PPP to provide a direct incentive for small businesses to keep their workers on the payroll in response to the COVID-19 pandemic. The SBA guarantees 100% of the PPP loans made to eligible borrowers, and the loans are eligible to be forgiven if certain conditions are met, at which point the SBA will make payments to the Company for the forgiven amounts. These loans are included in the commercial & industrial portfolio and have an interest rate of 1%. As of December 31, 2022 and 2021, total SBA PPP loans were approximately $0 and $2.3 million, respectively.

The SBA guarantee on PPP loans cannot be separated from the loan and therefore is not a separate unit of account. The Company considered the SBA guarantee in the allowance for loan losses evaluation and determined that it is not required to reserve an allowance on SBA PPP loans at December 31, 2022 and 2021.

Allowance for Credit Losses on Off-Balance Sheet Credit Exposures: The Company also maintains a separate allowance for off-balance sheet commitments. Management estimates anticipated losses using historical data and utilization assumptions. The allowance for off-balance sheet commitments totaled $31,000 and $32,000 at December 31, 2022 and 2021, respectively, and is included in accrued interest and other liabilities on the consolidated statements of financial condition.

(Continued)
10.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Premises and Equipment: Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from three to seven years for furniture, equipment and computer equipment. Leasehold improvements are amortized using the straight-line method over an estimated useful life of seven years or the remaining lease term, whichever is shorter. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

FHLB Stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Leases: The Company determines if an arrangement contains a lease at contract inception and recognize right-of-use ("ROU") assets and operating lease liabilities based on the present value of lease payments over the lease term. While operating leases may include options to extend the term, the Bank does not take into account the options in calculating the ROU asset and lease liability unless it is reasonably certain such options will be reasonably exercised. The present value of lease payments is determined based on the Company’s incremental borrowing rate and other information available at lease commencement. Leases with an initial term of 12 months or less are not recorded in the statements of financial condition. Lease expense is recognized on a straight-line basis over the lease term. The Company has elected to account for lease agreements with lease and non-lease components as a single lease component.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and the amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the consolidated financial statements.

Revenue Recognition – Noninterest Income: All of the Company’s revenue from contracts with customers within the scope of ASC 606 is recognized in noninterest income.

In accordance with Topic 606, revenues are recognized when control of promised goods or services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

The following is a discussion of key revenues within the scope of Topic 606.

Service Charges on Deposit Accounts – The Company earns fees from its deposit customers for account maintenance, transaction-based and overdraft services. Account maintenance fees consist primarily of account fees and analyzed account fees charged on deposit accounts on a monthly basis. The performance obligation is satisfied and the fees are recognized on a monthly basis as the service period is completed. Transaction-based fees on deposits accounts are charged to deposit customers for specific services provided to the customer, such as non-sufficient funds fees, overdraft fees, and wire transfer fees. The performance obligation is completed as the transaction occurs and the fees are recognized at the time each specific service is provided to the customer.

Other revenues within the scope of Topic 606 were not material for the years ended December 31, 2022 and 2021.

(Continued)
11.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Stock-Based Compensation: The Company recognizes the cost of employee services received in exchange for awards of stock options, or other equity instruments, based on the grant-date fair value of those awards. A Black-Scholes model is used to estimate the fair value of stock options, while the market price of the Bank’s stock at the date of grant is used for restricted stock units. This cost is recognized over the period which an employee is required to provide services in exchange for the award, generally the vesting period. The Company treats each tranche of each stock option award as if it were a separate award with its own vesting date. Generally, for each tranche granted, compensation expense is recognized on a straight-line basis from the grant date until the vesting date of the respective tranche. The cost of other awards is generally recognized over the vesting period, on a straight-line basis.

The Bank has elected to account for forfeitures of stock-based awards as they occur. Excess tax benefits and tax deficiencies relating to stock-based compensation are recorded as income tax expense or benefit in the income statement when incurred.

See Note 12 for additional information on the Company’s equity incentive plan.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance, if needed, is established to reduce the deferred tax asset to the level at which it is "more likely than not" that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carry forwards depends on having sufficient taxable income of an appropriate character within the carry forward periods.

The Company has adopted guidance issued by the Financial Accounting Standards Board ("FASB") that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense.

Earnings Per Share (“EPS”): Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. All of the outstanding stock options were not considered in computing diluted earnings per share for 2022 and 2021 because they were antidilutive. Weighted-average shares used in the computation of basic EPS were 3,325,931 in 2022 and 3,316,073 in 2021.

(Continued)
12.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive (Loss) Income: The change in unrealized gains and losses on available-for-sale securities is the only component of accumulated other comprehensive (loss) income for the Company. The amount reclassified out of other accumulated comprehensive (loss) income relating to the net realized gain on securities available for sale was $0 for 2022 and 2021, with no related tax effect.

Financial Instruments: In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit as described in Note 10. Such financial instruments are recorded in the consolidated financial statements when they are funded, or related fees are incurred or received.

Fair Value Measurement: Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Current accounting guidance establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 - Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 - Significant unobservable inputs that reflect an entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

See Note 14 for more information and disclosures relating to the Company’s fair value measurements.

NOTE 2 – SECURITIES

The amortized cost and fair values of securities with gross unrealized gains and losses as of December 31 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Available-for-Sale Securities	Cost	Gains	Losses	Value
December 31, 2022
Mortgage-backed securities	$54,546,000	$-	$(5,792,000)	$48,754,000
U.S. government-sponsored entities and agencies	3,500,000	-	(275,000)	3,225,000
	$58,046,000	$-	$(6,067,000)	$51,979,000

December 31, 2021
Mortgage-backed securities	$64,964,000	$4,000	$(817,000)	$64,151,000
U.S. government-sponsored entities and agencies	2,640,000	-	(27,000)	2,613,000
	$67,604,000	$4,000	$(844,000)	$66,764,000

(Continued)
13.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 2 – SECURITIES (Continued)

During 2022 and 2021, the Company did not sell any available-for-sale investment securities.

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2022 are shown below. Securities not due at a single maturity date are presented separately.

	Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$500,000	$497,000
Due from one to five years	3,000,000	2,728,000
Mortgage-backed securities	54,546,000	48,754,000
	$58,046,000	$51,979,000

At December 31, 2022, the Company had 106 securities where estimated fair value had declined from amortized cost as compared to 80 securities where estimated fair value had declined from amortized cost as of December 31, 2021. As the Company does not intend to sell these securities, and it is likely that it will not be required to sell the securities before their anticipated recovery, no declines are deemed to be other-than-temporary.

The gross unrealized losses and related estimated fair value of investment securities that have been in a continuous loss position for less than twelve months and over twelve months at December 31 are as follows:

	Less than Twelve Months		Twelve Months or More		Total
	Unrealized		Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value
December 31, 2022
Mortgage-backed securities	$(240,000)	$4,206,000	$(5,552,000)	$44,548,000	$(5,792,000)	$48,754,000
U.S. government-sponsored entities and agencies	(43,000)	957,000	(232,000)	2,268,000	(275,000)	3,225,000
	$(283,000)	$5,163,000	$(5,784,000)	$46,816,000	$(6,067,000)	$51,979,000

December 31, 2021
Mortgage-backed securities	$(811,000)	$61,109,000	$(6,000)	$893,000	$(817,000)	$62,002,000
U.S. government-sponsored entities and agencies	(27,000)	2,473,000	-	-	(27,000)	2,473,000
	$(838,000)	$63,582,000	$(6,000)	$893,000	$(844,000)	$64,475,000

Securities pledged at year-end 2022 had a carrying amount of $51,979,000 and were pledged to secure FHLB advances.

NOTE 3 – LOANS

The Company’s loan portfolio consists primarily of loans to borrowers within Orange County and its surrounding areas. Although the Company seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Company’s market area and, as a result, the Company’s loan and collateral portfolios are, to some degree, concentrated in those industries.

(Continued)
14.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 3 – LOANS (Continued)

The composition of the Company’s loan portfolio as of December 31 is as follows:

	2022	2021
Construction and land development	$43,950,000	$28,440,000
Real estate – commercial and residential	36,623,000	37,235,000
Commercial & industrial	75,928,000	78,852,000
Consumer	66,000	5,586,000
Total loans	156,567,000	150,113,000
Allowance for loan losses	(2,661,000)	(2,273,000)
Net loans	$153,906,000	$147,840,000

The balance of unamortized loan fees, net of loan origination costs included in total loans was $525,000 and $662,000 as of December 31, 2022 and 2021, respectively.

The following table presents the activity in the allowance for loan losses for the years ended December 31, 2022 and 2021 and the recorded investment in loans and impairment method as of December 31, 2022 and 2021 by portfolio segment:

	Construction and	Real Estate -
	Land	Commercial and	Commercial &
	Development	Residential	Industrial	Consumer	Total
December 31, 2022

Allowance for Loan Losses:
Beginning of period	$494,000	$432,000	$1,286,000	$61,000	$2,273,000
Provisions	263,000	282,000	297,000	(49,000)	793,000
Charge-offs	-	(252,000)	(153,000)	-	(405,000)
Recoveries	-	-	-	-	-
End of year	$757,000	$462,000	$1,430,000	$12,000	$2,661,000

Reserves:
Specific	$-	$-	$501,000	$-	$501,000
General	757,000	462,000	929,000	12,000	2,160,000
	$757,000	$462,000	$1,430,000	$12,000	$2,661,000

Loans Evaluated:
Individually	$-	$-	$1,819,000	$-	$1,819,000
Collectively	43,950,000	36,623,000	74,109,000	66,000	154,748,000
	$43,950,000	$36,623,000	$75,928,000	$66,000	$156,567,000

(Continued)
15.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 3 – LOANS (Continued)

December 31, 2021

Allowance for Loan Losses:
Beginning of period	$230,000	$385,000	$912,000	$55,000	$1,582,000
Provisions	264,000	47,000	374,000	6,000	691,000
Charge-offs	-	-	-	-	-
Recoveries	-	-	-	-	-
End of year	$494,000	$432,000	$1,286,000	$61,000	$2,273,000

Reserves:
Specific	$-	$-	$202,000	$-	$202,000
General	494,000	432,000	1,084,000	61,000	2,071,000
	$494,000	$432,000	$1,286,000	$61,000	$2,273,000

Loans Evaluated:
Individually	$-	$-	$1,009,000	$-	$1,009,000
Collectively	28,440,000	37,235,000	77,843,000	5,586,000	149,104,000
	$28,440,000	$37,235,000	$78.852,000	$5,586,000	$150,113,000

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Bank analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained.

The Company uses the following definitions for risk ratings:

Special Mention – Loans classified as special mention have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard – Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful – Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

(Continued)
16.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 3 – LOANS (Continued)

The recorded investment of loans by risk category and class of loans as of December 31, 2022 and 2021 was as follows:

		Special
	Pass	Mention	Substandard	Doubtful	Total
December 31, 2022
Construction and land development	$43,950,000	$-	$-	$-	$43,950,000
Real estate – commercial and residential	36,623,000	-	-	-	36,623,000
Commercial & industrial	73,751,000	-	2,177,000	-	75,928,000
Consumer	66,000	-	-	-	66,000
	$154,390,000	$-	$2,177,000	$-	$156,567,000

December 31, 2021
Construction and land development	$28,440,000	$-	$-	$-	$28,440,000
Real estate – commercial and residential	34,235,000	3,000,000	-	-	37,235,000
Commercial & industrial	75,499,000	-	3,353,000	-	78,852,000
Consumer	5,586,000	-	-	-	5,586,000
	$146,760,000	$3,000,000	$3,353,000	$-	$150,113,000

The following table presents information related to impaired loans as of and for the years ended December 31, 2022 and 2021:

	Unpaid			Average	Interest
	Principal	Recorded	Related	Recorded	Income
	Balance	Investment	Allowance	Investment	Recognized
December 31, 2022
With an Allowance:
Commercial & industrial	$1,833,000	$1,819,000	$501,000	$2,076,000	$-
	$1,833,000	$1,819,000	$501,000	$2,076,000	$-

December 31, 2021
With an Allowance:
Commercial & industrial	$1,056,000	$1,009,000	$202,000	$1,076,000	$-
	$1,056,000	$1,009,000	$202,000	$1,076,000	$-

There were no impaired loans without a specific reserve as of December 31, 2022 and 2021.

Impaired loans as of December 31, 2022 and 2021 were on nonaccrual status. Of these loans, $1,177,000 and $1,009,000 were past due greater than 90 days at December 31, 2022 and 2021, respectively. No other loans were past due at December 31, 2022 and 2021.

One loan totaling $642,000, which was originated during 2022 and is included in the impaired loans table above, was classified as a TDR as of December 31, 2022. There were no loans modified as TDRs as of and for the year ended December 31, 2021.

(Continued)
17.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 4 – PREMISES AND EQUIPMENT

A summary of premises and equipment as of December 31 is as follows:

	2022	2021
Leasehold improvements	$12,000	$11,000
Furniture, fixtures, and equipment	808,000	767,000
	820,000	778,000
Less accumulated depreciation and amortization	(613,000)	(492,000)
	$207,000	$286,000

NOTE 5 – LEASES

In February 2018, the Bank entered into a seven-year lease agreement for its corporate office and branch with beginning monthly rent of $25,000 which had a 100% abatement for an initial period of five months. The Bank is also responsible for the pro rata share of any operating expense increase in excess of the actual expenses incurrent by the landlord during the fiscal year. Total lease expense under the operating lease was approximately $320,000 for the years ended December 31, 2022 and 2021.

The Bank elected, for all classes of underlying assets, not to separate lease and non-lease components and instead to account for them as a single lease component. Variable lease cost primarily represents variable payments such as common area maintenance and utilities. These amounts were not material for the years ended December 31, 2022 and 2021.

Under the lease agreement, there are options to renew. The exercise of renewal options is at the sole discretion of the Bank. Renewal option periods were not included in the measurement of ROU assets and lease liabilities as they are not considered reasonably certain of exercise.

Supplemental lease and other information at and for the years ended December 31, 2022 and 2021 are as follows:

	2022	2021
Supplemental Lease Information
Weighted average remaining lease term	2.1 years	3.1 years
Weighted Average Discount Rate	2.00%	2.00%

Other Information
Cash paid for amounts included in the measurement of lease liabilities	$347,000	$336,000

Future lease payments of the Bank’s operating lease as of December 31, 2022 are as follows:

2023	$360,000
2024	372,000
2025	31,000
2026	-
Total lease payments	763,000
Less imputed interest	(17,000)
Total operating lease liability	$746,000

(Continued)
18.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 6 – DEPOSITS

As of December 31, 2022, the Company had several deposit relationships that each exceeded 2.0% of total deposits, collectively aggregating approximately $198 million and representing 71.6% of total deposits. The Company did not have any time deposits as of December 31, 2022. The Company had $14.4 million in brokered deposits as of December 31, 2021. At December 31, 2021, the Company did not have any time deposits other than the brokered deposits.

NOTE 7 – FHLB ADVANCES, OTHER BORROWINGS AND SUBORDINATED DEBENTURES

As of and for the year ended December 31, 2022, the Company did not have any outstanding borrowings with the FHLB. As of December 31, 2022, the Bank’s remaining borrowing capacity with the FHLB was approximately $55.3 million.

As of December 31, 2021, the Bank did not have any outstanding borrowings with the FHLB. The average outstanding balance for 2021 was $2.4 million at an average interest rate of 0.02%. The maximum outstanding under this line was $20 million. As of December 31, 2021, the Bank’s remaining borrowing capacity with the FHLB was approximately $79.6 million.

The Bank may borrow up to $14 million with unsecured lines of credit with two outside correspondent banks. There were no amounts outstanding under these arrangements as of December 31, 2022 and 2021.

In 2021, the Bank obtained a permit from the Department of Financial Protection and Innovation (DFPI) to issue $5 million of subordinated debentures (“debentures”). On October 22, 2021, the Bank issued $4.0 million, net of issuance costs of $95,000, of subordinated debentures to three investors, in exchange for cash. These debentures are shown as a liability on the Company’s consolidated financial statements and mature on November 1, 2031. The permit to issue the remaining $1.0 million of subordinated debentures expired on July 11, 2022.

The Bank has the option to redeem the subordinated debentures, in whole plus accrued and unpaid interest, on November 1, 2026. The subordinated debentures are also redeemable in whole or in part with integral multiples of $1,000 at any interest payment date subsequent to November 1, 2026 at the Bank’s discretion.

The subordinated debentures may be included in Tier I capital (with certain limitation applicable) under current regulatory guidelines and interpretations. The subordinated debentures have a fixed rate of interest of 4.25% through November 1, 2026. If not redeemed at that time, the interest rate becomes variable based on the three-month term SOFR Conventions plus 3.36%. Interest is due and payable quarterly beginning in May 2022.

(Continued)
19.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 8 – INCOME TAXES

The income tax expense for the year ended December 31 is comprised of the following:

	2022	2021
Current income taxes:
Federal	$441,000	$4,000
State	53,000	388,000
Total current income taxes	494,000	392,000

Deferred	800,000	161,000
Valuation allowance	-	(1,983,000)
Total income tax expense (benefit)	$1,294,000	$(1,430,000)

Effective tax rates differ from the federal statutory rate of 21% for 2022 and 2021 applied to income before income taxes due to the following:

	2022	2021
Federal statutory rate times financial statement income	$902,000	$366,000
Effect of:
State taxes, net federal benefit	368,000	159,000
Share awards	24,000	22,000
Change in valuation allowance	-	(1,983,000)
Other, net	-	6,000
Total	$1,294,000	$(1,430,000)

Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition. The following is a summary of the components of the net deferred tax asset accounts recognized in the accompanying statements of financial condition at December 31:

	2022	2021
Deferred Tax Assets
Start-up costs	$281,000	$309,000
Organization expenses	91,000	90,000
Allowance for loan losses due to tax limitations	727,000	597,000
Premises and equipment	18,000	28,000
Stock-based compensation	144,000	111,000
Net operating loss carryovers	-	811,000
Operating lease liability	221,000	318,000
Unrealized loss on available for sale securities	1,794,000	248,000
Other items	173,000	194,000
	3,449,000	2,706,000

Deferred Tax Liabilities
Right of use asset	(192,000)	(281,000)
Other items	(442,000)	(355,000)
	(634,000)	(636,000)

Net deferred tax assets	$2,815,000	$2,070,000
NOL carryforward – Federal	$-	$2,148,000
NOL carryforward – State	$-	$4,208,000

(Continued)
20.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 8 – INCOME TAXES (Continued)

A valuation allowance for deferred tax assets is recorded when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and tax planning strategies which will create taxable income during the periods in which those temporary differences become deductible. At December 31, 2022, management evaluated whether the valuation allowance is required based on the assessment of all positive and negative evidence that existed at the time. Management concluded from its assessment that it was more likely than not that the deferred tax assets would be realizable as a result of sufficient current and projected future taxable income. The Bank reversed the entire $2.0 million valuation allowance during the year ended December 31, 2021.

The Company has net operating loss carryforwards of approximately $0 for federal income purposes and $0 for California franchise tax purposes. Federal net operating loss carryforwards do not expire and California net operating loss carryforwards, to the extent not used will begin to expire in 2039.

The Company records interest and penalties related to uncertain tax positions as part of income tax expense. There was no penalty or interest expense recorded as of December 31, 2022 and 2021. The Company does not expect the total amount of unrecognized tax benefits to significantly increase or decrease within the next twelve months.

The Company is subject to federal income tax and California franchise tax. Federal and California income tax returns for years ended on or after December 31, 2019 and December 31, 2018, respectively, are open to audit by the federal and California authorities.

NOTE 9 – OTHER EXPENSES

Other expenses for the period ended December 31 are comprised of the following:

	2022	2021
Legal expense	$137,000	$145,000
Director fees	78,000	93,000
Advertising and marketing expense	69,000	93,000
Other	464,000	344,000
	$748,000	$675,000

NOTE 10 – COMMITMENTS AND CONTINGENCIES

Commitments to Extend Credit: In the ordinary course of business, the Company enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the consolidated financial statements.

The Company’s exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

(Continued)
21.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 10 – COMMITMENTS AND CONTINGENCIES (Continued)

As of December 31, the Company had the following approximate outstanding financial commitments whose contractual amounts represent credit risk:

	2022	2021
Commitments to extend credit	$62,381,000	$70,575,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Company evaluates each client's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank is based on management's credit evaluation of the customer. The majority of the Company’s commitments to extend credit generally are secured by real estate or other commercial business assets.

Standby Letters of Credit/Bank Guarantees: Standby letters of credit and Bank Guarantees (collectively, “guarantees”) are conditional commitments issued by the Company to guarantee the performance of a client to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters is essentially the same as that involved in extending loan facilities to clients. Collateral held varies as specified above and is required in instances that the Company deems necessary. The Company had no financial standby letters of credit as of December 31, 2022 and 2021.

Data Processing Commitment: The Company processes its data and check items under a non-cancelable agreement expiring in January 2025. The monthly payment will increase as the Company’s volume of transactions increases. The agreement contains a termination clause whereby the Company would be liable to the service bureau for an immediate lump sum payment based on the average monthly billings over the number of months remaining on the contract unless certain contractual obligations are not met by the processor. In April 2022, the Company extended its agreement through January 2027.

NOTE 11 - RELATED PARTY TRANSACTIONS

In the ordinary course of business, certain executive officers, directors and companies with which they are associated may have loans and deposits with the Company. At December 31, 2022 and 2021, related party deposits were approximately $14,496,000 and $18,783,000 respectively, and total outstanding balance of related party loans at December 31, 2022 and 2021 was $0.

(Continued)
22.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 12 – STOCK-BASED COMPENSATION

The Board of Directors of the Bank approved the 2018 Stock Incentive Plan ("2018 Plan"). The 2018 plan was approved in May 2018 by the shareholders. Under the terms of the 2018 Plan, officers and key employees may be granted both nonqualified and incentive stock options, and directors and other consultants, who are not also an officer or employee, may only be granted nonqualified stock options. The 2018 Plan also permits the granting of restricted stock, restricted stock units, performance awards, stock awards and other stock-based awards. The 2018 Plan provides for the total number of awards of common stock that may be issued over the term of the plan not to exceed 990,000 shares, of which a maximum of 891,000 shares may be granted as incentive stock options. Stock options are granted at a price not less than 100% of the fair market value of the stock on the date of grant. The 2018 plan provides for accelerated vesting if there is a change of control as defined in the 2018 Plan. Equity awards generally vest over five to seven years. Stock options expire no later than ten years from the date of grant.

The Company recognized stock-based compensation costs of $228,000 and $202,000 related to stock options and $64,000 and $64,000 related to restricted stock units for the years ended December 31, 2022 and 2021, respectively. Stock options were estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2022	2021
Expected volatility	18.30%	4.61%
Expected term	6.5 Years	6.5 Years
Expected dividends	None	None
Risk-free rate	2.61%	0.75%
Grant date fair value	$1.72	$0.06

Since the Company has a limited amount of historical stock activity, the expected volatility is based on the historical volatility of similar banks that have a longer trading history. The expected term represents the estimated average period of time that the options remain outstanding. Since the Company does not have sufficient historical data on the exercise of stock options, the expected term is based on the “simplified” method that measures the expected term as the average of the vesting period and the contractual term, adjusted for management’s estimate on the period of time that options granted are expected to be outstanding. The risk-free rate of the return reflects the grant date interest rate offered for zero coupon U.S. Treasury bonds over the expected term of the options.

A summary of the status of the Company’s stock option plan as of December 31, 2022 and changes during the year ended thereon is presented below:

			Weighted-
		Weighted-	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at beginning of period	764,750	$10
Granted	130,000	10
Exercised	-
Forfeited or expired	(1,000)	10
Outstanding at end of year	893,750	$10	7.2 years	$-
Options exercisable	658,350	$10	6.9 years	$-

(Continued)
23.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 12 – STOCK-BASED COMPENSATION (Continued)

As of December 31, 2022, there was $305,000 of total unrecognized compensation cost related to the outstanding stock options that will be recognized over a weighted average period of 1.9 years.

Restricted Stock Units: Restricted stock units (“RSU”) amortization totaled $64,000 for the years ended December 31, 2022 and 2021. The amount of unrecognized compensation expense related to all unvested RSUs as of December 31, 2022 totaled $161,000. Such expense is expected to be recognized over a weighted average period of 2.5 years. The intrinsic value of the RSUs that vested in 2022 and 2021 was approximately $64,000 in each year.

The following table presents a summary of restricted stock transactions during the year ended December 31, 2022:

		Weighted
		Average
	Number	Grant Date
	of	Fair Value
	Units	(per share)
Unvested restricted stock units, beginning of year	25,713	$10
Granted	-
Vested	(6,429)	$10
Forfeited or Expired	-
Unvested restricted stock units, end of year	19,284	$10

NOTE 13 – EMPLOYEE 401K PLAN

The Company has adopted a 401(k) for its employees. Under the plan, eligible employees may defer a portion of their salaries. The plan provides for a discretionary matching contribution. The Company made contributions of $162,000 and $137,000 for the years ended December 31, 2022 and 2021, respectively.

NOTE 14 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

(Continued)
24.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 14 – FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The fair value hierarchy level and estimated fair value of significant financial instruments at December 31 are summarized as follows:

		2022		2021
	Fair Value	Carrying	Fair	Carrying	Fair
	Hierarchy	Value	Value	Value	Value
Financial assets
Cash and cash equivalents	Level 1	$98,234,000	$98,234,000	$77,292,000	$77,292,000
Securities, available for sale	Level 2	51,979,000	51,979,000	66,764,000	66,764,000
Loans, net	Level 3	153,906,000	152,308,000	147,840,000	148,183,000

Financial liabilities
Non-brokered deposits	Level 1	$276,315,000	$276,315,000	$248,127,000	$248,127,000
Brokered deposits	Level 2	-	-	14,391,000	14,391,000
Subordinated debt	Level 2	3,927,000	3,108,000	3,908,000	3,908,000

NOTE 15 – REGULATORY MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The net unrealized loss on available for sale securities is not included in computing regulatory capital. Management believes, as of December 31, 2022, the Company and Bank meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five Classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, caital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of December 31, 2022 and 2021, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank's category). To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the table below.

(Continued)
25.

INFINITY BANCORP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022 and 2021

NOTE 15 – REGULATORY MATTERS (Continued)

The following table sets forth actual and required capital amounts and ratios for the Company and Bank at December 31, 2022 and Bank at December 31, 2021 (dollar amounts in thousands):

			Amount of Capital Required
					To Be
					Well-Capitalized
			For Capital		Under Prompt
			Adequacy		Corrective
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2022
Company:
Total capital (to risk-weighted assets)	$39,080	18.3%	$17,071	8.0%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	32,492	15.2%	12,804	6.0%	N/A	N/A
CET1 capital (to risk-weighted assets)	32,492	15.2%	9,603	4.5%	N/A	N/A
Tier 1 capital (to average assets)	32,492	9.8%	13,259	4.0%	N/A	N/A

Bank:
Total capital (to risk-weighted assets)	$39,105	18.3%	$17,071	8.0%	$21,339	10.0%
Tier 1 capital (to risk-weighted assets)	32,517	15.2%	12,804	6.0%	17,071	8.0%
CET1 capital (to risk-weighted assets)	32,517	15.2%	9,603	4.5%	13,870	6.5%
Tier 1 capital (to average assets)	32,517	9.8%	13,259	4.0%	16,574	5.0%

2021
Bank:
Total capital (to risk-weighted assets)	$30,674	15.7%	$15,670	8.0%	$19,587	10.0%
Tier 1 capital (to risk-weighted assets)	28,401	14.5%	11,752	6.0%	15,670	8.0%
CET1 capital (to risk-weighted assets)	28,401	14.5%	8,814	4.5%	12,732	6.5%
Tier 1 capital (to average assets)	28,401	9.2%	12,363	4.0%	15,454	5.0%

The California Financial Code also provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the bank's undivided profits or the bank's net income for its last three fiscal years less the amount of any distribution made by the bank's shareholders during the same period without permission from the Bank’s primary regulator. The Bank will be required to pay dividends to the Bancorp in order to cover the costs of operations of the Bancorp. The Bank will obtain approval from its primary regulator before declaring any dividends until the Bank meets the requirements noted above.

26.

INFINITY BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

As of September 30, 2023 and December 31, 2022

(Unauditied)

	September 30,	December 31,
	2023	2022
ASSETS
Cash and due from banks	$5,660,000	$3,139,000
Interest-bearing deposits at other banks	89,281,000	95,095,000
Total cash and cash equivalents	94,941,000	98,234,000

Investments
Securities available for sale, at fair value	43,336,000	51,979,000

Loans	174,631,000	156,567,000
Allowance for credit losses	(2,594,000)	(2,661,000)
Net loans	172,037,000	153,906,000

Federal Home Loan Bank (“FHLB”) stock	1,043,000	1,043,000
Premises and equipment, net	158,000	207,000
Deferred tax asset, net	2,882,000	2,815,000
Accrued interest and other assets	2,096,000	1,989,000
Total assets	$316,493,000	$310,173,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest-bearing	$135,708,000	$144,281,000
Interest-bearing	143,111,000	132,034,000
Total deposits	278,819,000	276,315,000

Subordinated debentures	3,942,000	3,927,000
Accrued interest and other liabilities	1,154,000	1,713,000
Total liabilities	283,915,000	281,955,000

Commitments and Contingencies - Note 6	-	-

Shareholders' Equity
Preferred stock, 10,000,000 shares authorized, none issued	-	-
Common stock, no par value, 20,000,000 shares authorized; 3,409,145 and 3,325,716 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively	34,446,000	33,502,000
Retained earnings (Accumulated deficit)	2,694,000	(1,010,000)
Accumulated other comprehensive loss	(4,562,000)	(4,274,000)
Total shareholders' equity	32,578,000	28,218,000
Total liabilities and shareholders' equity	$316,493,000	$310,173,000

See accompanying notes to unaudited financial statements.

INFINITY BANCORP

CONSOLIDATED STATEMENTS OF OPERATIONS

For the nine months ended September 30, 2023 and 2022

(Unauditied)

	2023	2022
Interest income
Loans	$11,427,000	$7,570,000
Investment securities, taxable	504,000	522,000
Deposits with financial institutions	2,998,000	859,000
Total interest income	14,929,000	8,951,000

Interest expense
Deposits	2,666,000	530,000
Federal Home Loan Bank advances	3,000	-
Subordinated debt	142,000	141,000
Total interest expense	2,811,000	671,000

Net interest income before provision for loan losses	12,118,000	8,280,000
Provision for credit losses	509,000	610,000
Net interest income after provision for loan losses	11,609,000	7,670,000

Noninterest income
Service charges on deposit accounts	153,000	129,000
Fees on loans	83,000	78,000
Other income	31,000	34,000
Total noninterest income	267,000	241,000

Noninterest expense
Salaries and employee benefits	4,791,000	3,944,000
Occupancy expenses	273,000	265,000
Data processing expense	401,000	277,000
Professional fees	424,000	341,000
Furniture and equipment expense	96,000	115,000
FDIC and other insurance	179,000	212,000
Other expenses	594,000	446,000
Total noninterest expense	6,758,000	5,600,000

Income before income taxes	5,118,000	2,311,000

Income tax expense	1,542,000	684,000
Net income	$3,576,000	$1,627,000

Net income per share - basic	$1.07	$0.49
Net income per share - diluted	$1.07	$0.49

See accompanying notes to unaudited financial statements.

INFINITY BANCORP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

For the nine months ended September 30, 2023 and 2022

(Unaudited)

	2023	2022
Net income	$3,576,000	$1,627,000

Other Comprehensive Income (loss)
Unrealized gains on investment securities:
Unrealized (loss) on investment securities	(410,000)	(6,267,000)
Tax effect	122,000	1,852,000
Total other comprehensive loss	(288,000)	(4,415,000)
Comprehensive income (loss)	$3,288,000	$(2,788,000)

See accompanying notes to unaudited financial statements.

INFINITY BANCORP

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the nine months ended September 30, 2023 and 2022

(Unaudited)

			Accumulated	Retained
	Common Stock		Other	Earnings
	Number of		Comprehensive	(Accumulated
	Shares	Amount	Income (Loss)	Deficit)	Total
Balance at January 1, 2023	3,325,716	$33,502,000	$(4,274,000)	$(1,010,000)	$28,218,000
Cumulative change in accounting principal	-	-	-	128,000	128,000
Stock-based compensation	-	174,000	-	-	174,000
Exercise of stock options	77,000	770,000	-	-	770,000
Vesting of restricted stock units	6,429	-	-	-	-
Net income	-	-	-	3,576,000	3,576,000
Other comprehensive loss	-	-	(288,000)	-	(288,000)
Balance at September 30, 2023	3,409,145	$34,446,000	$(4,562,000)	$2,694,000	$32,578,000

Balance at January 1, 2022	3,319,287	$33,210,000	$(592,000)	$(4,011,000)	$28,607,000
Stock-based compensation	-	214,000	-	-	214,000
Vesting of restricted stock units	6,429	-	-	-	-
Net income	-	-	-	1,627,000	1,627,000
Other comprehensive loss	-	-	(4,415,000)	-	(4,415,000)
Balance at September 30, 2022	3,325,716	$33,424,000	$(5,007,000)	$(2,384,000)	$26,033,000

See accompanying notes to unaudited financial statements.

INFINITY BANCORP

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

	2023	2022
Cash flows from operating activities
Net income	$3,576,000	$1,627,000
Adjustments to reconcile net income to net cash provided by used in operating activities:
Provision for credit losses	509,000	610,000
Amortization of net premium on securities available for sale	337,000	487,000
Amortization of debt issuance costs	15,000	15,000
Stock-based compensation	174,000	214,000
Depreciation and amortization	80,000	89,000
Deferred income taxes	(16,000)	596,000
Net (increase) decrease in other assets	(107,000)	20,000
Net decrease in other liabilities	(559,000)	(429,000)
Net cash provided by operating activities	4,009,000	3,229,000

Cash flows used in investing activities
Purchase of FHLB stock	-	(437,000)
Purchase of premises and equipment	(31,000)	(23,000)
Net increase in loans	(18,441,000)	(757,000)
Purchase of securities available for sale	-	(7,401,000)
Proceeds from calls, maturities and principal payments of securities available for sale	7,896,000	12,676,000
Net cash (used in) provided by investing activities	(10,576,000)	4,058,000

Cash flows from financing activities
Net increase in deposits	2,504,000	28,471,000
Cash received from exercise of stock options	770,000	-
Net cash provided by financing activities	3,274,000	28,471,000

(Decrease) Increase in cash and cash equivalents	(3,293,000)	35,758,000

Cash and cash equivalents - beginning of year	98,234,000	77,292,000
Cash and cash equivalents - end of year	$94,941,000	$113,050,000

Supplemental Disclosures of Cash Flow Information
Interest paid	$2,740,000	$600,000
Income taxes paid	1,683,000	209,000

See accompanying notes to unaudited financial statements.

INFINITY BANCORP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Infinity Bancorp (the “Bancorp”) and its wholly owned subsidiary, Infinity Bank (the “Bank”), together referred to as the “Company.” Intercompany transactions and balances are eliminated in consolidation.

Infinity Bank commenced business on February 1, 2018 after receiving the requisite approvals of regulatory authorities. The Bank has been incorporated in the State of California and organized as a single operating segment that operates one full-service branch in Santa Ana, California. The Bancorp was formed on October 21, 2022. Upon formation, 100% of the outstanding stock of the Company was transferred to the Bancorp. The Bancorp does not have any operations other than the support of the Company.

The Company operates in the local market offering traditional products and services, serving the needs of small-to-medium sized businesses, business owners and professionals, and real estate owners and investors. The majority of deposits and loans are expected to be originated from within the Orange County and its surrounding areas. The Company is considered a public business entity.

Basis of Presentation: The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the United States (“GAAP”) and conform to practices within the financial services industry.  The accounts of the Company are included in these financial statements.

Interim Financial Information: The accompanying unaudited interim financial statements as of September 30, 2023 and for the nine months ended September 30, 2023 and 2022, have been prepared in a condensed format, and therefore do not include all of the information and footnotes required by GAAP for complete financial statements.  These unaudited financial statements have been prepared on a basis that is substantially consistent with the accounting principles applied to the Company’s audited consolidated financial statements for the year ended December 31, 2022.

The information furnished in these interim statements reflects all adjustments which are, in the opinion of management, necessary for a fair statement of the results for each respective period presented.  Such adjustments are of a normal recurring nature.  The results of operations in the interim statements are not necessarily indicative of the results that may be expected for any other period or for the full year.  The interim financial information should be read in conjunction with the Company’s audited financial statements for the year ended December 31, 2022.

Subsequent Events: On October 31, 2023, the Company completed a tender offer resulting in the repurchase of 674,559 shares of the Company’s outstanding common stock at a price of $9.00 per share, totaling $6,071,031. The total shares outstanding after the tender offer was 2,734,586. In order to facilitate the repurchase of the shares, the Company entered into a line of credit agreement with a financial institution to borrow up to $8 million, secured by the stock of the Bank. The line requires quarterly interest payments at Prime plus 0.25% (currently 8.75%) and matures in October 2024. The line is subject to certain financial and non-financial covenants. The Company borrowed $6,071 million under the line of credit on November 1, 2023.The Company has evaluated subsequent events for recognition and disclosure through November 30, 2023.

Use of Estimates: To prepare financial statements in conformity with U.S. Generally Accepted Accounting Principles ("GAAP") management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ.

INFINITY BANCORP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans: Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Amortization of deferred loan fees, net of origination costs are discontinued when a loan is placed on nonaccrual status.

Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. The accrual of interest on loans is discontinued when principal or interest is past due 90 days based on the contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collectability. When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan's principal balance is deemed collectible. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest.

Allowance for Credit Losses: The allowance for credit losses ("ACL”) is a valuation allowance that is deducted from the loans’ amortized costs to present the net amount expected to be collected on the loan. Loans are charged against the allowance when management believes the collectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using relevant information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience, derived from peer group data, provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for difference in: volume of and severity of past due loans; portfolio size and growth; concentrations of credit; economic trends; lending policies and systems; experience of lending team; changes in value of underlying collateral; quality of the loan review system and board oversight; and other external factors.

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. The Company measures the ACL using the following inputs to calculate the quantitative component for the pool:

•	Segregating loans into homogeneous pools by the FRB Call Code which is primarily a collateral-based and secondarily a purpose-based segmentation.
•	The average remaining life of each pool is calculated using the weighted average remaining maturity method (WARM). The WARM method produces an estimated remaining balance by pool, by year, until maturity.
•	Using third party data, the Company determines a reasonable and supportable economic forecast that it believes is likely to exist.
•	A historical credit loss rate is calculated for each pool, using the average historical loss, by FRB Call Code, for peer group of California community banks going back to January 1, 2009 to include the last economic downturn.
•	The historical peer credit loss rate is applied to each WARM bucket.
•	Collectively these estimated losses represent the quantitative component of the pooled reserve.

This risk factor for each portfolio segment is presented in Note 3 of the accompanying financial statements.

INFINITY BANCORP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not included in the pool evaluation. When management determines that foreclosure is probable or a borrower is experiencing financial difficulty at the reporting date and repayment is expected to be provided substantially through the sale of collateral, the expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for any discounts and selling costs as appropriate.

Management Monitors loan performance on a monthly basis and performs a quarterly evaluation of the adequacy of the ACL for loans. The Company begins enhances monitoring of all loans rate 7-Special Mention or worse and obtains a new appraisal or asset valuation for any loans placed on non-accrual and rated 8- Substantial or worse. Management, at its discretion, may determine that additional adjustments to the appraisal or valuation are required. Valuation adjustments will be made as necessary based on factors, including, but not limited to: the economy, deferred maintenance, industry, type of property/equipment, age of the appraisal, etc. and the knowledge management has about a particular situation. In addition, costs to sell or liquidate the collateral is also estimated and deducted from the evaluation in order to determine the net realizable value to the Company. When determining the ACL, certain factors involved in the evaluation are inherently subjective and require material estimation that may be susceptible ti significant change, including the amounts of and timing of the future cash flows. Management monitors the adequacy of the ACL on an ongoing basis and reports its adequacy to the Board of Directors. Management believes the ACL at September 30, 2023 is adequate.

Expected credit losses are estimated over the contractual term of the loan, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewal and modifications unless either of the following applies: management has a reasonable expectation at the reporting date that a modification will be executed with an individual borrower, or the extension or renewal options are included in the original or modified contract at reporting date and are not unconditionally cancellable by the Company.

Allowance for Credit Losses on Off-Balance Sheet Credit Exposures: The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit unless that obligation is unconditionally cancellable by the Company. The allowance for credit losses on off-balance sheet credit exposures is adjusted through other non-interest expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. The Company uses the same loan categories for unfunded commitments as used for the allowance for credit losses on loans.

The allowance for off-balance sheet commitments totaled $99,000 and $38,000 at September 30, 2023 and December 31, 2022, respectively, and is included in other liabilities on the statements of financial condition.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and the amount or range of loss can be reasonably estimated. Management does not believe there are any such matters that will have a material effect on the financial statements.

Revenue Recognition – Noninterest Income: All of the Company’s revenue from contracts with customers within the scope of ASC 606 is recognized in noninterest income.

In accordance with Topic 606, revenues are recognized when control of promised goods or services is transferred to customers in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

INFINITY BANCORP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The following is a discussion of key revenues within the scope of Topic 606.

Service Charges on Deposit Accounts – The Company earns fees from its deposit customers for account maintenance, transaction-based and overdraft services. Account maintenance fees consist primarily of account fees and analyzed account fees charged on deposit accounts on a monthly basis. The performance obligation is satisfied and the fees are recognized on a monthly basis as the service period is completed. Transaction-based fees on deposits accounts are charged to deposit customers for specific services provided to the customer, such as non-sufficient funds fees, overdraft fees, and wire transfer fees. The performance obligation is completed as the transaction occurs and the fees are recognized at the time each specific service is provided to the customer.

Other revenues within the scope of Topic 606 were not material for the nine months ended September 30, 2023 and 2022.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements. A valuation allowance is established to reduce the deferred tax asset to the level at which it is "more likely than not" that the tax asset or benefits will be realized. Realization of tax benefits of deductible temporary differences and operating loss carry forwards depends on having sufficient taxable income of an appropriate character within the carry forward periods.

The Company has adopted guidance issued by the Financial Accounting Standards Board ("FASB") that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense.

Earnings (Loss) Per Share (“EPS”): Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. All of the outstanding stock options were not considered in computing diluted earnings per share for the nine months ended September 30, 2023 and 2022 because they were antidilutive. Weighted-average shares used in the computation of basic EPS were 3,353,831in 2023 and 3,321,454 in 2022.

INFINITY BANCORP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Comprehensive Income (Loss): The change in unrealized gains and losses on available-for-sale securities is the only component of accumulated other comprehensive income (loss) for the Company. The amount reclassified out of other accumulated comprehensive income (loss) relating to the net realized gain on securities available for sale was $0 for the nine months ended September 30, 2023 and 2022, with no related tax effect.

Financial Instruments: In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit as described in Note 10. Such financial instruments are recorded in the financial statements when they are funded, or related fees are incurred or received.

Fair Value Measurement: Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Current accounting guidance establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 - Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 - Significant unobservable inputs that reflect an entity's own assumptions about the assumptions that market participants would use in pricing an asset or liability.

Recent Accounting Pronouncements:

ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments: On January 1, 2023, the Company adopted ASU 2016-13, as amended. This standard requires credit losses on most financial assets measured at amortized costs and certain other instruments to be measured using and expected credit loss model (referred to as the current expected credit loss (CECL) model). Under this model, entities will estimate credit losses over the entire contractual term of the instrument (considering estimated prepayments, but not expected extensions or modifications) from the date of initial recognition of that instrument.

In addition, ASC 326 made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities. Management does not intend to sell or believes that it is more likely than not they will be required to sell any available-for-sale debt securities.

The Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost and off-balance-sheet (OBS) credit exposures. Results for reporting periods beginning on or after January 1, 2023 are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP.

INFINITY BANCORP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Upon adoption on January 1, 2023, the Company recorded a decrease to the allowance for credit loss (ACL) for loans of $199 thousand, an increase of $17 thousand to the ACL for unfunded commitments, an increase of $128 thousand to retained earnings, and a deferred tax liability of $54 thousand.

The following table illustrates the impact of ASC 326:

		January 1, 2023
	As Reported	Pre-ASC	Impact of ASC
	Under ASC 326	326 Adoption	326 Adoption
Assets:
Loans
Real estate - commercial and residential	$911,000	$963,000	$(52,000)
Commercial & industrial	900,000	929,000	(29,000)
Construction and land development	649,000	757,000	(108,000)
Consumer	2,000	12,000	(10,000)
Allowance for credit losses on loans	$2,462,000	$2,661,000	$(199,000)

Liabilities:
Allowance for credit losses on OBS credit exposures	$48,000	$31,000	$17,000

ASU 2022-02, “Financial Instruments – Credit Losses (Topic 326): Troubled Debt Restructurings and Vintage Disclosures”: On January 1, 2023, the Company adopted ASU 2022-02, which eliminated the accounting guidance for troubled debt restructurings (“TDRs”) while enhancing disclosure requirements for certain loan refinancing and restructurings by creditors when a borrower is experiencing financial difficulty. Modification to borrowers experiencing financial difficulty may include interest rate reductions, principal or interest forgiveness, forbearances, term extension, and other actions intended to minimize economic loss and to avoid foreclosure or repossession of collateral. The adoption did not have any material impact on the Company’s financial statements.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassification had no effect on prior year net income or total shareholders’ equity.

INFINITY BANCORP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

NOTE 2 – SECURITIES

The amortized cost and fair values of securities with gross unrealized gains and losses as of September 30, 2023 and December 31, 2022 are as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
Available-for-Sale Securities	Cost	Gains	Losses	Value
September 30, 2023
Mortgage-backed securities	$46,813,000	$-	$(6,223,000)	$40,590,000
U.S. government-sponsored entities and agencies	3,000,000	-	(254,000)	2,746,000
	$49,813,000	$-	$(6,477,000)	$43,336,000

December 31, 2022
Mortgage-backed securities	$54,546,000	$-	$(5,792,000)	$48,754,000
U.S. government-sponsored entities and agencies	3,5000,000	-	(275,000)	3,225,000
	$58,046,000	$-	$(6,067,000)	$51,979,000

During the nine months ended September 30, 2023 and the year ended December 31, 2022, the Company did not sell any available-for-sale investment securities.

The amortized cost and fair value of debt securities by contractual maturity at September 30, 2023 are shown below. Securities not due at a single maturity date are presented separately.

	Available-for-Sale
	Amortized	Fair
	Cost	Value
Due in one year or less	$-	$-
Due from one to five years	3,000,000	2,746,000
Mortgage-backed securities	46,813,000	40,590,000
	$49,813,000	$43,336,000

At September 30, 2023, the Company had 100 securities where estimated fair value had declined from the Company’s amortized cost as compared to 108 securities where estimated fair value had declined from the Company’s amortized cost as of December 31, 2022. These securities are guaranteed either explicitly or implicitly by the U.S. Government. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery, no declines are deemed to be other-than-temporary and therefore no credit loss is expected.

INFINITY BANCORP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

NOTE 2 – SECURITIES (Continued)

The gross unrealized losses and related estimated fair value of investment securities that have been in a continuous loss position for less than twelve months and over twelve months are as follows:

	Less than Twelve Months		Twelve Months or More		Total
	Unrealized		Unrealized		Unrealized
	Losses	Fair Value	Losses	Fair Value	Losses	Fair Value
September 30, 2023
Mortgage-backed securities	$-	$-	$(6,223,000)	$40,590,000	$(6,223,000)	$40,590,000
U.S. government-sponsored entities and agencies	-	-	(254,000)	2,746,000	(254,000)	2,746,000
	$-	$-	$(6,477,000)	$43,336,000	$(6,477,000	$43,336,000

December 31, 2022
Mortgage-backed securities	$(240,000)	$4,206,000	$(5,552,000)	$44,548,000	$(5,792,000)	$48,754,000
U.S. government-sponsored entities and agencies	(43,000)	957,000	(232,000)	2,268,000	(275,000)	3,225,000
	$(283,000)	$5,163,000	$(5,784,000)	$46,816,000	$(6,067,000)	$51,979,000

Securities pledged at September 30, 2023 had a carrying amount of $49,813,000 and were pledged to secure FHLB advances.

NOTE 3 – LOANS AND ALLOWANCE FOR CREDIT LOSSES

The Company's loan portfolio consists primarily of loans to borrowers within Orange County and its surrounding areas. Although the Company seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Company's market area and, as a result, the Company's loan and collateral portfolios are, to some degree, concentrated in those industries.

The Company reports its loan portfolio based on the primary collateral of the loan. It further classifies these loans by the primary purpose, either consumer or commercial. Construction and land development loans are made to finance the purchase of land and the construction of commercial and residential buildings thereon and are secured by liens on real estate. Repayment is from refinance or sales of the property. Real estate loans are made to both businesses and individuals and are comprised of 1-4 family first and junior liens, owner and non-owner occupied non-residential properties and multifamily properties. These loans are secured by real estate with repayment from cash flow or rental income. Commercial and industrial loans are made to businesses of varying sizes for a variety of purposes including seasonal lines of credit, purchases of property, plant and equipment, working capital or other needs of the business. Commercial and industrial loans consist of term loans and several types of lines of credit, including revolving, non-revolving, asset based, and guidance lines. Consumer loans are comprised of installment loans, including auto loans, HELOCs and unsecured personal lines of credit.

Each class of loans involves a different kind of risk. However, risk factors such as changes in interest rate, general economic conditions and the changes in collateral value are common across all classes. The risk each loan class is presented below.

INFINITY BANCORP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

NOTE 3 – LOANS AND ALLOWANCE OF CREDIT LOSSES (Continued)

Real Estate- Commercial and Residential

Commercial real estate loans may be secured by various types of commercial property including retail office space, office buildings, warehouses, storage facilities and manufacturing facilities. Commercial real estate loans present a higher risk than residential real estate loans. Repayment of these loans is normally dependent on cash flows generated by the operation of a business that utilizes the real estate. The successful operation of the business, and therefore repayment ability, may be affected by general economic conditions outside of the control of the operator. On most commercial real estate loans ongoing monitoring of cash flows and other financial performance indicators is completed annually through financial statement analysis. In addition, the value of the collateral may be negatively affected by economic conditions and may be insufficient to repay the loan in the event of default. In the event of foreclosure, commercial real estate may be more difficult to liquidate than residential.

The largest risk in residential real estate lending is the borrower’s inability to repay the loan due to loss of the primary source of income. The Company attempts to mitigate this risk through prudent underwriting standards including employment history, current financial condition and credit history. These loans are generally owner occupied and secured by the borrower’s primary residence. The Company usually holds a first position on these properties but may hold a second lien position. Commercial purpose loans, secured by either residential or non-residential properties, are usually dependent upon repayment form the rental income or other business purposes. These loans are generally non-owner occupied. In addition to the real estate collateral, these loans may have personal guarantees or UCC filings on business assets. If a payment default occurs real estate loan, the collateral serves as a source of repayment, but may be subject to a change in value due to economic conditions.

Commercial and Industrial

Commercial and Industrial loans are made for various business purposes to finance equipment, inventory, accounts receivable, and operating liquidity. These loans are generally secured by business assets or equipment, non-real estate collateral and/or personal guarantees.

Commercial and industrial loans present a higher level of credit risk than other loans because repayment ability is usually dependent on cash-flow from a business operation that can be affected by general economic conditions. On most commercial and industrial loans ongoing monitoring of cash flows and other financial performance indicators is completed at least annually through financial statement analysis. In the event of default, collateral for these loans may be more difficult to liquidate, and the valuation of the collateral may decline more quickly than loans secured by other types of collateral.

Construction and Land Development

This class includes loans to owners, builders and financially strong developers of individual residential units, commercial industrial properties and multifamily buildings. Construction and land development loans to individuals generally bear the same risks as residential real estate loans. Additional risk may include cost overruns, delays in construction or contractor problems.

Loans to contractors and developers are primarily dependent on the sale of improved lots or finished homes or commercial properties for repayment. Risks associated with these loans include the borrower’s character and capacity to complete a development, the effect of economic conditions on the valuation of the project, cost overruns, delays in construction or contractor problems. In addition to real estate collateral, these loans may have personal guarantees or UCC filings on other business assets, depending on the financial strength and experience of the developer.

INFINITY BANCORP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

NOTE 3 – LOANS AND ALLOWANCE OF CREDIT LOSSES (Continued)

Real estate construction loans are monitored on a regular basis by either an independent third party or the responsible loan officer, depending on the size and complexity of the project. This monitoring process includes, at a minimum, the submission of invoices or documents detailing the costs incurred by the borrower, on-site inspection and an authorizing signature for disbursement of funds.

Consumer

These loans are made for a variety of reasons to consumers and include term and personal lines of credit. The loans may be secured or unsecured. Repayment is primarily dependent on the income of the borrower and to a lessor extent the sale of collateral. The underwriting of these loans is based on the consumer’s ability and willingness to repay and is determined by the borrower’s employment history, current financial condition, and credit background. Collateral for these loans, if any, usually depreciates quickly and therefore may not be adequate to repay the loan if repossessed. Therefore, the overall health of the economy, including unemployment rates and wages, will have an effect on the credit quality in the class. The Company’s portfolio of automobile loans was purchased from a finance company that specializes in lending to individuals purchasing high-end or exotic automobiles around the United States. These loans are subject to the same underwriting standards and risks as the other consumer loans, however these loans generally prepay before the loan maturity date and the collateral holds value better than other autos thereby reducing the overall risk.

The composition of the Company’s loan portfolio is as follows:

	September 30,	December 31,
	2023	2022
Construction and land development	$45,889,000	$43,950,000
Real estate - commercial and residential	60,069,000	36,623,000
Commercial & industrial	57,643,000	75,928,000
Consumer	11,030,000	66,000
Total loans	174,631,000	156,567,000
Allowance for credit losses	(2,594,000)	(2,661,000)
Net loans	$172,037,000	$153,906,000

The balance of unamortized loan fees, net of loan origination costs included in total loans was $122,000 and $525,000 as of September 30, 2023 and December 31, 2022, respectively.

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans. This analysis is performed on an ongoing basis as new information is obtained. Management utilizes a risk rating scale ranging from 1- Highest Quality to 9- Doubtful to evaluate loan quality. This risk rating scale is used for all loans. The Bank uses the following definitions for risk ratings:

Pass (1-6): are considered pass credits with lower or average risk and are not otherwise classified.

Special Mention (7): Loans classified as special mention have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

INFINITY BANCORP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

NOTE 3 – LOANS AND ALLOWANCE OF CREDIT LOSSES (Continued)

Substandard (8): Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful (9): Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

The following table presents loans by year of origination and internally assigned risk ratings:

							Revolving	Revolving
	Term Loans						Loans	Loans
	Amortized Cost Basis by Origination Year						Amortized	Converted
As of September 30, 2023	2023	2022	2021	2020	2019	Prior	Cost Basis	to Term	Total
Construction and land development
Risk Rating:
Pass (1-6)	$13,659,000	$10,358,000	$5,977,000	$15,895,000	-	-	-	-	$45,889,000
OAEM (7)	-	-	-	-	-	-	-	-	-
Substandard (8)	-	-	-	-	-	-	-	-	-
Doubtful (9)	-	-	-	-	-	-	-	-	-
Total	$13,659,000	$10,358,000	$5,977,000	$15,895,000	-	-	-	-	$45,889,000

Construction and land development
Current period gross charge-offs	-	-	-	-	-	-	-	-	-

Real estate – commercial and residential
Risk Rating:
Pass (1-6)	$19,683,000	$15,825,000	$8,672,000	$4,909,000	$4,039,000	-	$5,515,000	-	$58,643,000
OAEM (7)	-	-	-	-	-	-	-	-	-
Substandard (8)	-	626,000	-	-	-	800,000	-	-	1,426,000
Doubtful (9)	-	-	-	-	-	-	-	-	-
Total	$19,683,000	$16,451,000	$8,672,000	$4,909,000	$4,039,000	800,000	$5,515,000	-	$60,069,000

INFINITY BANCORP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

NOTE 3 – LOANS AND ALLOWANCE OF CREDIT LOSSES (Continued)

							Revolving	Revolving
	Term Loans						Loans	Loans
	Amortized Cost Basis by Origination Year						Amortized	Converted
As of September 30, 2023	2023	2022	2021	2020	2019	Prior	Cost Basis	to Term	Total
Real estate – commercial and residential
Current period gross charge-offs	-	$150,000	-	$227,000	-	-	-	-	$377,000

Commercial & industrial
Risk Rating
Pass (1-6)	$21,712,000	$20,459,000	$11,249,000	$1,225,000	$1,385,000	$1,320,000	-	-	$57,350,000
OAEM (7)	-	-	-	-	-	-	-	-	-
Substandard (8)	-	89,000	204,000	-	-	-	-	-	293,000
Doubtful (9)	-	-	-	-	-	-	-	-	-
Total	$21,712,000	$20,548,000	$11,453,000	$1,225,000	$1,385,000	$1,320,000	-	-	$57,643,000

Commercial & industrial
Current period gross charge-offs	-	-	-	-	-	-	-	-	-

Consumer
Risk Rating:
Pass (1-6)	$10,990,000	$40,000	-	-	-	-	$-	-	$11,030,000
OAEM (7)	-	-	-	-	-	-	-	-	-
Substandard (8)	-	-	-	-	-	-	-	-	-
Doubtful (9)	-	-	-	-	-	-	-	-	-
Total	$10,990,000	$40,000	-	-	-	-	$-	-	$11,030,000

Consumer
Current period gross charge-offs	$-	$-	$-	$-	$-	$-	$-	$-	$-

INFINITY BANCORP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

NOTE 3 – LOANS AND ALLOWANCE OF CREDIT LOSSES (Continued)

The recorded investment of loans by risk category and class of loans as of December 31, 2022 was as follows:

		Special
	Pass	Mention	Substandard	Doubtful	Total
December 31, 2022
Construction and land development	$43,950,000	$-	$-	$-	$43,950,000
Real estate - commercial and residential	36,623,000	-	2,177,000	-	38,800,000
Commercial & industrial	73,751,000	-	-	-	73,751,000
Consumer	66,000	-	-	-	66,000
	$154,390,000	$-	$2,177,000	$-	$156,567,000

The following table presents by class, the activity in the Allowance for Credit Losses (ACL) and Allowance of Loan and Lease Losses (ALLL) for the periods shown:

	Construction	Real estate-
	and Land	Commercial and	Commercial &
	Development	Residential	Industrial	Consumer	Total
ALLL as of December 31, 2022	$757,000	$963,000	$929,000	$12,000	$2,661,000
Impact of adopting ASU 2016-13	(108,000)	(52,000)	(29,000)	(10,000)	(199,000)
Charge-offs	-	(377,000)	-	-	(377,000)
Recovers	-	-	-	-	-
Provision	176,000	359,000	(130,000)	104,000	509,000
ACL at September 30, 2023	$825,000	$893,000	$770,000	$106,000	$2,594,000

ALLL as of December 31, 2021	$494,000	$675,000	$1,0436,000	$61,000	$2,273,000
Charge-offs	-	-	(153,000)	-	(153,000)
Recovers	-	-	-	-	-
Provision	112,000	3,000	550,000	(55,000)	610,000
ACL at September 30, 2022	$606,000	$678,000	$1,440,000	$6,000	$2,730,000

As of September 30, 2023 and December 31, 2022, real estate loans totaling $1,418,000 and $1,819,000 were evaluated for the ACL or ALLL under the specific reserve (individually) resulting in a reserve of $18,000 and $501,000, respectively. All remaining loans in both periods were evaluated collectively with a reserve of $2,576,000 and $2,160,000, respectively. These same loans comprised the Company’s non-accrual loans as of September 30, 2023 and December 31, 2022. Of these loans, $800,000 and $1,177,000 were past due greater than 90 days as of September 30, 2023 and December 31, 2022. There were no loans less than 90 days past day as of September 30, 2023 or December 31, 2022.

INFINITY BANCORP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

NOTE 3 – LOANS AND ALLOWANCE OF CREDIT LOSSES (Continued)

As of September 30, 2023, the Bank had one real estate loan made at a reduced interest rate with a recorded investment of $618,000 made to a borrower experiencing financial difficulty. Although the loan is on non-accrual status, it is performing per the terms of the loan agreement. There were no loan modifications made during the nine months ended September 30, 2023.

NOTE 4 – LEASES AND SUBSEQUENT EVENT

In February 2018, the Company entered into a seven-year lease agreement for its corporate office and branch with beginning monthly rent of $25,000 which had a 100% abatement for an initial period of five months. The Company is also responsible for the pro rata share of any operating expense increase in excess of the actual expenses incurrent by the landlord during the fiscal year. Total lease expense under the operating lease was approximately $239,000 for the nine months ended September 30, 2023 and 2022, respectively.

The Company elected, for all classes of underlying assets, not to separate lease and non-lease components and instead to account for them as a single lease component. Variable lease cost primarily represents variable payments such as common area maintenance and utilities. These amounts were not material for the nine months ended September 30, 2023 and 2022.

Under the lease agreement, there are options to renew. The exercise of renewal options is at the sole discretion of the Company. Renewal option periods were not included in the measurement of ROU assets and lease liabilities as they are not considered reasonably certain of exercise.

Supplemental lease and other information at and for the nine months ended September 30, 2022 and 2021 are as follows:

	2023	2022
Supplemental Lease Information
Weighted average remaining lease term	1.4 years	2.4 years
Weighted Average Discount Rate	2.00%	2.00%

Other Information
Cash paid for amounts included in the measurement of lease liabilities	$269,000	$260,000

Future lease payments of the Company’s operating lease as of September 30, 2023 are as follows:

2023	90,000
2024	372,000
2025	31,000
2026	-
Total lease payments	493,000
Less imputed interest	(17,000)
Total operating lease liability	$476,000

Effective November 1, 2023, the Company amended the lease extending the term to October 2030, base rent beginning at $24,000 per month and additional abatement periods resulting in an operating lease liability of $1,307,000.

INFINITY BANCORP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

NOTE 5 – DEPOSITS

As of September 30, 2023, the Company had several deposit relationships that each exceeded 2% of total deposits, collectively aggregating approximately $173.5 million and representing 62.2% of total deposits. The Company had $34.7 million in brokered deposits as of September 30, 2023. The Company did not have any brokered deposits as of December 31, 2022.

NOTE 6 – FHLB ADVANCES, OTHER BORROWINGS AND SUBORDINATED DEBENTURES

As of and for the nine months ended September 30, 2023 and December 31, 2022, the Company did not have any advances or outstanding borrowings with the FHLB. As of September 30, 2023, the Company’s remaining borrowing capacity with the FHLB was approximately $50.3 million.

The Company may borrow up to $14 million with unsecured lines of credit with two outside correspondent banks. There were no amounts outstanding under these arrangements as of September 30, 2023 and December 31, 2022.

In 2021, the Bank obtained a permit from the Department of Financial Protection and Innovation (DFPI) to issue $5 million of subordinated debentures (“debentures”).  On October 22, 2021, the Bank issued $4.0 million, net of issuance costs of $95,000, of subordinated debentures to three investors, in exchange for cash. These debentures are shown as a liability in the Company’s financial statements and mature on November 1, 2031.

The Bank has the option to redeem the subordinated debentures, in whole plus accrued and unpaid interest, on November 1, 2026. The subordinated debentures are also redeemable in whole or in part with integral multiples of $1,000 at any interest payment date subsequent to November 1, 2026 at the Bank’s discretion.

The subordinated debentures may be included in Tier I capital (with certain limitations applicable) under current regulatory guidelines and interpretations. The subordinated debentures have a fixed rate of interest of 4.25% through November 1, 2026. If not redeemed at that time, the interest rate becomes variable based on the three-month term SOFR Conventions plus 3.36%. Interest is due and payable quarterly beginning in May 2022.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Commitments to Extend Credit: In the ordinary course of business, the Company enters into financial commitments to meet the financing needs of its customers. These financial commitments include commitments to extend credit. Those instruments involve to varying degrees, elements of credit and interest rate risk not recognized in the Company's financial statements.

The Company's exposure to loan loss in the event of nonperformance on commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for loans reflected in the financial statements.

INFINITY BANCORP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

NOTE 7 – COMMITMENTS AND CONTINGENCIES (Continued)

The Company had the following approximate outstanding financial commitments whose contractual amounts represent credit risk:

	September 30,	December 31,
	2023	2022
Commitments to extend credit	$79,740,000	$62,381,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements. The Company evaluates each client's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company is based on management's credit evaluation of the customer. The majority of the Company's commitments to extend credit generally are secured by real estate or other commercial business assets.

Standby Letters of Credit/Bank Guarantees: Standby letters of credit and Bank Guarantees (collectively, “guarantees”) are conditional commitments issued by the Company to guarantee the performance of a client to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters is essentially the same as that involved in extending loan facilities to clients. Collateral held varies as specified above and is required in instances that the Company deems necessary. The Company had no financial standby letters of credit as of September 30, 2023 and December 31, 2022.

Data Processing Commitment: The Company processes its data and check items under a non-cancelable agreement expiring in January 2025. The monthly payment will increase as the Company’s volume of transactions increases. The agreement contains a termination clause whereby the Company would be liable to the service bureau for an immediate lump sum payment based on the average monthly billings over the number of months remaining on the contract unless certain contractual obligations are not met by the processor. In April 2022, the Company extended its agreement through January 2027.

NOTE 8 – FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

INFINITY BANCORP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

NOTE 8 – FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

The fair value hierarchy level and estimated fair value of significant financial instruments are summarized as follows:

		September 30, 2023		December 31, 2022
	Fair Value	Carrying	Fair	Carrying	Fair
	Hierarchy	Value	Value	Value	Value
Financial assets
Cash and cash equivalents	Level 1	$94,941,000	$94,941,000	$98,234,000	$98,234,000
Securities, available for sale	Level 2	43,336,000	43,336,000	51,979,000	51,979,000
Loans, net	Level 3	172,037,000	170,813,000	153,906,000	154,308,000

Financial liabilities
Total deposits	Level 1	$278,819,000	$278,819,000	$276,315,000	$276,315,000
Subordinated debt	Level 2	3,942,000	3,041,000	3,927,000	3,108,000

NOTE 9 – REGULATORY MATTERS

Banks and bank holding companies are subject to various regulatory capital requirements administered by the federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet minimum capital requirements can initiate regulatory action. The net unrealized loss on available for sale securities is not included in computing regulatory capital Management believes, as of September 30, 2023 and December 31 2022, the Company and Bank meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five Classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of September 30, 2023 and December 31, 2022, the most recent notification form the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Bank’s category). To be categorized as well capitalized, the Bank must maintain minimum ratios as set for the in the table below.

INFINITY BANCORP

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

For the nine months ended September 30, 2023 and 2022

(Unaudited)

NOTE 9 – REGULATORY MATTERS (continued)

The following table sets for actual and required capital amounts for the Company and Bank at September 30, 2023 and December 31, 2022 (dollar amounts in thousands):

			Amount of Capital Required
					To Be
					Well-Capitalized
			For Capital		Under Prompt
			Adequacy		Corrective
	Actual		Purposes		Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2022
Company:
Total capital (to risk-weighted assets)	$43,775	19.8%	$17,664	8.0%	NA	NA
Tier 1 capital (to risk-weighted assets)	37,140	16.8%	13,248	6.0%	NA	NA
CET1 capital (to risk-weighted assets)	37,140	16.8%	9,936	4.5%	NA	NA
Tier 1 capital (to average assets)	37,140	12.4%	11,961	4.0%	NA	NA

Bank:
Total capital (to risk-weighted assets)	$43,876	19.9%	$17,664	8.0%	$22,080	10.0%
Tier 1 capital (to risk-weighted assets)	37,241	16.9%	13,248	6.0%	17,664	8.0%
CET1 capital (to risk-weighted assets)	37,241	16.9%	9,936	4.5%	14,352	6.5%
Tier 1 capital (to average assets)	37,241	12.5%	11,961	4.0%	14,951	5.0%

December 31, 2022
Company:
Total capital (to risk-weighted assets)	$39,080	18.3%	$17,071	8.0%	NA	NA
Tier 1 capital (to risk-weighted assets)	32,482	15.2%	12,804	6.0%	NA	NA
CET1 capital (to risk-weighted assets)	32,482	15.2%	9,603	4.5%	NA	NA
Tier 1 capital (to average assets)	32,482	9.8%	13,259	4.0%	NA	NA

Bank:
Total capital (to risk-weighted assets)	$39,105	18.3%	$17,071	8.0%	$21,339	10.0%
Tier 1 capital (to risk-weighted assets)	32,517	15.2%	12,804	6.0%	17,071	8.0%
CET1 capital (to risk-weighted assets)	32,517	15.2%	9,603	4.5%	13,870	6.5%
Tier 1 capital (to average assets)	32,517	9.8%	13,259	4.0%	16,574	5.0%

The California Financial Code also provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the bank's undivided profits or the bank's net income for its last three fiscal years less the amount of any distribution made by the bank's shareholders during the same period without permission of from the Bank’s primary regulator. The Bank is required to pay dividends to the Bancorp in order to cover the costs of operations of the Bancorp. The Bank obtained approval from its primary regulator to pay dividends totaling $43,000 to the Bancorp in 2023. No dividends were declared or paid in 2022.

PART III - EXHIBITS

Exhibit Index:

2.	Articles and Bylaws*

4.	Subscription Agreement

6.	Material Contracts

6.1	Lease for Headquarters Office*

6.2	2018 Infinity Bank Stock Incentive Plan*

6.3	Updated Employment Agreement with Karkutla P. Balkrishna, dated August 1, 2023

6.4	Updated Employment Agreement with Victor E. Guerrero II, dated August 1, 2023

6.5	Tax Sharing Agreement between Infinity Bancorp and Infinity Bank*

6.6          Form of Subordinated Capital Notes signed by Infinity Bank for $4 million of 4.25% fixed to floating rate subordinated notes of the Bank, dated October 22, 2021 and due November 1, 2031, with interest payments due on May 1 and November 1 of each year, commencing May 1, 2022 and continuing through May 1, 2026 (names of lenders redacted*

6.7	Change of Control Severance Agreement with Elaine Crouch, dated August 1, 2023

6.8	Change of Control Severance Agreement with Allison Duncan, dated August 1, 2023

6.9	Change of Control Severance Agreement with Patricia K. Staples, dated August 1, 2023

7.	Plan of Reorganization and Merger Agreement dated July 6, 2022*

11.	Consents

11.1	Independent Auditor – Crowe LLP

11.2	Legal Counsel – Richard E. Knecht A Professional Corporation (included in Exhibit 12)

12.	Opinion re Legality of the Securities covered by the Offering

*Previously filed.

SIGNATURES

Pursuant to the requirements of Regulation A+, Infinity Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Ana, State of California, on December 6, 2023.

INFINITY BANCORP

By:	/s/ Victor E. Guerrero
Victor E. Guerrero II
President/Chief Operating Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Karkutla P. Balkrishna
Karkutla P. Balkrishna
Chairman/Chief Executive Officer
(Principal Executive Officer)
December 6, 2023

/s/ Elaine Crouch
Elaine Crouch
Executive Vice President/
Chief Administrative Officer/Corporate Secretary
December 6, 2023

/s/ Allison Duncan
Allison Duncan
Executive Vice President/Chief Financial Officer
(Principal Financial Officer)
December 6, 2023

/s/ Allison Duncan
Allison Duncan
Executive Vice President/Chief Financial Officer
(Principal Accounting Officer)
December 6, 2023

Majority of Directors:

/s/ Karkutla P. Balkrishna
Karkutla P. Balkrishna
Director
December 6, 2023

/s/ Cary D. Bren
Cary D. Bren
Director
December 6, 2023

/s/ Curtis E. Campbell
Curtis E. Campbell
Director
December 6, 2023

/s/ Raymond J. Gagnon
Raymond J. Gagnon
Director
December 6, 2023

/s/ Victor E. Guerrero II
Victor E. Guerrero II
Director
December 6, 2023

/s/ Katherine T. Lee
Katherine T. Le
Director
December 6, 2023

/s/ Richard H, Schlatter
Richard H. Schlatter
Director
December 6, 2023

/s/ Glenn B. Stearns
Glenn B. Stearns
Director
December 6, 2023

ACKNOWLEDGEMENT ADOPTING TYPES SIGNATURES

The undersigned hereby authenticate, acknowledge, and otherwise adopt the typed signatures above and as otherwise appear in this filing and Offering.

By:	/s/ Karkutla P. Balkrishna
Chairman/Chief Executive Officer and Director
December 6, 2023

By:	/s/ Victor E. Guerrero II
President/Chief Operating Officer and Director
December 6, 2023

By:	Elaine Crouch
Executive Vice President/
Chief Administrative Officer and Corporate Secretary
December 6, 2023